EXHIBIT 4.16

Dated 29 August 2003

ALSTOM HOLDINGS

ARRANGED BY:

BNP PARIBAS

CCF

CRÉDIT AGRICOLE INDOSUEZ

CRÉDIT INDUSTRIEL ET COMMERCIAL

CRÉDIT LYONNAIS

NATEXIS BANQUES POPULAIRES

SOCIÉTÉ GÉNÉRALE

HSBC BANK PLC

as the Facility Agent

BONDING GUARANTEE FACILITY

AGREEMENT

€3,500,000,000

I

31.	EVENTS OF DEFAULT	87

32.	ACCELERATION AND MANDATORY DISCHARGE	91

33.	THE FACILITY AGENT, THE MANDATED LEAD ARRANGERS AND ISSUING BANKS	92

34.	FEES	101

35.	EXPENSES	107

36.	STAMP DUTIES	108

37.	INDEMNITIES	108

38.	EVIDENCE AND CALCULATIONS	109

39.	AMENDMENTS AND WAIVERS	109

40.	CHANGES TO THE PARTIES	111

41.	CONFIDENTIALITY UNDERTAKING	116

42.	SET-OFF	118

43.	PRO RATA SHARING	118

44.	SEVERABILITY	120

45.	COUNTERPARTS	120

46.	COMMUNICATIONS	120

47.	GOVERNING LAW AND JURISDICTION	125

48.	FURTHER ASSURANCES	127

49.	EXISTING BONDING GUARANTEES	127

SCHEDULE 1		129

PART A TRANCHE A BANKS AND TRANCHE A COMMITMENTS		129

PART B TRANCHE B ISSUING BANKS AND TRANCHE B COMMITMENTS		130

PART C LIST OF COMPANY SUBSIDIARIES PROVISIONALLY EXPECTED TO BECOME GUARANTEED SUBSIDIARIES		131

SCHEDULE 2 FORM OF BONDING GUARANTEE REQUEST		133

SCHEDULE 3 CFDI NOTICE		140

SCHEDULE 4 ELIGIBILITY CRITERIA FOR BONDING GUARANTEES		159

PART A GENERAL ELIGIBILITY CRITERIA		159

PART B TRANCHE A ELIGIBILITY CRITERIA		161

PART C TRANCHE B ELIGIBILITY CRITERIA		162

SCHEDULE 5 GT24/26 TURBINES CONTRACTS GT24/GT26 FLEET COMMERCIAL STATUS		163

SCHEDULE 6		164

PART A FORM OF GUARANTEED SUBSIDIARY ACCESSION AGREEMENT		164

II

III

THIS AGREEMENT is dated 29 August 2003

BETWEEN:

(1)	ALSTOM HOLDINGS, a French société anonyme having its registered office at 25, avenue Kléber, 75116 Paris and registered with the Commercial and Companies Register of Paris under number 347 951 238 acting on its own account and as administrative agent for the Guaranteed Subsidiaries (the Company);

(2)	BNP PARIBAS, CCF, CREDIT AGRICOLE INDOSUEZ, CREDIT INDUSTRIEL ET COMMERCIAL, CREDIT LYONNAIS, NATEXIS BANQUES POPULAIRES and SOCIETE GENERALE as mandated lead arrangers (in this capacity, the Mandated Lead Arrangers);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 Part A as Tranche A Issuing Banks (in this capacity, the Initial Tranche A Issuing Banks);

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 Part A as Tranche A Participating Banks (in this capacity, the Initial Tranche A Participating Banks);

(5)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 Part B as the Tranche B Issuing Banks (in this capacity, the Initial Tranche B Issuing Banks); and

(6)	HSBC BANK PLC as facility agent (in this capacity, the Facility Agent).

WHEREAS

(A)	Caisse Française de Développement Industriel has agreed to counter guarantee up to 65 per. cent of a maximum aggregate amount of €3,500,000,000 of the bonding guarantees issued under programmes of the Company and its subsidiaries.

(B)	The Company has requested and the Banks have agreed (subject to the counter guarantee of Caisse Française de Développement Industriel mentioned above) to make available to the Company and the Guaranteed Subsidiaries a multi-currency (non revolving) dual tranche committed bonding guarantee facility in an initial maximum aggregate amount of €3,500,000,000.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions: In this Agreement, including the Recitals, except as otherwise defined or where the context otherwise requires, the following terms shall have the following meanings:

Administrative Fee has the meaning ascribed to it in Clause 34.6;

Affected Facilities Discharge Date means the earlier to occur of:

(a)	the date on which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by ALSTOM pursuant to the terms of the Affected Facility Agreements; and

(b)	3 August 2006;

Affected Facility Agreements means the €976,300,000 multicurrency revolving credit agreement dated 3 August 2001 between, inter alios, ALSTOM, BNP Paribas as agent and the banks named in that agreement, as amended by an amendment letter dated 28 March 2002 and as amended and restated by a second amendment agreement dated 8 April 2003; and the €1,250,000,000 multicurrency revolving credit agreement dated 19 April 1999 between, inter alios, ALSTOM, BNP Paribas as agent and the banks named in that agreement, as amended by an amendment letter dated 17 May 2000, by an amendment letter dated 28 March 2002 and as amended and restated by a third amendment agreement dated 8 April 2003;

Affiliate means, in relation to any person:

(a)	a Subsidiary or a Holding Company of that person; or

(b)	any other person that is also a Subsidiary of that person’s Holding Company;

Agency means in relation to a state, any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

Agency Fee Letter means the letter dated the date of this Agreement between the Facility Agent and the Company, setting out the amount of the Facility Agency Fee;

ALSTOM means ALSTOM, a French société anonyme having its registered office at 25, avenue Kléber, 75116 Paris, France and registered with the Commercial and Companies Register of Paris under number 389 058 447;

ALSTOM Group means at any particular time, the Company and the Company Subsidiaries;

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in France on which the preparation of the audited consolidated accounts of ALSTOM and the Consolidated Group as at 31 March 2003 and for the twelve month period ended on that date was based and those accounting policies which were used in the preparation of those accounts;

Applicable Exchange Rate means for the purposes of calculation of the Euro Amount of any Bonding Guarantee not denominated in Euros:

(a)	other than for the purposes of calculation of the Fees in respect of a Tranche B Guarantee, the spot rate of exchange at which the Facility Agent would have been prepared and able to purchase the relevant amount as at 11:00 a.m. London time on any relevant date specified in this Agreement; and

(b)	for the purposes of calculation of Fees in respect of a Tranche B Bonding Guarantee, the spot rate of exchange or the ECB exchange rate at which the relevant Tranche B Issuing Bank would have been prepared and able to purchase the relevant amount as at 11:00 a.m. Paris time on any relevant date specified in this Agreement;

Applicable Law means, in respect of any person, property, transaction, contract, agreement, undertaking or event, all present or future applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, guidelines, orders and policies of any governmental, inter-governmental or supranational body having authority over that person, and all applicable orders and decrees of courts and arbitrators;

Applicant means in respect of any Bonding Guarantee issued or requested to be issued under this Agreement, the Guaranteed Subsidiary in respect of whose obligations such Bonding Guarantee is, or is requested to be, issued and the Company (in its own name and in its capacity as agent for that Guaranteed Subsidiary);

Assets means, in relation to any person, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated;

Auditors means Barbier Frinaut et Associés and Deloitte & Touche or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Company, ALSTOM or a Company Subsidiary, as the case may be;

Available Commitment means, at any time prior to the Final Issue Date:

(a)	in relation to any Tranche A Bank, such Bank’s Tranche A Available Commitment;

(b)	in relation to any Tranche B Issuing Bank, such Bank’s Tranche B Available Commitment;

(c)	in relation to the Tranche A Facility, the Total Tranche A Available Commitments; and

(d)	in relation to the Tranche B Facility, the Total Tranche B Available Commitments;

Available Facility Amount means, at any time, the aggregate amount of the Total Tranche A Available Commitments and the Total Tranche B Available Commitments.

Banks means the Tranche A Participating Banks, the Tranche A Issuing Banks and the Tranche B Issuing Banks and Bank shall mean any one of them;

Basle Agreement means the agreement relating to international convergence of capital measurement and capital standards issued under the Basle Committee on Banking Supervision in July 1988;

Beneficiary means a beneficiary under a Bonding Guarantee;

Bonding Guarantee means any of the following financial instruments which have been issued in accordance with the terms of this Agreement: a standby letter of credit or a bond (including in either case a bid, advance payment, or retention payment or performance bond, or any performance related instrument as set out in the definition of “instrument” in paragraphs 1 and 2 of the Basle Agreement), a surety, a guarantee, a first demand guarantee (including, in respect of any of the foregoing, instructions to issue such instruments and counter-guarantees to a local issuing or correspondent bank);

Bonding Guarantee Amendment Request means a request made by the Company in its own name and for the account of a Guaranteed Subsidiary for an amendment of a Bonding Guarantee, substantially in the form as may be agreed by the Facility Agent, in the case of the Tranche A Facility, or relevant Tranche B Issuing Bank in the case of the Tranche B Facility, specifying as a minimum the information set out in Clause 8.2;

Bonding Guarantee Fee has the meaning given to it in Clause 34.2;

Bonding Guarantee Request means a request made by the Company in its own name and for the account of a Guaranteed Subsidiary for a Bonding Guarantee, substantially in the form set out in Schedule 2 (and which shall include a pro forma CFDI Notification substantially in the form of the attachment thereto, as may be updated from time to time), with such amendments to the form as may be agreed by the Facility Agent and the relevant Tranche A Issuing Bank, in the case of the Tranche A Facility, or relevant Tranche B Issuing Bank in the case of the Tranche B Facility (such agreement not to be unreasonably withheld or delayed), in accordance with the terms of this Agreement;

Borrowed Money includes any Indebtedness:

(a)	for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances, deposits, discounting, factoring, finance leases, hire purchase, sale-and-lease back, sale-and-repurchase and any form of off-balance sheet financing);

(b)	for the deferred purchase price of Assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading); or

(c)	relating to any Guarantee in respect of any Indebtedness falling within (a) or (b) above, except that, for purposes of Clause 31.1(d) only, Borrowed Money shall not include bonding guarantees and similar guarantees or credits issued other than under this Agreement;

Bridge Facility Agreement means the €600,000,000 revolving credit facility agreement dated 25 March 2003 and between ALSTOM and each of Bayerische Landesbank, Paris Branch, BNP Paribas, CCF, CDC Finance - CDC IXIS, Commerzbank Aktiengesellschaft, Paris Branch, Crédit Agricole Indosuez, Crédit Industriel et Commercial, Crédit Lyonnais, JPMorgan Chase Bank, Paris Branch, Natexis Banques Populaires, Société Générale, the banks named in that agreement and BNP Paribas as agent, as amended by a first amendment agreement dated 16 June 2003;

Bridge Facility Discharge Date means the earlier to occur of:

(a)	the date upon which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by ALSTOM pursuant to the terms of the Bridge Facility Agreement; and

(b)	15 December 2003;

Business Day means a day (other than Saturday or Sunday):

(a)	on which banks are open for business generally in Paris and London;

(b)	in relation to any payment:

(i)	in Euro to be made on that day, is also a TARGET Day; or

(ii)	in an Optional Currency to be made on that day, is also a day on which banks are open for business in the principal financial centre of the country of that currency; and

(c)	in relation to an Issue Date or the date for effecting an amendment to a Bonding Guarantee, on which the Facility Office for the time being of the relevant Issuing Bank is open for business and on which banks are open for business generally in the jurisdiction in which the Beneficiary has its place of business in relation to the contract relating to such Bonding Guarantee;

Capital Increase means the EUR 300,000,000 augmentation de capital réservée of ALSTOM as contemplated by article 2.1 of the Protocol;

CFDI means Caisse Française de Développement Industriel;

CFDI Guarantee means the guarantee granted by CFDI in favour of banks in connection with the bonding guarantee programmes of the Company and its subsidiaries pursuant to the CFDI Notice;

CFDI Notice means the notice relative à la procédure de contre-garantie des engagements d’ALSTOM au titre des garanties et cautions bancaires émises pour son compte, setting out the requirements for banks participating in the bonding guarantees subject of the CFDI Guarantee, substantially in the form set out in Schedule 3 and as updated from time to time;

CFDI Notification means the notification to CFDI by an Issuing Bank in respect of the issue by it of a Bonding Guarantee in such form attached as Annexe 2 to the CFDI Notice;

Commitment means, in relation to a Bank, its Tranche A Commitment or its Tranche B Commitment, as applicable;

Commitment Period means the period from (and including) the date of this Agreement up to (and including) the Final Issue Date;

Company means ALSTOM Holdings;

Company Subsidiary means any entity of which the Company has from time to time direct or indirect control (as defined in article L. 233-3 of the French Commercial Code);

Compliance Certificate means a certificate to be delivered by the Company pursuant to Clause 26.8(b);

Consent includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly);

Consolidated Group means, at any particular time, ALSTOM and its consolidated Subsidiaries, including the Company (and member of the Consolidated Group shall be construed accordingly);

Default Interest means interest payable in respect of any Unpaid Sum or Unpaid Judgment pursuant to Clause 18.1;

Demand Amount means:

(a)	all and any amounts that the Issuing Bank may be required to pay in principal, interest, damages, indemnities, penalties, reasonable costs and expenses (including all and any legal expenses), to the Beneficiary or any other individual and/or entity under a Bonding Guarantee issued in accordance with this Agreement or any dispute relating to any such Bonding Guarantee; and

(b)	all and any reasonable costs and expenses (including all and any legal expenses) or costs that the Issuing Bank might be required, as the case may be to pay out in addition for the purpose of recovering the amounts referred to in paragraph (a) above;

Directive includes any present or future directive, regulation, request, requirement, rule or credit restraint programme of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of persons to whom the Directive is intended to apply);

Disposal means a sale, granting of a lease or making of an assignment, conveyance, transfer or gift or the disposal of any form of ownership, title, estate or interest (including, without limitation, by way of securitisation, sale and leaseback and/or sub-participation) and Dispose has the corresponding meaning;

Drawstop Event means an event specified as such in Clause 30 irrespective of whether or not such event occurs before or after the Final Issue Date;

Eligibility Criteria means the minimum eligibility criteria to be satisfied in order for a Bonding Guarantee to be issued pursuant to this Agreement, as set out in Schedule 4,

including the Tranche A Eligibility Criteria (in the case of a Tranche A Bonding Guarantee) and the Tranche B Eligibility Criteria (in the case of a Tranche B Bonding Guarantee);

Environmental Authorisations means all Consents necessary under Environmental Law for the carrying out of the business of the ALSTOM Group and the operation and maintenance of the Assets of the ALSTOM Group;

Environmental Law means any law, Directive or any Consent in force from time to time relating to:

(a)	the carrying out of any activity, the existence of any condition or other phenomenon or the occurrence of any event which has or could have a detrimental impact on the environment or could harm any physical entity whether living or not or impair the well-being or normal functioning of any physical entity which could reasonably be expected to be affected and which in any such case has as a purpose or effect the protection or enhancement of the environment generally or in a particular locality;

(b)	the control of waste;

(c)	contaminated land or water; or

(d)	air emissions;

EONIA means, in respect of any Unpaid Sum denominated in Euros:

(a)	the rate per annum which appears on page 247 (or any replacement for that page) of the Telerate screen (or such other service as may replace it for the purposes of displaying overnight rates calculated by the European Central Bank); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11.00 a.m. Paris time on the relevant day for the offering of overnight deposits in Euros;

EUR, Euros or € means the single currency of the Participating Member States;

Euro Amount means:

(a)	for purposes of calculating Available Commitments, Available Facility Amount, Outstandings and Fees (other than in relation to the Tranche B Facility) and determining the Majority Banks and the Tranche A Majority Banks, as at any date:

(i)	in respect of each Bonding Guarantee or Proposed Bonding Guarantee which is denominated in Euros, the principal amount of that Bonding Guarantee; and

(ii)	in respect of each Bonding Guarantee or Proposed Bonding Guarantee denominated in a currency other than Euros:

(A)	in the case of a Proposed Bonding Guarantee, the principal amount of that Proposed Bonding Guarantee converted into Euros at the Applicable Exchange Rate on the date on which the Facility Agent makes its determination under Clauses 5.4(a) and 5.4(b) that a Proposed Bonding Guarantee may be issued, and thereafter on any subsequent Reset Date occurring prior to its Issue Date;

(B)	in the case of any outstanding Bonding Guarantee, the principal amount of that Bonding Guarantee converted into Euros at the Applicable Exchange Rate as described in (A) above, until the first Reset Date occurring after the Issue Date of that Bonding Guarantee, following which date the Euro Amount of that Bonding Guarantee shall be its principal amount converted into Euros at the Applicable Exchange Rate on the most recent Reset Date;

(C)	in the case of an amendment of a Bonding Guarantee, the principal amount of that Bonding Guarantee as amended, converted into Euros at the Applicable Exchange Rate on the date the Facility Agent makes its determination under Clause 8.5(b)(i), until the first Reset Date occurring thereafter, whereupon the Euro Amount shall be the principal amount of that Bonding Guarantee as amended, converted into Euros at the Applicable Exchange Rate on the most recent Reset Date; and

(D)	in the case of a Bonding Guarantee that is released or discharged, the Euro Amount shall be the amount in Euro most recently determined in respect of that Bonding Guarantee pursuant to (B) (or as applicable (C) above);

(b)	for the purposes of calculation of any Fees payable on the Tranche B Facility:

(i)	in respect of each Bonding Guarantee which is denominated in Euros, the principal amount of that Bonding Guarantee;

(ii)	in respect of each Bonding Guarantee which is denominated in a currency other than Euros, the principal amount of that Bonding Guarantee converted into Euros at the Applicable Exchange Rate referred to in paragraph (b) of that definition, and subject in each case to further adjustment to reflect any increase, reduction, discharge or cancellation of any of the principal amount of the Bonding Guarantee in accordance with the terms of this Agreement;

Event of Default means an event specified as such in Clause 31;

Excluded Default means an Event of Default arising solely under Clause 31.1(d) (a) by reason of any action undertaken pursuant to and in compliance with the Protocol by any party thereto; (b) by reason of a material adverse change, a breach of a financial ratio or any litigation resulting in a material adverse change or similar provisions contained in any other agreement in respect of Borrowed Money of ALSTOM or any member of the ALSTOM Group; (c) by reason of the occurrence of a breach of financial covenants under the Deed of Guarantee dated 7 April 1995 as replaced on 18 December 2002 granted by the Company in favour of Royal Bank of Scotland (Industrial Leasing) Limited and Asset Finance March (A) Limited in connection with the project known as the “Northern Line” which event has been waived temporarily by Royal Bank of Scotland (Industrial Leasing) Limited and Asset Finance March (A) Limited for so long as that waiver is in full force and effect or (d) by reason of any event of default or potential event of default under the Affected Facility Agreements, the Bridge Facility Agreement or the Extended Facility Agreements, provided in each case that such Event of Default shall cease to be an Excluded Default if any or all of the Indebtedness under the relevant agreement is accelerated or put on demand, if any commitment arising thereunder is cancelled or suspended or if the relevant financier otherwise invokes or, in respect of an event of default thereunder, expressly alleges that an event of default is subsisting and reserves its rights to invoke any such default, and provided further that, on the date falling 60 days after the Signing Date, there shall no longer be any Excluded Default under this Agreement;

Expiry Date means, in relation to a Bonding Guarantee, the date on which the maximum aggregate contingent liability of the relevant Issuing Bank is to be, or has been, reduced to zero;

Extended Facility Agreements means the €400,000,000 revolving credit agreement dated 28 March 2002 between, inter alios, ALSTOM, BNP Paribas as agent and the banks named in that agreement, the €50,000,000 bilateral credit agreement dated 30 April 2002 between ALSTOM and BNP Paribas and the €25,000,000 credit agreement dated 23 April 2002 between ALSTOM and JPMorgan Chase Bank, Paris Branch, in each case as amended by a first amendment agreement dated 25 March 2003 and by a second amendment agreement dated 3 July 2003;

Extended Facilities Discharge Date means the earlier to occur of:

(a)	the date on which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by ALSTOM pursuant to the terms of the Extended Facility Agreements; and

(b)	21 January 2004;

External Guarantee means a standby letter of credit or a bond (including in either case a bid, advance payment, or retention payment or performance bond, or any performance related instrument as set out in the definition of “instrument” in paragraphs 1 and 2 of the Basle Agreement), a surety, a guarantee, a first demand guarantee (including, in respect of any of the foregoing, instructions to issue such instruments and counter-guarantees to a local issuing or correspondent bank), issued or which a bank or financial institution has agreed to issue for the account of the

Company and/or any of its subsidiaries, which is guaranteed by CFDI pursuant to the CFDI Notice, but is not issued pursuant to this Agreement;

Facility means the multi-currency dual tranche committed Bonding Guarantee facility in an initial amount of €3,500,000,000, consisting of two tranches (Tranche A Facility and Tranche B Facility), made available in connection with the CFDI Guarantee to the Company and the Guaranteed Subsidiaries by the Banks pursuant to this Agreement;

Facility Agency Fee has the meaning given to it in Clause 34.1;

Facility Limits means those limitations and restrictions in respect of the utilisation of the Facility set out in Clause 2.2;

Facility Office means, in respect of a Bank, the office(s) notified by that Bank to the Facility Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement, any relevant Bonding Guarantee and any other Finance Documents to which it is a party;

Fees means the fees payable by the Company for itself and the Guaranteed Subsidiaries to the Finance Parties (and, as the case may be, for the account of CFDI) under this Agreement, including the Bonding Guarantee Fee, the Tranche A Non-Utilisation Fee, the Tranche B Facility Fee, the Tranche A Issuing Bank Fee, the Administrative Fee, and the Facility Agency Fee;

Final Issue Date means 28 February 2005;

Final Maturity Date means 28 February 2012;

Finance Documents means this Agreement, the Agency Fee Letter, each Transfer Certificate, each Guaranteed Subsidiary Accession Agreement, each Request and any other document designated as a Finance Document by the Facility Agent and the Company;

Finance Parties means the Mandated Lead Arrangers, the Banks and the Facility Agent and Finance Party shall mean any one of them;

GT24/26 turbines means the gas turbines which are the subject of the contracts listed in Schedule 5 and any other gas turbines which may become the subject of a contract at a later date in respect of which the Company informs the Facility Agent pursuant to the obligation to update that information pursuant to Clause 26.4(b);

Group Guarantee means a Guarantee granted by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than an SPP described in paragraph (i) of the definition of Project Finance Indebtedness);

Guarantee means, without duplication, an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other person (and Guarantor shall be construed accordingly);

Guaranteed Subsidiary means each Company Subsidiary that accedes to this Agreement pursuant to Clause 40.15 and thereafter in respect of whose obligations a Bonding Guarantee may be issued under this Agreement, including, without limitation, each Company Subsidiary listed in Schedule 1 Part C as a Company Subsidiary provisionally expected to become a Guaranteed Subsidiary;

Guaranteed Subsidiary Accession Agreement means a duly completed agreement entered into between a Company Subsidiary, the Company and the Facility Agent, pursuant to which, inter alia, the Company Subsidiary agrees to become a party to and be bound by the provisions of this Agreement, in the form of Schedule 6 Part A with such amendments as the Facility Agent may approve or reasonably require;

Holding Company means, in relation to a person, an entity of which that person is a Subsidiary;

Implementation Date means the earlier of (i) 8 September 2003 and (ii) the date on which the Finance Parties (other than the Facility Agent) receive notice in writing from the Facility Agent that it has completed the implementation of its internal operational information technology systems and as a consequence of such implementation is able from that time on to perform all of its duties in accordance with the terms of this Agreement;

Indebtedness includes, with respect to any person (the Relevant Person), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise):

(a)	of the Relevant Person for the payment or repayment of money; or

(b)	of any other person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is liable in respect of any obligation so secured;

Information Package means

(a)	the Company’s annual report and financial statements in respect of the financial year ended on 31 March 2003 as approved by a shareholders’ meeting held on 2 July 2003;

(b)	the minutes relating to a shareholders’ meeting held on 2 July 2003 together with all documents supplied to the shareholders at, or in connection with, that meeting;

(c)	the ALSTOM announcement of 6 August 2003 concerning its financial restructuring;

(d)	the Protocol;

(e)	the slide presentation made by ALSTOM Holdings to the Banks on 2 August 2003 which included a provisional business plan;

(f)	the Initial Liquidity Plan; and

(g)	the Litigation Report;

Initial Euro Amount means: (a) in respect of a Bonding Guarantee denominated in an Optional Currency (i) the principal amount of that Bonding Guarantee converted into Euros at the Applicable Exchange Rate on the date on which the Facility Agent first made its determination under Clauses 5.4(a) and 5.4(b) that such Bonding Guarantee could be issued (except that if a Reset Date occurs following such determination but prior to the Issue Date of that Bonding Guarantee, the Applicable Exchange Rate on that Reset Date shall apply), and (ii) in the case of an amendment increasing the principal amount of a Bonding Guarantee, the principal amount of that Bonding Guarantee as amended, converted into Euros at the Applicable Exchange Rate on the date the Facility Agent made its determination under Clause 8.5(b)(i) and (b) in the case of Bonding Guarantees denominated in Euros, its Euro Amount;

Initial Liquidity Plan means the three year liquidity plan referred to as W8 Plan de Trésorerie of 4 August 2003, a copy of which is initialled by the Company for identification purposes on the Signing Date, as updated in accordance with the PWC Report;

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of such rights;

Inter-bank Market means:

(a)	in the case of Euros, the European inter-bank market, and

(b)	in any other case, the London inter-bank market or such other inter-bank market as the Facility Agent shall consider relevant in connection with a Tranche A Bonding Guarantee, or a Tranche B Issuing Bank or the Facility Agent (if requested) shall consider relevant in connection with a Tranche B Bonding Guarantee;

Investments means (a) any debt securities issued by the governments of any member state of the European Union, Switzerland or the United States, (b) any debt securities maturing not more than 1 year after the date of acquisition, issued by any commercial banking institution or any company (other than a Company Subsidiary) organised under the laws of any of the countries referred to above and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s or Standard & Poor’s, respectively, or any successor of such rating agencies;

Issue Date means the date of the issue of any Bonding Guarantee (or in this connection, where applicable, the date of the SWIFT instruction to the correspondent bank);

Issuing Bank means a Tranche A Issuing Bank or a Tranche B Issuing Bank, as the context shall require;

Latest Financial Statements means, the financial statements and accounts most recently delivered to the Facility Agent pursuant to Clauses 26.2 and 26.3 and Latest Financial Statements of ALSTOM shall be construed accordingly;

LIBOR means in respect of any Unpaid Sum denominated in an Optional Currency, the rate which is quoted for the period designated by the Company (being the relevant period) on the relevant page on the Telerate screen (or such other service as may replace it for the purpose of displaying London inter-bank offered rates of leading reference banks for deposits in the relevant currency) as of 11.00 a.m. (London time) on the relevant day as being the interest rate offered in the London inter-bank market for deposits in the relevant currency for the relevant period but:

(a)	if the offered rate so appearing is replaced by the corresponding rates of more than one bank, the rate shall be the arithmetic mean (rounded up, if necessary, to 4 decimal places) of the respective rates so appearing; and

(b)	if for any other reason such offered rate does not so appear, or if the relevant page is unavailable, the rate shall be the arithmetic mean (rounded as mentioned above) of the respective rates (as quoted to the Facility Agent at its request) at which each Reference Bank is offering for deposits for the relevant period in the relevant currency to leading banks in the London inter-bank market at or about 11.00 a.m. (London time) on the relevant day.

Until replaced, the relevant Telerate screen pages are “3750” or “3740” as appropriate, depending on the particular currency, or, in the case of a currency the rate for which is not shown on pages 3750 or 3740, such other page as is notified by the Facility Agent to the Company before any Bonding Guarantee is issued in that particular currency;

Liquidity Plan means any liquidity plan certified by the chief financial officer of ALSTOM updating the Initial Liquidity Plan;

Litigation Report means the internal annual litigation report of ALSTOM prepared in the context of the disclosures made in ALSTOM’s annual accounts;

Majority Banks means, at any time, Banks:

(a)	the Euro Amounts of whose participations in the Bonding Guarantees then outstanding aggregate 66 2/3 per cent. or more of the aggregate Euro Amount of all the Bonding Guarantees then outstanding; or

(b)	if there are no Bonding Guarantees then outstanding, the aggregate of whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there are no Bonding Guarantees then outstanding and the Total Commitments have been reduced to nil, the aggregate of whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction;

Mandatory Cost means, in relation to any Bank’s share of an Unpaid Sum, the percentage rate per annum determined by that Bank in accordance with Schedule 7;

Material Adverse Effect means any event having a material adverse effect:

(a)	on the financial condition or business of the Company, ALSTOM, or the ALSTOM Group taken as a whole; or

(b)	on the ability of the Company to perform and comply with its obligations under this Agreement or any other Finance Document;

Material Subsidiary means at any time, any Company Subsidiary which is named in the list of subsidiaries set out in Schedule 8 or in such revised list as shall be provided by the Company to the Facility Agent together with the Latest Financial Statements in accordance with Clause 26.9, provided that a Subsidiary shall be a Material Subsidiary irrespective of whether it appears in any such list (a) if it represents 5 per cent. or more of the consolidated revenues of the ALSTOM Group and Material Subsidiaries shall represent in aggregate no less than 70 per cent of consolidated revenues of the ALSTOM Group for the financial year in respect of which such accounts were prepared, or (b) if it controls directly or indirectly, alone or with other members of the ALSTOM Group, a Material Subsidiary, calculated by reference to the most recent audited, consolidated financial statements of ALSTOM and the accounts of each Company Subsidiary for the period covered by such statements;

Moody’s means Moody’s Investors’ Service (or the same credit rating agency under any other name), or such other entity to which it may transfer the whole of its credit rating business or with which it may consolidate, amalgamate or merge;

Net Cash Proceeds means the cash proceeds from the disposal of Assets, having deducted:

(a)	the tax liability arising from such disposal;

(b)	reasonable costs, commissions and expenses incurred in relation to such disposal; and

(c)	any Indebtedness of a Company Subsidiary under any Borrowed Money which is either transferred or required to be repaid in order to effect such disposal;

Obligors means the Company and each of the Guaranteed Subsidiaries (acting severally (but not jointly and not jointly and severally));

Optional Currency means, in relation to a Bonding Guarantee, a currency other than Euro:

(a)	which is for the time being freely transferable and convertible into Euros and deposits of which are readily available in the relevant inter-bank market; or

(b)	(i) deposits of which are readily available in the relevant inter-bank market on the date of the Request;

(ii)	available to the relevant Issuing Bank through an Affiliate or a branch; or

(iii)	that the relevant Issuing Bank agrees, acting reasonably, constitutes an Optional Currency.

ORA means the issue of obligations remboursables en actions referred to in the Protocol;

Outstandings means, in relation to a Bank at any particular time, the aggregate of the actual and contingent liabilities of that Bank in respect of all Bonding Guarantees which have been issued, plus (without duplication) the aggregate of any unpaid Demand Amounts owed to that Bank (and for the avoidance of doubt without reduction for any cash cover which may be provided in connection therewith);

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union relating to Economic and Monetary Union;

Party means a party to this Agreement;

Potential Event of Default means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Banks would become an Event of Default pursuant to Clause 31.1;

Project Finance Indebtedness means any Indebtedness to finance the ownership, acquisition, development, operation or maintenance of an asset or business (a Project):

(a)	(i) which is incurred by a single purpose person (SPP) (whether or not any such SPP is a member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) and:

(A)	whose principal Assets and business are constituted by the ownership, acquisition, development, operation or maintenance of the Project, either directly or indirectly through one or more other SPPs incorporated solely for the purposes of, and whose assets and business are constituted by, the ownership, acquisition, development, operation or maintenance of the Project (each, together with the relevant borrower, a Project Entity); and

(B)	whose liabilities in respect of the Indebtedness concerned are not directly or indirectly the subject of a Group Guarantee (other than as provided in (ii) below); and

(ii)	in respect of which the person(s) making or making available such Indebtedness (the Lender) has no recourse to any member of the

Consolidated Group or a Subsidiary or an Affiliate of such a member (other than the SPP described in paragraph (i) above) for the repayment or payment of any sum relating to such Indebtedness other than recourse:

(A)	in respect of contributions to the equity (or equivalent) of a Project Entity; and/or

(B)	to a Project Entity in respect of such sum being limited to the aggregate cash flow (other than historic cash flow) from the Project; and/or

(C)	to a Project Entity for the sole purpose of enabling amounts to be claimed in respect of that Indebtedness on an enforcement of any Security given to the Lender over the Assets constituting the Project or the income, cash flow or other proceeds deriving therefrom (or rights given by any shareholder or equivalent in a Project Entity over its shares or equity equivalent in the Project Entity) to secure that Indebtedness, provided that: (x) the extent of such recourse to a Project Entity is limited solely to the amount of any recoveries made on any such enforcement, and (y) the Lender is not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding-up or dissolution of a Project Entity or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of a Project Entity or any of its Assets (save for the Assets which are the subject of such encumbrance); and/or

(D)	to a Project Entity or a member of the Consolidated Group or a Subsidiary or Affiliate of such member, which recourse is limited to a claim for damages (other than liquidated damages) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom recourse is available; and/or

(E)

to any collateral or covenant to pay provided by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member in exchange for the transfer to it of Assets in the form of cash (excluding, for the avoidance of doubt, the distribution of dividends to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) of a Project Entity provided that such collateral or covenant which is provided in exchange for such Assets does not have a value greater than the market value of such Assets at the time of transfer and provided further that if such collateral or such covenant to pay has or is capable of having a value exceeding

€ 15 million, the Company shall notify the Facility Agent promptly of the same and of the relevant Assets; and/or

(b)	which the Majority Banks shall have agreed in writing to treat as Project Finance Indebtedness;

Proposed Bonding Guarantee means an instrument of the type specified in the definition of Bonding Guarantee the subject of a Bonding Guarantee Request which has not yet been issued and Proposed Tranche A Bonding Guarantee and Proposed Tranche B Bonding Guarantee shall be construed accordingly;

Protocol means the protocol relating to the ALSTOM financial restructuring dated 2 August 2003 initially entered into by ALSTOM, the French State, BNP Paribas, Groupe Crédit Agricole and Société Générale;

PWC Report means the report to be provided on or about 23 September 2003 by PricewaterhouseCoopers as contemplated under the Protocol;

Qualifying Lender means a person which is entitled to any participation in a Bonding Guarantee and any Fees to be paid to it on that participation in that Bonding Guarantee and which fulfils the conditions (other than the completion and filing of forms by such person) imposed by French laws, taking into account, as the case may be, any applicable international treaty, in order for any sum payable by the Company or the Facility Agent for the account of the Company not to be subject to any withholding or deduction for any taxes;

Quarter means a calendar quarter, that is each period of three months ending on 31 March, 30 June, 30 September and 31 December in each calendar year. Notwithstanding the foregoing, the first Quarter shall be deemed to commence on the date of this Agreement and the final Quarter shall be deemed to end on the earlier of (a) the date on which all outstanding Bonding Guarantees shall have been released or discharged pursuant to Clause 14 or (b) the date on which the Total Commitments are reduced to zero in accordance with Clause 32;

Rating Agencies means Moody’s and Standard & Poor’s;

Reference Banks means, subject to Clause 40.16, in relation to LIBOR and Mandatory Cost, the principal London offices of HSBC Bank plc, BNP Paribas and Société Générale and, in relation to EONIA the principal office in Paris of CCF, Crédit Agricole Indosuez and Crédit Industriel et Commercial;

Release Date means, in relation to a Bonding Guarantee, the day of receipt by the Facility Agent of a notice in respect of that Bonding Guarantee from the relevant Issuing Bank under Clause 9;

Request means a Bonding Guarantee Request or a Bonding Guarantee Amendment Request as the context shall require;

Requisite Credit Rating means, in relation to any person, a credit rating in respect of its long term unsecured, unsubordinated debt obligations (or if not rated, those of its Parent) of at least A by Standard & Poor’s and/or A2 by Moody’s;

Reservations means generally applicable legal principles affecting creditors’ rights generally under the laws of England or France;

Reset Date means the last Business Day in any calendar month;

Security includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including any “flawed asset” arrangement) (and secured shall be construed accordingly);

Signing Date means 29 August 2003;

Short-term Investments means any short term debt securities issued by the government of any member state of the European Union, Switzerland or the United States or any commercial banking institution or any company (other than a Company Subsidiary) organised under the laws of any of the OECD countries and whose short term debt, as at the time of any investment, is rated at least P-1 or A-1 by Moody’s or Standard & Poor’s respectively;

Standard & Poor’s means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or the same credit rating agency under any other name), or such other entity to which it may transfer the whole of its credit rating business or with which it may consolidate, amalgamate or merge;

Stepped Bonding Guarantee means a Bonding Guarantee, the terms of which provide for an increase in the initial principal amount at certain times or under certain circumstances;

Strategic Plan means the plan approved by the board of directors of ALSTOM approving ALSTOM’s asset disposal programme (the particulars of which appear in a press release of 14 March 2003) and restructuring, as may be amended as provided in the Protocol;

Subordinated Debt Facility means the subordinated debt facility to be granted by a syndicate of banks and financial institutions to ALSTOM on or about 15 September 2003, as a component of the refinancing contemplated by article 3.4 of the Protocol;

Subsidiary means in relation to any person at any particular time, any other person which is then directly or indirectly Controlled, or more than 50 per cent. of whose share capital (or the like) is then beneficially owned, directly or indirectly, by that person;

T&D refers to the transmission and distribution business of the ALSTOM Group;

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open;

Tax(es) includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wheresoever imposed, levied, collected, withheld or assessed;

Tax on Overall Net Income of a person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that person by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Facility Office) is located by reference to (a) the net income, profits or gains of that person world-wide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

Total Commitments means at any time, the aggregate of the Total Tranche A Commitments and the Total Tranche B Commitments, being €3,500,000,000 as at the date of this Agreement;

Total Tranche A Available Commitments means, at any time, the aggregate of the Tranche A Available Commitments;

Total Tranche A Commitments means, at any time, the aggregate of the Tranche A Commitments, being €3,045,000,000 at the date of this Agreement;

Total Tranche B Available Commitments means the aggregate for the time being of the Tranche B Available Commitments;

Total Tranche B Commitments means the aggregate for the time being of the Tranche B Commitments, being €455,000,000 at the date of this Agreement;

Tranche A Available Commitment means, in relation to a Tranche A Bank on any date, its Tranche A Commitment less the aggregate of (i) the Euro Amount of its participation (if any) in all of the Tranche A Bonding Guarantees, taking into account in each case any proposed amendment thereof pursuant to a Request received by the Facility Agent on or prior to that date; and (ii) the Euro Amount of its participation in any Proposed Bonding Guarantee to be issued as a Tranche A Bonding Guarantee in respect of which the Facility Agent has received notice under Clause 5.3(a) on or prior to that date, as may be further adjusted to reflect any reduction in the Facility and such Tranche A Commitment in accordance with the terms of this Agreement;

Tranche A Bank means, a Tranche A Issuing Bank and/or a Tranche A Participating Bank;

Tranche A Bonding Guarantee means a Bonding Guarantee issued as a Tranche A Bonding Guarantee by a Tranche A Issuing Bank to a Beneficiary under this Agreement in accordance with the Tranche A Eligibility Criteria;

Tranche A Bonding Guarantee Proportion means, in relation to a Tranche A Participating Bank (including for the avoidance of doubt a Tranche A Issuing Bank which is participating in that Bonding Guarantee) in respect of any Bonding Guarantee, the proportion (expressed as a percentage) borne by that Bank’s Tranche A Commitment to the Total Tranche A Commitments as adjusted to reflect any assignment or transfer under this Agreement to or by that Bank as at the relevant date or, if the Total Tranche A Commitments have been cancelled or reduced to nil, that proportion immediately before such cancellation or reduction;

Tranche A Commitment means, save as otherwise provided in this Agreement:

(a)	in relation to a Tranche A Bank listed in Schedule 1 Part A, the amount in Euros set opposite its name therein plus the amount of any other Tranche A Commitment transferred to it under Clause 40; and

(b)	in relation to any other Tranche A Bank, the Euro Amount of any Tranche A Commitment transferred to it or the Euro Amount of any additional Commitment to which the relevant Tranche A Bank becomes committed in accordance with Clause 40;

as increased, cancelled, reduced or transferred under this Agreement;

Tranche A Eligibility Criteria means the minimum eligibility criteria that, in addition to the Eligibility Criteria, must be satisfied in order for a Proposed Bonding Guarantee to be issued as a Tranche A Bonding Guarantee, as set out in Schedule 4 Part B;

Tranche A Facility means the syndicated multi-currency committed Bonding Guarantee facility in an initial amount equal to €3,045,000,000 referred to in Clause 2.1(a);

Tranche A Issuing Banks means the Initial Tranche A Issuing Banks and any bank or financial institution which becomes a Tranche A Issuing Bank in accordance with Clause 40 and Tranche A Issuing Bank shall mean any one of them;

Tranche A Issuing Bank Fee has the meaning ascribed to it in Clause 34.3(a);

Tranche A Majority Banks means, at any time, Tranche A Participating Banks:

(a)	the Euro Amounts of whose participations in the Tranche A Bonding Guarantees then outstanding aggregate 66 2/3 per cent. or more of the aggregate Euro Amount of all the Tranche A Bonding Guarantees then outstanding; or

(b)	if there are no Tranche A Bonding Guarantees then outstanding, the aggregate of whose Tranche A Commitments then aggregate 66 2/3 per cent. or more of the Total Tranche A Commitments; or

(c)	if there are no Tranche A Bonding Guarantees then outstanding and the Total Tranche A Commitments have been reduced to nil, the aggregate of whose Tranche A Commitments aggregated 66 2/3 per cent. or more of the Total Tranche A Commitments immediately before the reduction;

Tranche A Non-Utilisation Fee has the meaning ascribed to it in Clause 34.5;

Tranche A Participating Banks means the Initial Tranche A Participating Banks and any bank or financial institution which becomes a Tranche A Participating Bank in accordance with Clause 40 and Tranche A Participating Bank shall mean any one of them;

Tranche A Transferee Bank shall bear the meaning given to it in Clause 40.3;

Tranche A Transferor Bank shall bear the meaning given to it in Clause 40.3;

Tranche B Available Commitment means, in relation to a Tranche B Issuing Bank on any date, its Tranche B Commitment less the aggregate of (i) the Euro Amount of all of the Tranche B Bonding Guarantees issued by it, taking into account in each case any proposed amendment thereof pursuant to a Request, a copy of which is received by the Facility Agent on or prior to that date); and (ii) the Euro Amount of any Proposed Bonding Guarantee to be issued by that Tranche B Issuing Bank as a Tranche B Bonding Guarantee in respect of which the Facility Agent has received notice under Clause 5.3(a) on or prior to that date, as may be further adjusted to take into account any reduction in the Facility and such Tranche B Commitment in accordance with the terms of this Agreement;

Tranche B Bonding Guarantee means a Bonding Guarantee issued by a Tranche B Issuing Bank to a Beneficiary pursuant to this Agreement, in accordance with the Tranche B Eligibility Criteria;

Tranche B Commitment means:

(a)	in relation to an Initial Tranche B Issuing Bank, the amount in Euros set out in the second column of Schedule 1 Part B plus the amount of any Tranche B Commitment transferred to it under Clause 40; and

(b)	in relation to any other Tranche B Issuing Bank, the amount of any Tranche B Commitment transferred to it or the amount of any additional Commitment to which that Tranche B Issuing Bank becomes committed in accordance with Clause 40, in each case as may be increased by each Tranche B Issuing Bank (in respect of its own Commitment only) upon notice to the Facility Agent, the other Issuing Banks and the Company and as otherwise increased, cancelled, reduced or transferred under this Agreement;

Tranche B Eligibility Criteria means the minimum eligibility criteria that, in addition to the Eligibility Criteria must be satisfied in order for a Proposed Bonding Guarantee to be issued as a Tranche B Bonding Guarantee, as set out in Schedule 4 Part C;

Tranche B Facility means the non-syndicated multi-currency committed Bonding Guarantee facility in an initial amount equal to €455,000,000 referred to in Clause 2.1(b);

Tranche B Facility Fee has the meaning ascribed to it in Clause 34.4;

Tranche B Issuing Banks means the Initial Tranche B Issuing Banks and any bank or financial institution which becomes a Tranche B Issuing Bank in accordance with Clause 40 and Tranche B Issuing Bank shall mean any one of them;

Tranche B Transferee Bank shall bear the meaning given to it in Clause 40.4;

Tranche B Transferor Bank shall bear the meaning given to it in Clause 40.4;

Transfer Certificate has the meaning given to it in Clause 40.12;

Transferee Bank means a Tranche A Transferee Bank or a Tranche B Transferee Bank, as the case may be;

Transferor Bank means a Tranche A Transferor Bank or a Tranche B Transferor Bank, as the case may be;

Unpaid Sum means:

(a)	a Demand Amount; or

(b)	any other sum due and payable by the Company or any Guaranteed Subsidiary pursuant to this Agreement or any Finance Document in either case which is not paid in accordance with Clause 20 on the date on which it becomes due;

Vendor Financing means the provision of financial assistance to a third party institution which finances any customer of any member(s) of the ALSTOM Group.

1.2 Interpretation: In this Agreement, unless the contrary intention appears:

(a)	a reference to:

(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity and includes its successors, transferees, novatees and assigns;

(ii)	a provision of law is a reference to that provision as amended from time to time and references to any intergovernmental agreement is a reference to such agreement as amended, varied or replaced from time to time;

(iii)	a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement;

(iv)	a Finance Document or another document or agreement is a reference to that Finance Document or other document or agreement as amended, assigned varied or replaced from time to time, as the case may be;

(v)	a time of day is a reference to London time;

(b)	a Bonding Guarantee (or a Bank’s participation therein) is (partially) cancelled and discharged to the extent of any reduction (in accordance with the terms of the Bonding Guarantee or upon request of the Applicant(s)) of the amount that may be demanded under the Bonding Guarantee, provided that the evidence of such reduction is satisfactory to the relevant Issuing Bank;

(c)	a Bonding Guarantee (and each Bank’s participation therein) is (fully) cancelled discharged and released in accordance with the terms of the Bonding Guarantee by (1) providing written confirmation from the Company or the Beneficiary (in form and substance satisfactory to the relevant Issuing Bank) that the Issuing Bank has no further liability under the Bonding Guarantee; or (2) procuring (with the Beneficiary’s consent) the return of the original (together with any amendments thereof) to the Issuing Bank with a copy (for information purposes) to the Facility Agent; or (3) otherwise and in any case providing evidence of cancellation, discharge and release to the satisfaction of the Issuing Bank that it has no further liability in respect of that Bonding Guarantee at that time;

(d)	cash cover is provided in whole or in part in respect of a Bonding Guarantee (or a Bank’s participation in a Bonding Guarantee) for the purposes of this Agreement by the Applicant(s) paying an amount in the currency of the Bonding Guarantee to:

(i)	an interest-bearing account in the name of the Company or relevant Guaranteed Subsidiary provided that: (A) the account is with the relevant Issuing Bank; (B) withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under a Finance Document in respect of that Bonding Guarantee until no amount is or may be outstanding under that Bonding Guarantee; and (C) the Company or relevant Guaranteed Subsidiary has executed a security document over that account, in form and substance satisfactory to the Issuing Bank with which that account is held, creating a first ranking security interest over that account; or

(ii)	at the option of the relevant Issuing Bank, an account in the name of that Issuing Bank subject to a gage-espèce (governed by French law) and permitting withdrawals to pay a Finance Party amounts due and payable to it under a Finance Document in respect of that Bonding Guarantee until no amount is or may be outstanding under that Bonding Guarantee and subject also to an indemnité d’immobilisation in favour of the Company or the relevant Guaranteed Subsidiary;

(e)	the principal amount of or in relation to a Bonding Guarantee at any time on or prior to its Release Date, means the maximum amount which is expressed by the provisions of the Bonding Guarantee to be capable of being demanded under it (whether at that time or subsequently) ignoring any cash cover held in relation to that Bonding Guarantee or, after its Release Date, means zero;

(f)	the participation of a Bank in a Bonding Guarantee:

(i)	in relation to a Tranche A Participating Bank and a Tranche A Bonding Guarantee, means the portion of the principal amount of that Tranche A Bonding Guarantee which is the subject of its indemnity or payment obligation to the relevant Issuing Bank under Clauses 16.1 and 16.2 respectively;

(ii)	in relation to a Tranche A Issuing Bank and a Tranche A Bonding Guarantee issued by it, means the portion of the principal amount of the Tranche A Bonding Guarantee which is not the subject of any indemnity or payment obligation to it by the Tranche A Participating Banks under Clauses 16.1 and 16.2; and

(iii)	in relation to a Tranche B Issuing Bank and a Tranche B Bonding Guarantee issued by it, means 100 per cent of the principal amount of that Bonding Guarantee;

(g)	a Bank’s Commitment is utilised or drawn to the extent of the aggregate Euro Amount of that Bank’s participation (whether at that time or subsequently) in all Bonding Guarantees issued hereunder (whether or not they remain outstanding) and Proposed Bonding Guarantees, and references to undrawn Commitments and similar expressions shall be construed accordingly;

(h)	a relevant Guaranteed Subsidiary is the Guaranteed Subsidiary identified in the relevant Request as the Guaranteed Subsidiary for whose account a Bonding Guarantee is, or is to be, issued;

(i)	the issue of a Bonding Guarantee is a direct issue where no instructions have been given to or counter guarantee issued in favour of a local issuing or corresponding bank for the issue of a Bonding Guarantee; and

(j)	payment to and demand on an Issuing Bank shall be treated as if they were references to a payment made by, or a demand on, the relevant Issuing Bank itself and any Affiliate or agent, as the case may be.

1.3 Finance Documents: Unless otherwise defined therein, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.4 Contracts (Rights of Third Parties) Act 1999: Unless expressly provided otherwise therein or in this Agreement, a person who is not a party to a Finance Document or hereto may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document or hereunder, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of a Finance Document or this Agreement.

1.5 Index and Headings: The index and the headings of Clauses of this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.6 Financial Covenants: Consolidated Net Worth, Consolidated Net Financial Expense, EBITDA, Total Debt and Total Net Debt shall be calculated and interpreted in accordance with Applicable Accounting Principles and shall be expressed in Euros.

2.	THE FACILITIES

Facilities:

2.1 (a)	The Tranche A Participating Banks and the Tranche A Issuing Banks grant to the Company and to the Guaranteed Subsidiaries, upon the terms and subject to the conditions of this Agreement, a €3,045,000,000 (subject to reduction in accordance with the terms of this Agreement, including pursuant to Clause 17) multi-currency syndicated committed Bonding Guarantee facility (the Tranche A Facility) under which the Tranche A Issuing Banks agree from time to time, subject to the terms and conditions of this Agreement, to issue at any time up to and including the Final Issue Date, Tranche A Bonding Guarantees at the request of the Company for and on behalf of the Guaranteed Subsidiaries in an aggregate principal amount outstanding at any one time up to the Total Tranche A Commitments at that time.

(b)	The Tranche B Issuing Banks grant to the Company and to the Guaranteed Subsidiaries, upon the terms and subject to the conditions of this Agreement, a €455,000,000 (subject to reduction in accordance with the terms of this Agreement, including pursuant to Clause 17) multi-currency non-syndicated committed Bonding Guarantee facility (the Tranche B Facility) under which the Tranche B Issuing Banks will issue, at any time up to and including the Final Issue Date, Tranche B Bonding Guarantees at the request of the Company for and on behalf of the Guaranteed Subsidiaries in an aggregate principal amount outstanding at any one time up to the Total Tranche B Commitments at that time.

(c)	The Parties intend that Bonding Guarantees issued hereunder shall be subject to the CFDI Guarantee, in accordance with the terms set out in the CFDI Notice.

(d)	Save as otherwise provided in this Agreement, each Tranche B Issuing Bank shall be the sole participant in any Tranche B Bonding Guarantee(s) issued by it under this Agreement and none of the other Banks shall have any actual or contingent liabilities in respect of such Bonding Guarantee(s).

(e)	Each Tranche A Issuing Bank and Tranche A Participating Bank shall participate in any Tranche A Bonding Guarantee to the extent provided under the terms of this Agreement.

Facility Limits:

2.2 (a)	The aggregate Euro Amount of:

(i)	all Tranche A Bonding Guarantees shall not at any time exceed the Total Tranche A Commitments;

(ii)	all Tranche B Bonding Guarantees shall not at any time exceed the Total Tranche B Commitments; and

(iii)	all Bonding Guarantees issued hereunder shall not at any time exceed the Total Commitments.

(b)	No Tranche A Participating Bank is obliged to participate in the issue or amendment of a Tranche A Bonding Guarantee if that would result in the aggregate Euro Amount of its participations in the Tranche A Bonding Guarantees exceeding its Tranche A Commitment.

(c)	No Tranche B Issuing Bank is obliged to issue or amend a Tranche B Bonding Guarantee if that would result in the aggregate Euro Amount of Tranche B Bonding Guarantees issued by it exceeding its Tranche B Commitment.

(d)	No Tranche A Issuing Bank shall issue, and no Tranche B Issuing Bank shall be obliged to issue, a Bonding Guarantee having a duration of more than 7 years from its Issue Date (other than a Bonding Guarantee of unlimited duration, where the obligations guaranteed thereunder are required by the relevant underlying contract to be performed within 7 years of the Issue Date).

(e)	Until such time as the Facility Agent (i) receives notice from the Banks of their receipt of a statement from the Company setting out details of the bonding guarantees that are to be released during the period commencing on the Signing Date and ending on 31 December 2003 and (ii) the Majority Banks express in their notice to the Facility Agent that the statement received from the Company is in form and substance satisfactory to them, the aggregate Euro Amount of all Bonding Guarantees issued hereunder shall not exceed EUR 400,000,000.

(f)	Until the launch of the Capital Increase (and notice certifying such launch is provided by the Company to the Facility Agent), the aggregate Euro Amount of all Bonding Guarantees issued hereunder shall not exceed EUR 600,000,000.

(g)

(i)     No Tranche A Issuing Bank or Tranche B Issuing Bank shall be obliged to issue a Bonding Guarantee in relation to one or more GT24/26 turbines in respect of which the relevant Guaranteed Subsidiary is unable to certify that no judicial or non-judicial dispute is pending if such issuance would result in an aggregate Euro Amount of all such Bonding Guarantees exceeding 5 per cent. of the Total Commitments.

(ii)	No Tranche A Issuing Bank shall be obliged to issue a Tranche A Bonding Guarantee in relation to one or more GT24/26 turbines in respect of which the relevant Guaranteed Subsidiary is unable to certify that no judicial or non-judicial dispute is pending if that would result in an aggregate Euro Amount of all such Tranche A Bonding Guarantees exceeding 10 per cent. of the Total Tranche A Commitments.

(iii)	No Tranche B Issuing Bank shall be obliged to issue a Tranche B Bonding Guarantee in relation to one or more GT24/26 turbines in respect of which the relevant Guaranteed Subsidiary is unable to certify that no judicial or non-judicial dispute is pending if that would result in an aggregate Euro Amount of all such Tranche B Bonding Guarantees exceeding 10 per cent. of the Total Tranche B Commitments.

(h)

(i)     The Company (in consultation with the Facility Agent) will keep adequate records of the Proposed Bonding Guarantees and Bonding Guarantees issued under this Agreement and use reasonable diligence in its Requests for Bonding Guarantees so that the aggregate of the Euro Amount of all Proposed Bonding Guarantees and Bonding Guarantees issued at any time hereunder does not at any time exceed an amount equal to the Total Commitments, and to ensure compliance in all respects with the provisions of this Clause 2.2.

(ii)	Neither the Facility Agent nor any Finance Party shall be contractually obliged under this Agreement to monitor, nor have any liability to any person for any non-compliance with, sub-paragraph (i).

(i)	For the purpose of making any determination with respect to the Facility Limits pursuant to this Clause 2.2 (but not for the purposes of calculation of Fees) calculations relating to Stepped Bonding Guarantees shall be made based on the maximum principal amount capable of being demanded thereunder at any time and under any circumstance (as determined by the Issuing Bank).

(j)	Notwithstanding the foregoing, no Obligor shall be deemed to be in breach of this Agreement if a Facility Limit as set out herein is exceeded solely due to a change in the Applicable Exchange Rate used in the calculation of the aggregate Euro Amount of outstanding Bonding Guarantees.

(k)	The Tranche A Facility and the Tranche B Facility shall not revolve and the Company shall not be entitled to submit further Bonding Guarantee Requests in respect of any amount corresponding to an issued Bonding Guarantee that has expired or has been released, discharged or cancelled (and for the avoidance of doubt, any amount of any Commitment once drawn and then discharged cannot be redrawn).

Nature of a Finance Party’s rights and obligations:

2.3 (a)	The obligations of a Finance Party under the Finance Documents are several. Failure by a Finance Party to carry out those obligations does not relieve the Company, the Guaranteed Subsidiaries or any other Party of its obligations under the Finance Documents. No Finance Party is responsible nor shall it be liable for, the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided, separate and independent rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

Nature of the Company’s and the Guaranteed Subsidiaries’ obligations:

2.4 (a)	The obligations of the Guaranteed Subsidiaries under the Finance Documents are several. No Guaranteed Subsidiary is liable for any obligation of any other Guaranteed Subsidiary arising under the Finance Documents.

(b)	The obligations of the Company and any Guaranteed Subsidiary under the Finance Documents are several (and not joint nor joint and several), provided that the foregoing shall be without prejudice to the Company’s indemnities in favour of the Finance Parties contained in this Agreement.

(c)	Notwithstanding the appointment of the Company as agent pursuant to Clause 2.5 by the Guaranteed Subsidiaries for the purpose of the administration of this Agreement and the Facility on their behalf, the Company is and shall remain liable as primary obligor and principal for any and all of its obligations under this Agreement, except where expressly stated that the Company shall only act in its capacity as agent or on behalf of a Guaranteed Subsidiary, and, in particular in the context of administering Requests on behalf of a Guaranteed Subsidiary pursuant to Clauses 5 and 8.

(d)	The Company will act as the designated Obligor for purposes of, inter alia, Clause 17, Clause 22 and Clause 23, and no Bank need concern itself with the allocation of liability as between the Company and the Guaranteed Subsidiaries (which may be allocated among the Company and the relevant Guaranteed Subsidiary as they think fit).

Appointment of Company as agent of Guaranteed Subsidiaries:

2.5 The Company acknowledges that each Company Subsidiary acceding to this Agreement pursuant to Clause 40.15 shall appoint the Company as its lawful agent to act in its name and on its behalf under or in connection with the Finance Documents and shall authorise the Company on its behalf to (i) administer Requests for its account and (ii) exercise the rights, powers, authorities, and discretions specifically given to the Company, in each case as its agent, under or in connection with the Finance Documents and to do all other acts and things and to execute and deliver all such other documents necessary or incidental thereto in connection with the transactions contemplated under or in connection with the Finance Documents, which appointment the Company accepts.

Ratification of acts of agent by Guaranteed Subsidiaries:

2.6 Except to the extent that the consent of a Guaranteed Subsidiary is expressly required by the terms of any Finance Document, the Guaranteed Subsidiaries shall be bound by the acts and acquiescence of, and by notices given by, the Company under the Finance Documents, and each Finance Party shall be entitled to rely thereon unless and until it receives written notice from the Company or the relevant Guaranteed Subsidiary that the agency appointment under Clause 2.5 has been terminated. Each Guaranteed Subsidiary shall be deemed to ratify and confirm all acts which the Company performs on its account in connection with this Agreement or any Bonding Guarantee. Each Guaranteed Subsidiary shall from time to time execute and do all such assurances, deeds, acts and things as the Facility Agent or any Issuing Bank may reasonably request in writing in furtherance of the agency appointment under Clause 2.5.

Company as Agent:

2.7 The Company and each Guaranteed Subsidiary shall maintain the appointment of the Company as the lawful agent of each Guaranteed Subsidiary until the later of the Final Issue Date and the date on which all Bonding Guarantees issued under this Agreement have been released and cancelled and all amounts due and payable under this Agreement and the Finance Documents have been fully and finally discharged, to exercise the rights, powers, authorities and discretions given to the Company under or in connection with the Finance Documents in accordance with Clause 2.5 and 2.6 and each of them undertakes that it shall not, save as required by law, terminate such appointment and the Company and each Guaranteed Subsidiary further undertakes, should the case nevertheless arise, to give the Facility Agent written notice of any termination of any such appointment on or prior to such termination taking effect.

3.	PURPOSE

Bonding Guarantees may only be issued in relation to or in connection with the execution or performance by a Guaranteed Subsidiary of a commercial contract of an industrial nature entered into by such Guaranteed Subsidiary within the ordinary course of its business, including for the benefit of customs authorities and sub-contractors of the Guaranteed Subsidiaries. Accordingly, each Applicant shall apply all Bonding Guarantees issued under this Agreement in or towards satisfaction of such purpose. No Finance Party is contractually obliged to verify or monitor the application of a Bonding Guarantee.

4.	CONDITIONS PRECEDENT

Conditions precedent to availability of Facility:

4.1 The obligations of the Finance Parties under this Agreement are conditional upon:

(a)	the receipt by the Facility Agent on or before the Signing Date of one copy of all of the documents set out in Schedule 9 Part A in form and substance satisfactory to it;

(b)	instructions being issued by the Company for the payment in full by the Company to the Facility Agent within 5 Business Days of the Signing Date of all Fees due and payable on the Signing Date; and

(c)	no Drawstop Event having occurred and continuing unremedied or unwaived on the Signing Date.

Conditions precedent to the issuance of Bonding Guarantees:

4.2 The obligation of a Tranche A Issuing Bank or a Tranche B Issuing Bank to issue any Bonding Guarantee at any time is subject to satisfaction of the relevant Eligibility Criteria, the requirements of Clause 5, and to the further conditions precedent that on both the date of the Bonding Guarantee Request and the proposed Issue Date for any Bonding Guarantee:

(a)	those representations and warranties set out in Clause 25 which are to be repeated on those dates are true and correct and will be correct immediately after the Issue Date;

(b)	no event which would constitute a Drawstop Event would result from the issue of the Proposed Bonding Guarantee;

(c)	subject to Clause 4.3 below, receipt by the Facility Agent of a duly executed Guaranteed Subsidiary Accession Agreement together with one copy of each of the other documents set out in Schedule 9 Part B, in respect of the Company Subsidiary whose obligations a Bonding Guarantee is to be issued and in form and substance satisfactory to the Facility Agent; and

(d)	the issue of the Proposed Bonding Guarantee would not cause Clause 2.2 to be contravened.

Guaranteed Subsidiary conditions precedent:

4.3 Notwithstanding anything to the contrary in this Agreement, any Company Subsidiary that accedes to this Agreement by duly executing a Guaranteed Subsidiary Accession Agreement within 15 days of the Signing Date (the accession date), shall be deemed to have satisfied the requirements of Clause 4.2(c) for the purpose of issuing Bonding Guarantees, subject to delivery on the accession date of the documents required under Schedule 9 Part B items 2, 3, 4, 8 and 9 and within 30 days of the accession date, satisfying all remaining items thereunder.

5.	PROCEDURE FOR ISSUING BONDING GUARANTEES

Delivery of Bonding Guarantee Requests:

5.1 The Company in its own name and for the account of any Guaranteed Subsidiary may request the issue of:

(a)	a Tranche A Bonding Guarantee by delivery to the Facility Agent (with a copy to the Tranche A Issuing Bank which it wishes to issue that guarantee) of a duly completed Bonding Guarantee Request (which shall have attached the pro forma CFDI Notification) not later than 5 Business Days prior to the proposed Issue Date or such shorter period as the Issuing Bank and the Facility Agent may agree (such approval not to be unreasonably withheld or delayed); and

(b)	a Tranche B Bonding Guarantee by delivery to the Tranche B Issuing Bank which it wishes to issue that guarantee (with a copy to the Facility Agent) of a duly completed Bonding Guarantee Request (which shall have attached the pro forma CFDI Notification) not later than 5 Business Days prior to the proposed Issue Date or such shorter period as the Issuing Bank and the Facility Agent may agree.

Completion of Bonding Guarantee Requests:

5.2 a Bonding Guarantee Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Guaranteed Subsidiary for whose account (together with the Company) the Proposed Bonding Guarantee is to be issued;

(b)	it specifies whether the Proposed Bonding Guarantee is being requested under the Tranche A Facility or the Tranche B Facility;

(c)	it specifies the Issuing Bank which is requested to issue the Proposed Bonding Guarantee;

(d)	it specifies the proposed Issue Date of the Proposed Bonding Guarantee, which must be a Business Day falling on or before the Final Issue Date;

(e)	it specifies the principal amount of the Proposed Bonding Guarantee (for the avoidance of doubt, the Bonding Guarantee Request shall specify the maximum principal amount (at any time under any circumstance) under the Proposed Bonding Guarantee in the case of a Stepped Bonding Guarantee);

(f)	it specifies the identity of the Beneficiary;

(g)	it describes the purpose and nature of the Proposed Bonding Guarantee;

(h)	it specifies the currency in which the Proposed Bonding Guarantee is to be issued and the payment currency (if different) which must in either case be Euros or an Optional Currency;

(i)	it specifies the Expiry Date of the Proposed Bonding Guarantee, or in respect of a Proposed Bonding Guarantee of unlimited duration, an estimated Expiry Date (based upon the terms of the underlying contract and the obligations which are to be guaranteed by the Proposed Bonding Guarantee);

(j)	it provides details on the underlying commercial contract;

(k)	it specifies the full address to which the Proposed Bonding Guarantee should be delivered once issued;

(l)	it contains the following representations made by the Company for itself and as agent for the relevant Guaranteed Subsidiary:

(i)	that the representations and warranties set out under Clause 25 (other than the representation contained in Clause 25.1(l) and Clause 25.1(t)) are true and complete;

(ii)	that the Guaranteed Subsidiary is capable of sustaining all costs, charges, or liabilities that it may incur in relation to the Bonding Guarantee; and

(iii)	that the costs, charges or liabilities referred to in paragraph (ii) are in conformity with the corporate purpose and benefit of the Guaranteed Subsidiary;

(m)	the Proposed Bonding Guarantee complies with the relevant Eligibility Criteria;

(n)	the Bonding Guarantee Request (or copy thereof, as the case may be) submitted to the Issuing Bank, as the case may be, is accompanied by:

(i)	a draft of the Proposed Bonding Guarantee which, in the event that such document is not drafted in French or English, (unless otherwise agreed by the Issuing Bank) shall be accompanied by a translation thereof into French or English, on which the Issuing Bank shall be entitled to rely and the consequences of such reliance shall be borne by the Company in the event of any conflict between the translation and the Proposed Bonding Guarantee in its original language, provided that such reliance shall be without prejudice to any rights the relevant Issuing Bank may have under this Agreement, including for the avoidance of doubt, its rights under Clauses 15 and 16;

(ii)	a pro forma CFDI Notification with relevant information completed by the Company; and

(iii)	a copy of the relevant contract provisions of the relevant underlying contract requiring the Proposed Bonding Guarantee and (in the case of a Proposed Bonding Guarantee without an express Expiry Date) setting out the period for performance of obligations to be guaranteed by the Proposed Bonding Guarantee; and

(o)	it specifies whether or not the relevant Proposed Bonding Guarantee will be required to be issued by a correspondent bank.

Unless expressly agreed otherwise by the Issuing Bank and the Facility Agent acting reasonably, each Bonding Guarantee Request must request the issuance of one Bonding Guarantee only but the Company may, subject to the other terms of this Agreement, deliver more than one Bonding Guarantee Request on any one day.

Treatment of Bonding Guarantee Requests by Issuing Banks:

5.3 As soon as reasonably practicable and in any event within three Business Days following receipt of a Bonding Guarantee Request which complies with the provisions of Clause 5.2, the relevant Issuing Bank shall either:

(a)	agree to issue the Proposed Bonding Guarantee, subject to notice of compliance with the Facility Limits from the Facility Agent as provided under Clause 5.4(c) and subject also, as the case may be, to the satisfaction of certain conditions that it may reasonably determine (including, where the Proposed Bonding Guarantee is, in the reasonable opinion of the Issuing Bank, on terms that are materially inconsistent with usual market practices at the time of the Bonding Guarantee Request), confirmation from the Company (on its own behalf and on behalf of the Guaranteed Subsidiary) of its request for such Bonding Guarantee and the reasons why it is requested on such terms, amendments to the proposed wording, or conditions relating to the re-issuing bank), in which case it shall notify the Facility Agent of such agreement and any conditions to which it is subject;

(b)

refuse to issue the Proposed Bonding Guarantee if it reasonably determines that such Bonding Guarantee does not satisfy one or more of the relevant Eligibility Criteria or any other condition or requirement under this

Agreement, in which case it shall notify the Facility Agent and the Company of such refusal; or

(c)	refuse to issue the Proposed Bonding Guarantee due to legal, regulatory, or internal prohibitions or limitations applying to that Issuing Bank (including, without limiting the generality of the foregoing, any prohibition or limitation relating to the country of residence of the Beneficiary or the Applicable Law relating to the Proposed Bonding Guarantee) (which shall not create any liability of the Issuing Bank towards the Company and/or the relevant Guaranteed Subsidiary) in which case the Issuing Bank shall notify the Company (with a copy to the Facility Agent). In the event of a refusal in accordance with this paragraph (c), the Company shall be permitted to re-submit the same Bonding Guarantee Request in accordance with Clause 5.1 and Clause 5.2 to any other Issuing Bank which Issuing Bank may agree or refuse to issue the requested Bonding Guarantee in accordance with the conditions set out in this Clause 5.3.

Issue of Bonding Guarantees:

5.4 (a)	On the date on which the Facility Agent receives notice from an Issuing Bank that it has agreed to issue a Bonding Guarantee pursuant to Clause 5.3(a) the Facility Agent shall determine whether or not the Euro Amount of such Proposed Bonding Guarantee exceeds the Available Commitments and whether the issue of such Proposed Bonding Guarantee would otherwise cause Clause 2.2 to be contravened.

(b)

If the Facility Agent receives notice under Clause 5.3(a) in respect of more than one Bonding Guarantee on any day and the Euro Amount of any or all of such Proposed Bonding Guarantees exceeds the Available Commitments or the issue of any or all of them would cause Clause 2.2 to be contravened, then the Facility Agent shall promptly (and in any event by the next Business Day following notice from an Issuing Bank pursuant to Clause 5.3(a) (as referred to in Clause 5.4(a) above)) notify the relevant Issuing Bank and the Company and in such notice request that the Company promptly (and in any event by the next Business Day following receipt of such notice) notify the Facility Agent of its preference with respect to which of the Proposed Bonding Guarantees shall or shall not be issued so as to ensure that the Euro Amount of one or more of the Proposed Bonding Guarantees does not exceed the Available Commitments and that the issue of one or more of the Proposed Bonding Guarantees would not cause Clause 2.2 to be contravened. The Company will (having received such notice from the Facility Agent), in reply, notify the Facility Agent of its preference with respect to which Proposed Bonding Guarantees shall or shall not be issued so as to ensure that the Euro Amount of one or more of the Proposed Bonding Guarantees does not exceed the Available Commitments and the issue of one or more of the Proposed Bonding Guarantees would not cause Clause 2.2 to be contravened, if the relevant Proposed Bonding Guarantees were issued on the next Business Day. If the Company fails to provide such notice, the Facility Agent may select which (if any) of the Proposed Bonding Guarantees shall be issued and which shall not so as to ensure that the Euro Amount of one or more of such Proposed Bonding Guarantees does not exceed the Available Commitments and the issue of one or more of the Proposed Bonding Guarantees would not cause Clause 2.2 to be contravened.

(c)	The Facility Agent shall promptly (and in any event, by the next Business Day following the receipt of either (i) any notice from an Issuing Bank as referred to in paragraph (a) above or (ii) any notice from the Company as referred to in paragraph (b) above (notifying the Facility Agent of the Company’s preference with respect to which Proposed Bonding Guarantees (if any) shall or shall not be issued), notify the relevant Issuing Bank and the Company of its determination(s) under paragraphs (a) and (b) above whether or not any of the Proposed Bonding Guarantee(s) may be issued in compliance with this Agreement. If the Facility Agent notifies the Company and the Issuing Bank under this paragraph (c) that the Euro Amount of any or all of such Proposed Bonding Guarantees exceeds the Available Commitments or the issue of any or all of them would cause Clause 2.2 to be contravened, then the relevant Issuing Bank shall not in any event proceed to issue any or all of such Proposed Bonding Guarantees, and if it does so, such guarantee(s) will be deemed not to be Bonding Guarantee(s).

(d)	Subject to the terms of this Agreement, upon receipt of notice from the Facility Agent under paragraph (c) that a Bonding Guarantee may be issued, the relevant Issuing Bank shall, within 5 Business Days of receipt of the Bonding Guarantee Request in the case of a direct issue of a Bonding Guarantee and in all other cases as soon as reasonably practicable thereafter (and in any case on such other date as may be agreed by the Company and the Issuing Bank and notified to the Facility Agent), issue such Bonding Guarantee and despatch the same to the Company and/or, if the Bonding Guarantee Request so provides, to the relevant Beneficiary or other specified person.

(e)	The Facility Agent shall assign a reference number to each Tranche A Bonding Guarantee and shall promptly notify the same to the Company and the relevant Issuing Bank.

(f)	On the day of issue of a Bonding Guarantee, the relevant Issuing Bank shall confirm to the Facility Agent and to the Company that a Bonding Guarantee has been issued and its amount and provide a copy thereof to the Facility Agent and the Company (and the Company shall in turn provide a copy thereof to the relevant Guaranteed Subsidiary).

6.	OBLIGATIONS OF PARTICIPATING BANKS

Each Tranche A Participating Bank shall participate in each Tranche A Bonding Guarantee in the proportion that its Tranche A Commitment bears to all Tranche A Commitments as of the Issue Date of such Tranche A Bonding Guarantee. Each Tranche A Participating Bank shall be bound in respect of all Tranche A Bonding Guarantees issued and payments made in connection therewith by the Tranche A Issuing Banks in accordance with this Agreement, including in particular Clause 16.

7.	TREATMENT OF STEPPED BONDING GUARANTEES

The calculation of the Euro Amount of any Banks’ participation in outstanding Stepped Bonding Guarantees and in that connection Available Commitments, shall be based on the maximum principal amount capable of being demanded thereunder at any time and under any circumstance (as determined by the relevant Issuing Bank), provided however, that for purposes of determining Fees at any time, the Stepped Bonding Guarantee shall be considered as issued for the then current amount capable of being demanded under it.

8.	AMENDMENT OF BONDING GUARANTEES:

Requests:

8.1 Subject to the remaining provisions of this Clause 8, the Company in its own name and for the account of a Guaranteed Subsidiary may request the extension or renewal of a Bonding Guarantee on or prior to the Final Maturity Date and may agree with the relevant Issuing Bank amendments, including renewals, extensions, reductions and increases to a Bonding Guarantee by:

(a)	the delivery of a duly completed Bonding Guarantee Amendment Request to the Facility Agent with a copy to the relevant Tranche A Issuing Bank, in the case of a Tranche A Bonding Guarantee; and

(b)	the delivery of a duly completed Bonding Guarantee Amendment Request to the relevant Tranche B Issuing Bank copied to the Facility Agent, in the case of a Tranche B Bonding Guarantee,

in each case by 5 Business Days before the proposed date of amendment.

Due Completion of Request:

8.2 A Bonding Guarantee Amendment Request will not be regarded as having been duly completed unless:

(a)	it identifies the relevant Issuing Bank’s reference number for such Bonding Guarantee (together with the Facility Agent’s reference number, in the case of a Tranche A Bonding Guarantee);

(b)	it specifies the identity of the Beneficiary and the Guaranteed Subsidiary;

(c)	it specifies the requested amendment(s) to the Bonding Guarantee;

(d)	it specifies the full address to which the amended Bonding Guarantee should be delivered;

(e)	the form of the Bonding Guarantee as proposed to be amended is in compliance with the relevant Eligibility Criteria;

(f)	it contains the following representations made by the Company for itself and as agent for the relevant Guaranteed Subsidiary:

(i)	that the representations and warranties set out under Clause 25 (other than the representation at paragraph 25.1(l) and 25.1(t)), are true and complete as of the date of the Amendment Request;

(ii)	that the Guaranteed Subsidiary is capable of sustaining all costs, charges, or liabilities that it may incur in relation to the Bonding Guarantee as amended;

(iii)	that the costs, charges or liabilities referred to in paragraph (B) are in conformity with the corporate purpose and benefit of the Guaranteed Subsidiary;

A Bonding Guarantee Amendment Request must (save as expressly agreed by the relevant Issuing Bank) relate to one Bonding Guarantee only.

Increase in Euro Amount:

8.3 Without limiting the foregoing, the principal amount of a Bonding Guarantee may only be increased on or before the Final Issue Date and then only if:

(a)	the Facility Agent has confirmed to the Issuing Bank that the principal amount of that Bonding Guarantee as increased in accordance with the Bonding Guarantee Amendment Request would not cause Clause 2.2 to be contravened if issued on the next Business Day by determining the aggregate Euro Amount on that date of (i) the Bonding Guarantee the subject of the Request; (ii) all outstanding Bonding Guarantees; (iii) all other Proposed Bonding Guarantees in respect of which it has received a notice in accordance with Clause 5.3(a); and

(b)	following the amendment the relevant Total Tranche A Commitments or the relevant Tranche B Issuing Bank’s Commitment, as the case may be, would not be exceeded.

Extensions and Renewals:

8.4 (a)	absent any Drawstop Event which is continuing, a Tranche A Issuing Bank may agree to any extension of the Expiry Date of any Tranche A Bonding Guarantee (including, for the avoidance of doubt, those Tranche A Bonding Guarantees which, in accordance with their terms, will extend for successive period(s) absent notice of non-renewal or non-extension from the Issuing Bank to the Beneficiary) without the consent of any other Banks subject to:

(i)	payment by the Company of the corresponding Bonding Guarantee Fee pursuant to Clause 34.2;

(ii)	in respect of a Request received on or prior to the Final Issue Date, confirmation from the Facility Agent that the renewal or extension would not result in any non-compliance with Clause 2.2;

(iii)	the continued compliance of the Tranche A Bonding Guarantee with the Eligibility Criteria and the other conditions of this Agreement; and

(iv)	notice being provided to CFDI by the Tranche A Issuing Bank of the Request and of the subsequent extension or renewal; and

(v)	the term of the Bonding Guarantee following such extension or renewal not exceeding 7 years.

Where the foregoing requirements are satisfied, a Tranche A Issuing Bank shall only refuse to renew or extend the Expiry Date of a Tranche A Bonding Guarantee if so instructed by the Tranche A Majority Banks.

(b)	Following the occurrence of a Drawstop Event, a Tranche A Issuing Bank:

(i)	may nevertheless agree to an extension of an Expiry Date without the consent of any other Bank; or

(ii)	may refuse to extend an Expiry Date or may give notice of non-renewal or non-extension to the Beneficiary (in the case of a Bonding Guarantee issued by it providing for extension for successive periods absent such notice), subject to the prior consent of the Tranche A Majority Banks.

(c)	In the case of receipt by a Tranche A Issuing Bank of an extend or pay request from the Beneficiary of any Tranche A Bonding Guarantee, the Tranche A Issuing Bank shall promptly notify the Facility Agent of the receipt of that extend or pay request and, subject to the approval of the Company (on behalf of the relevant Guaranteed Subsidiary) and the receipt of a duly completed Bonding Guarantee Amendment Request, may agree to an extension of the relevant Bonding Guarantee in order to avoid demand for payment by the relevant Beneficiary, notwithstanding that a Drawstop Event may have occurred. However, if the relevant Tranche A Issuing Bank does not wish to approve the extension or renewal it shall so notify the Facility Agent but shall only be entitled to refuse such extension or renewal with the prior written consent of the Tranche A Majority Banks.

(d)	Notwithstanding anything to the contrary in this Agreement, no Tranche A Bonding Guarantee shall be successively renewed or extended so as to result in a duration for such Tranche A Bonding Guarantee of more than 7 years from its Issue Date without either (i) evidence satisfactory to the relevant Tranche A Issuing Bank of continued coverage under the CFDI Guarantee, or (ii) the consent of each of the Tranche A Banks.

(e)	For the avoidance of doubt, a Tranche B Issuing Bank may, in its sole discretion and whether or not a Drawstop Event has occurred, agree to any extension of the Expiry Date of any Tranche B Bonding Guarantee it has issued subject to:

(i)	payment by the Company of the corresponding Bonding Guarantee Fee pursuant to Clause 34.2;

(ii)	in respect of a Request received on or prior to the Final Issue Date, confirmation from the Facility Agent that the renewal or extension would not result in any non-compliance with Clause 2.2; and

(iii)	the continued compliance of the Tranche B Bonding Guarantee with the Tranche B Eligibility Criteria and the other conditions of this Agreement.

Procedure for agreeing the amendment:

8.5 (a)	Promptly after the requested amendments have been agreed between the Company, the relevant Beneficiary (if its agreement is required) and the relevant Issuing Bank, the relevant Issuing Bank shall notify the Facility Agent that:

(i)	the Bonding Guarantee Amendment Request has been duly completed; and

(ii)	the amendments have been agreed by it, the Company and the relevant Beneficiary.

(b)	On the date on which the Facility Agent receives notice from the relevant Issuing Bank under paragraph (a), the Facility Agent shall determine whether or not:

(i)	the proposed amendment of the relevant Bonding Guarantee (taking into account any other Bonding Guarantees in respect of which it has received a Bonding Guarantee Request or Bonding Guarantee Amendment Request and all other outstanding and requested Bonding Guarantees) would cause Clause 2.2 to be contravened if effected on the next Business Day; and

(ii)	it is satisfied that the conditions in Clause 8.3(a) and 8.3(b) (as applicable) are complied with in relation to the proposed amendment,

and the Facility Agent shall promptly (and in any event by the next Business Day) notify the relevant Issuing Bank and the Company of such determinations.

Amendment and notice:

8.6 Following notice from the Facility Agent under paragraph 8.5(b) that an amendment may be effected, the Issuing Bank shall amend any Bonding Guarantee as soon as reasonably practicable, and in the case of a direct issue of a Bonding Guarantee, within 5 Business Days of the date of such notice. The relevant Issuing Bank shall immediately notify the Facility Agent of the principal details of such amendment and where applicable, of any SWIFT instruction that has been sent by them to their correspondent for issuance. The Issuing Bank will promptly provide a copy of the amended Bonding Guarantee to the Company (and the Company shall in turn provide a copy thereof to the relevant Guaranteed Subsidiary).

9.	RELEASE OF BONDING GUARANTEES

Procedure for notice of release:

9.1

(a)	On the date that an Issuing Bank (acting reasonably and diligently) is sufficiently certain that its liability under a Bonding Guarantee issued by it has been discharged, cancelled or released absolutely (without payment and without the Issuing Bank incurring any other liability, actual or contingent), it shall notify the Facility Agent and the Company of such release, together with details of that Bonding Guarantee. This notification shall be made whether the release is a result of the occurrence of the Expiry Date of that Bonding Guarantee or otherwise.

(b)	The Facility Agent shall as promptly as possible thereafter notify the Tranche A Participating Banks of the Release Date of any relevant Tranche A Bonding Guarantee as notified to it by an Issuing Bank under Clause 9.1(a) above.

(c)	Each Issuing Bank shall promptly notify CFDI of the Release Date of any Bonding Guarantee issued by it.

10.	AFFILIATES AND AGENTS OF ISSUING BANKS:

Notwithstanding anything to the contrary in this Agreement, Bonding Guarantees may be issued by an Affiliate of or agent for an Issuing Bank (under arrangements whereby the liability in respect of that Bonding Guarantee lies directly or indirectly with the Issuing Bank), provided that the foregoing will not result in a requirement for grossing up of payments pursuant to Clause 21.2 in excess of the amounts which would otherwise have been payable thereunder had the Bonding Guarantee been issued by the Issuing Bank. Bonding Guarantees so issued shall be treated for all purposes of this Agreement as being issued by the relevant Issuing Bank.

11.	NOTIFICATIONS:

Issuing Banks:

11.1 (a)	The relevant Issuing Bank will notify the Facility Agent (which will notify the Tranche A Participating Banks and the Company), upon the issue of any Tranche A Bonding Guarantee or in this connection the transmission by an Issuing Bank of any SWIFT instruction to its correspondent, of such issuance or transmission (as the case may be), and the identity of the Beneficiary, the principal amount of the Bonding Guarantee, a brief description of the Bonding Guarantee the subject of the notice sufficient to determine its applicable Bonding Guarantee Fee Rate under Clause 34.2, the Expiry Date (or absence of an Expiry Date) and the Issuing Bank’s own reference number for that Bonding Guarantee.

(b)	Each Issuing Bank shall provide such other information concerning Bonding Guarantees issued by it as the Facility Agent may from time to time reasonably request.

(c)	Each Issuing Bank shall immediately notify the Facility Agent of (i) any issue by it of a Bonding Guarantee and (ii) in this connection, any SWIFT instruction sent by it to its correspondent.

(d)	Each Issuing Bank shall notify CFDI within 15 days of any issue by it of a Bonding Guarantee, provided however, that in respect of any Bonding Guarantee issued during the period commencing on (and including) the Signing Date and ending on (but excluding) 2 November 2003, the relevant Issuing Bank may notify CFDI at any time within two months following the Issue Date of such Bonding Guarantee.

(e)	Each Issuing Bank shall notify the Facility Agent immediately and CFDI within 15 days of any increase in principal amount under a Stepped Bonding Guarantee.

(f)	Each Issuing Bank shall regularly report to CFDI (with a copy to the Facility Agent) on the status of any action (including receipts) in respect of any Bonding Guarantees issued by it.

(g)	Each Issuing Bank shall immediately (and in any case within 10 days of the due date (excluding any grace period)) notify CFDI (with a copy to the Facility Agent) of any failure by the Company or a Guaranteed Subsidiary to pay a Demand Amount pursuant to Clause 15.

(h)	Each Issuing Bank shall immediately (and in any case within 10 days) notify CFDI (with a copy to the Facility Agent) of any recoveries it has made in respect of a Demand Amount pursuant to Clause 15.

(i)	Each Issuing Bank undertakes to notify CFDI (with a copy to the Facility Agent) of any event or change (that is not immaterial in nature) affecting the information provided in a CFDI Notification of a Bonding Guarantee issued by it within 15 days of becoming aware of such event or change from the Company or any Company Subsidiaries or any Beneficiary.

(j)	Following its delivery to CFDI of a CFDI Notification in respect of a Bonding Guarantee, each Issuing Bank shall promptly notify the Facility Agent upon its receipt of an acknowledgement or rejection thereof.

(k)	Each Issuing Bank undertakes to rectify and replace any CFDI Notification for a Bonding Guarantee issued by it within 15 days of a rejection by CFDI or upon its own discovery of any incorrect information therein.

Banks:

11.2 Each Bank agrees that each Issuing Bank (or if applicable, each Bank) shall prepare calculations for purposes of a statement of losses and demand for indemnity from CFDI in accordance with the relevant provisions set out in the CFDI Notice.

The Company and Guaranteed Subsidiaries:

11.3 (a)	If the issue or an amendment of a Bonding Guarantee has been authorised by the relevant Issuing Bank in accordance with the provisions of Clause 5 but the same is not issued or amended in accordance with the relevant Request, each of the relevant Issuing Bank and the Company shall forthwith notify the Facility Agent of that fact (and in the case of a Tranche A Bonding Guarantee, such Bonding Guarantee shall for all purposes of the Finance Documents not be deemed to have been issued or amended unless and until the Facility Agent is so notified by both the Company and that Issuing Bank).

(b)	The Company will notify the relevant Tranche B Issuing Bank (in the case of Tranche B Bonding Guarantees) and (in any case) the Facility Agent (in the manner specified by the Facility Agent) of any material event relating to a Bonding Guarantee issued by an Issuing Bank (including, without limitation, releases, amendments, increases, decreases, extensions and cancellations).

(c)	The Company and each Guaranteed Subsidiary undertakes to immediately notify the relevant Issuing Bank (with a copy to the Facility Agent) of any event or change (that is not immaterial in nature) affecting the information provided by it in a pro forma CFDI Notification upon becoming aware of such event or change.

(d)	The Company and each Guaranteed Subsidiary will provide to the Banks all available information reasonably requested by them or otherwise necessary for their compliance with the CFDI Notice.

The Facility Agent:

11.4 The Facility Agent shall promptly notify the Tranche A Participating Banks of an acknowledgement or rejection of a CFDI Notification following its receipt of the same from the relevant Tranche A Issuing Bank.

12.	COMMITTED FACILITY

Without prejudice to the provisions of Clause 40, no Bank may cancel its Commitment before the Final Issue Date (other than at the request of the Company pursuant to Clause 17.3 and save as expressly provided in this Agreement). No Issuing Bank may cancel other than at the request of the Beneficiary any Bonding Guarantee issued by it and no Tranche A Participating Bank may cancel its participation in any Tranche A Bonding Guarantee at any time prior to the Expiry Date of that Bonding Guarantee, notwithstanding that such Expiry Date has been extended pursuant to Clause 8 or that the maximum aggregate contingent liabilities of the relevant Issuing Bank under that Bonding Guarantee is reduced to zero. For the avoidance of doubt the occurrence of the Final Issue Date will not affect the maturity, renewal, extension or any other terms of any Bonding Guarantee.

13.	FINAL ISSUE DATE

Cancellation of Available Commitments:

13.1 Each Bank’s Available Commitment shall be automatically cancelled and reduced to zero at the close of business on the Final Issue Date. No further Bonding

Guarantees shall be issued (other than guarantees or other credits issued pursuant to letters of commitment already entered into pursuant to this Agreement) and no amendment shall be made to any outstanding Bonding Guarantee, the effect of which would be to increase any Bank’s Outstandings, in each case following the Final Issue Date.

Bonding Guarantees outstanding:

13.2 The cancellation of Available Commitments under this Clause 13 is without prejudice to the rights of the Issuing Banks under Clause 16 in respect of any Bonding Guarantees which remain outstanding on the date of such cancellation and provided further that such cancellation shall not affect the obligations of an Issuing Bank pursuant to Clause 8.

14.	FINAL MATURITY DATE

Outstandings:

14.1 Subject to the provisions of this Clause 14, on the Final Maturity Date, the Company and each Guaranteed Subsidiary shall be obliged to immediately reimburse or repay any sums due and owing by it hereunder, and to fully cancel and discharge any outstanding Bonding Guarantee and to otherwise reduce the Outstandings of each Bank to zero. In this connection the Company and each Guaranteed Subsidiary shall use all reasonable endeavours to obtain the release or discharge of each Bonding Guarantee on or before such date. In respect of any Bonding Guarantee not so released, the Company and/or the relevant Guaranteed Subsidiary shall either:

(a)	provide cash cover in respect of the Euro Amount of each outstanding Bonding Guarantee for the benefit of each of the relevant Issuing Banks provided that the granting of such cash cover is not prohibited by other contractual undertakings, in particular those subscribed under the syndicated loans entered into by ALSTOM; or

(b)	ensure (and this shall be required to the extent that any cash cover may not be given) that each of the relevant Issuing Banks is counter-guaranteed by one or several other banks or financial institutions having the Requisite Credit Rating pursuant to legal documentation reasonably satisfactory to such Issuing Banks.

Without prejudice to paragraphs (a) and (b) the Company shall use its reasonable endeavours to obtain the release of any Bonding Guarantees which remain outstanding following the Final Maturity Date.

Bonding Guarantees outstanding:

14.2 For the avoidance of doubt any Bonding Guarantee which remains in place after the Final Maturity Date shall continue to be governed by the terms of this Agreement until discharged or released including in relation to Clauses 15 or 16 and in relation to any Fees payable in connection therewith and in the case of a Tranche A Bonding Guarantee, all Tranche A Participating Banks shall remain committed until the discharge or release of the relevant Bonding Guarantee.

15.	COMPANY AND GUARANTEED SUBSIDIARIES’ COUNTER-INDEMNITY

Validity of Demands:

15.1 Each Guaranteed Subsidiary (in relation to Bonding Guarantees issued for that Guaranteed Subsidiary’s account) and the Company for its own account pursuant to this Agreement, irrevocably and unconditionally:

(a)	authorises each Issuing Bank to pay any demand made or purporting to be made under a Bonding Guarantee without investigation by the relevant Issuing Bank or any other person or confirmation from the Company or that Guaranteed Subsidiary or any other person, subject to receipt by the relevant Issuing Bank of the documents necessary for a payment to be made under the terms of the Bonding Guarantee;

(b)	agrees that, as between themselves and the relevant Issuing Bank, the demand (accompanied by the documents required by the relevant Bonding Guarantee) will, in the absence of manifest error, be conclusive evidence that the demand has been properly made;

(c)	agrees that the Issuing Banks shall deal in documents only and shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Company, any Guaranteed Subsidiary and any other person;

(d)	agrees that, save in the case of gross negligence or wilful misconduct each Issuing Bank may rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(e)	agrees, in the absence of manifest error, that this Clause 15.1 shall apply in respect of amounts paid under any demand without regard to:

(i)	the sufficiency, accuracy or genuineness of any demand or any certificate or statement in connection with any demand; or

(ii)	any incapacity of, or limitation upon the powers of, any person signing or issuing any demand or certificate or statement in respect of any demand;

(f)	agrees in respect of a Bonding Guarantee denominated in an Optional Currency which is no longer readily available to the relevant Issuing Bank, that it will not contest any payment by that Issuing Bank in a major currency different from the currency of denomination of the Bonding Guarantee in an appropriate counter value agreed between the Issuing Bank and the relevant Beneficiary;

(g)	save in the case of gross negligence or wilful misconduct on the part of the Issuing Bank, agrees in respect of any Bonding Guarantee issued for its account to indemnify against and shall discharge the Issuing Bank from, any liability the Issuing Bank incurs from the examination and validation of any document submitted to it in the event of a demand under that Bonding

Guarantee (including in the event of an undue or fraudulent demand made by the Beneficiary of that Bonding Guarantee); and

(h)	save in the case of gross negligence or wilful misconduct on the part of the Issuing Bank, irrevocably waives any right to contest any payment made by an Issuing Bank to a Beneficiary in accordance with the terms and governing law of the relevant Bonding Guarantee and shall promptly on demand indemnify the relevant Issuing Bank against any reasonable cost, loss or liability incurred by the Issuing Bank in acting as the Issuing Bank under the Bonding Guarantee requested by the Company on behalf of the relevant Guaranteed Subsidiary.

Notification of demand:

15.2 If a Beneficiary makes a demand under a Bonding Guarantee in accordance with its terms, the relevant Issuing Bank shall promptly (and irrespective of whether or not it has first made the relevant payment to the Beneficiary) provide notice thereof to the Company and to the relevant Guaranteed Subsidiary electronically or by fax and registered letter (with acknowledgement of receipt) copied to the Facility Agent substantially in the form set out in Schedule 10 and specifying the amount and currency of the demand, to the address referred to in Clause 46.1, requiring payment of an amount equal to the demand. The Issuing Bank shall not be required to provide any evidence (other than a copy of the demand) supporting the validity of its request for payment pursuant to such notice.

Reimbursement and indemnity:

15.3 Each Guaranteed Subsidiary (in respect of any Bonding Guarantee requested for its account):

(a)	shall promptly on demand by the relevant Issuing Bank (but in any case within 2 Business Days thereof), and regardless of whether the relevant Issuing Bank has or has not paid the amount demanded to the relevant Beneficiary (which demand the Issuing Bank shall copy to the Facility Agent) pay to the relevant Issuing Bank an amount in the relevant currency of payment (or if agreed in advance with the relevant Issuing Bank an amount in Euro sufficient for the relevant Issuing Bank to satisfy in full the relevant Demand Amount) (together with interest, if any, determined in accordance with Clause 18) from the date of payment by the Issuing Bank to the date of the corresponding payment by such Guaranteed Subsidiary under this Clause 15.3;

(b)

authorises the relevant Issuing Bank to debit the relevant Guaranteed Subsidiary’s bank account (if any) held with the relevant Issuing Bank all and any amounts which the Guaranteed Subsidiary may owe to the Issuing Bank under the Finance Documents so as to ensure that such payment referred to in paragraph (a) above will be made in due time (following which the Issuing Bank shall notify the Guaranteed Subsidiary of the amount deducted and the amount remaining to be paid, if any), provided that to the extent that at any time the balance standing to the credit of any such bank account is insufficient to pay the amount owing in full, the Guaranteed Subsidiary shall be and remain liable to pay the Issuing Bank the balance without any further notice required on the part of the Issuing Bank (and for the avoidance of doubt, the Issuing Bank shall be entitled to demand full payment of any amounts due and payable under this Agreement and any Finance Document in a manner other than by way of debiting such bank account(s)); and

(c)	shall promptly on demand reimburse to the Facility Agent (acting on the instruction of any Tranche A Participating Bank) for the account of the Tranche A Participating Banks any payment which the Tranche A Participating Banks shall have made to an Issuing Bank under Clause 16 in respect of such Bonding Guarantee. The Facility Agent shall distribute any amount received by it in reimbursement of any amount actually paid by a Tranche A Issuing Bank pro rata by reference to the Tranche A Bonding Guarantee Proportion immediately prior to the demand under that Bonding Guarantee being made.

Company’s indemnity:

15.4 Subject to the provisions of Clause 15.1, as a separate, additional, continuing and primary obligation the Company (as principal and not as agent) hereby:

(a)	unconditionally and irrevocably undertakes with the Finance Parties to indemnify each of them against any loss or claim, and any reasonable cost, charge or expense to which such Finance Party may be subject or which it may incur under or in connection with any Financing Document arising out of or relating to any breach of any Guaranteed Subsidiary’s obligations under the Finance Documents or pursuant to a Bonding Guarantee; and

(b)	in respect of Bonding Guarantees:

(i)	agrees promptly on demand by the relevant Issuing Bank (but in any case within 2 Business Days thereof), and regardless of whether the relevant Issuing Bank has or has not paid the amount demanded to the relevant Beneficiary (which demand the Issuing Bank shall copy to the Facility Agent) to pay to the relevant Issuing Bank an amount in the relevant currency of payment (or if agreed in advance with the relevant Issuing Bank an amount in Euro) sufficient for the relevant Issuing Bank to satisfy in full the relevant Demand Amount (together with interest, if any, determined in accordance with Clause 18 from the date of payment by the Issuing Bank to the date of the corresponding payment by the Company under this Clause 15.4);

(ii)

authorises the relevant Issuing Bank to debit the Company’s bank account (if any) held with the relevant Issuing Bank all and any amount which the Company or any Guaranteed Subsidiary may owe to the Issuing Bank under the Finance Documents so as to ensure that such payment will be made in due time (following which the Issuing Bank shall notify the Company of the amount so debited and the amount, if any, that remains outstanding), provided that to the extent that at any time the balance standing to the credit of any such bank account is insufficient to pay the amount owing in full, the Company shall be and remain liable to pay the Issuing Bank the balance without any further notice required on the part of the Issuing Bank (and for the avoidance of doubt, the Issuing Bank shall be entitled to demand full payment of any amounts due and payable under this Agreement or any Finance Document in a manner other than by way of debiting such bank account(s)); and

(c)	agrees promptly on demand to reimburse to the Facility Agent (acting on the instruction of any Tranche A Participating Bank) for the account of the Tranche A Participating Banks any payment which the Tranche A Participating Banks shall have made to an Issuing Bank under Clause 16 in respect of any Bonding Guarantee. The Facility Agent shall distribute any amount received by it in reimbursement of any amount actually paid by a Tranche A Issuing Bank pro rata by reference to the Tranche A Bonding Guarantee Proportion immediately prior to the demand under that Bonding Guarantee being made.

Continuing indemnity:

15.5 The obligations of the Company and each Guaranteed Subsidiary under this Clause 15 are continuing obligations and will extend to the ultimate balance of all sums payable by the Company or that Guaranteed Subsidiary under or in connection with any Bonding Guarantee regardless of any intermediate payment or discharge in whole or in part.

No Contest:

15.6 Save as expressly provided herein, the Company and the Guaranteed Subsidiaries shall not be entitled to contest the recourse of any Issuing Bank, claim any set-off or make any counterclaims, and without limiting the foregoing, shall specifically not be entitled to do so under circumstances in which they contest any payment made by an Issuing Bank to a Beneficiary.

Waiver of defences:

15.7 The obligations of each Guaranteed Subsidiary and the Company under this Clause 15 will not be affected by any act, omission, matter or thing which but for this provision would reduce, release or prejudice any of their obligations under this Clause 15 or diminish those obligations in whole or in part, including, whether or not known to them or any Finance Party:

(a)	any time, waiver or consent granted by or any composition with any Guaranteed Subsidiary, the Company, a Finance Party, Beneficiary or any other person;

(b)	the release of any Guaranteed Subsidiary, the Company or any other person under the terms of any composition or arrangement with any creditor of such Guaranteed Subsidiary or the Company or with any member of the ALSTOM Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Guaranteed Subsidiary, the Company or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Guaranteed Subsidiary, the Company or any other person;

(e)	the termination of the appointment of the Company as agent of the relevant Guaranteed Subsidiary pursuant to Clause 2.5;

(f)	the invalidity of any Bonding Guarantee or any related underlying contract or agreement;

(g)	any amendment or variation (however fundamental) or replacement of any Finance Document or any other document or security so that references to that Finance Document or other document in this Clause 15 shall include each variation or replacement;

(h)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, Bonding Guarantee or any other document or security;

(i)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Guaranteed Subsidiary or the Company under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Company’s and the relevant Guaranteed Subsidiary’s obligations under this Clause 15 be construed as if there were no such circumstance; or

(j)	any insolvency or similar proceedings of any person.

Payment of Demand Amount by the Company and/or Guaranteed Subsidiary in absence of payment by Issuing Bank to Beneficiary:

15.8 In the event that the Company or a Guaranteed Subsidiary makes a payment to an Issuing Bank in respect of a Demand Amount in advance of any corresponding payment by such Issuing Bank to the Beneficiary under the relevant Bonding Guarantee, and for any reason it is subsequently determined by the Issuing Bank that such Demand Amount is not payable to the Beneficiary (and no payment is actually made by the Bank to such Beneficiary in respect thereof), then such payment shall bear interest at EONIA less 0.25 per cent. per annum payable by such Issuing Bank to the Company or Guaranteed Subsidiary for such period beginning on (and including) the date such payment was made by the Company or the Guaranteed Subsidiary to such Issuing Bank and ending on the date on which such payment is returned by the Issuing Bank to the Company or the relevant Guaranteed Subsidiary. Such interest shall be calculated on the basis of a 360-day year on the basis of the actual number of days elapsed in that period.

Excess payment:

15.9 To the extent that a Bank or the Facility Agent receives payment in excess of the amount actually owed to it in respect of a Demand Amount (including any interest thereon) from a Guaranteed Subsidiary or the Company, whether as the result of a debit of an account or otherwise, it shall promptly upon determining the amount of such excess return the same to the relevant Obligor.

Immediate recourse, additional security:

15.10 (a)	A Bank shall be entitled to enforce its rights under this Clause 15 (save to the extent provided hereunder) without first making any demand on or taking any proceedings against or filing any proof or claim in any insolvency, winding up or liquidation of the Company, any Guaranteed Subsidiary, or any other person or exhausting any right or remedy against the Company, any Guaranteed Subsidiary, or any other person.

(b)	A Bank’s rights under this Clause 15 shall be in addition to and shall not in any way be prejudiced by any other right or security held by the Bank in relation to the obligations of the Company and any Guaranteed Subsidiary, including without limitation, those under the CFDI Guarantee. A Bank’s rights under this Clause 15 are in addition to and are not exclusive of those provided by law. The CFDI Guarantee does not relieve the Company or any Guaranteed Subsidiary of any of its obligations under this Agreement and any payment made to any Bank pursuant to the CFDI Guarantee does not discharge or diminish the Company’s or any Guaranteed Subsidiary’s liabilities under this Agreement.

16.	INDEMNITY AND PARTICIPATION OF THE TRANCHE A PARTICIPATING BANKS

Indemnity:

16.1 Each Tranche A Participating Bank shall (according to its Tranche A Bonding Guarantee Proportion) promptly on demand indemnify each Tranche A Issuing Bank against any cost (including funding costs), loss or liability incurred by such Tranche A Issuing Bank (otherwise than by reason of such Tranche A Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Tranche A Bonding Guarantee (unless and to the extent that such Tranche A Issuing Bank has already been reimbursed by an Obligor pursuant to a Finance Document). Any demand by a Tranche A Issuing Bank shall be made to the Facility Agent once only per day by 4.00p.m. Greenwich Mean Time (GMT) substantially in the form of Schedule 11 listed and totalled by the relevant currency of payment for communication to the Tranche A Participating Banks and each Tranche A Participating Bank shall, following receipt of such demand, pay to the Facility Agent (for the account of the Issuing Bank) within 3 Business Days an amount equal to its Tranche A Bonding Guarantee Proportion of the amount so demanded.

Participation:

16.2 If any Tranche A Participating Bank is not permitted (by its constitutional documents or any applicable law) to comply with Clause 16.1 above, then that Bank will not be obliged to comply with such Clause and shall instead be deemed to have taken, on the date the Bonding Guarantee is issued (or if later, on the date the relevant Tranche A Participating Bank’s participation in the Bonding Guarantee is effected in accordance with the terms of this Agreement), a participation in the Bonding Guarantee in an amount equal to its Tranche A Bonding Guarantee Proportion of that Bonding Guarantee. On receipt of demand from the Facility Agent, that Tranche A Participating Bank shall pay to the Facility Agent (for the account of the Issuing Bank) within 3 Business Days an amount equal to its Tranche A Bonding Guarantee Proportion of the amount demanded under Clause 16.1.

Continuing Obligations:

16.3 (a)	The obligations of each Tranche A Participating Bank under this Clause 16 are continuing obligations and will extend to the ultimate balance of sums payable by that Tranche A Participating Bank in respect of any Tranche A Bonding Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(b)	Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the obligations of the Company and Guaranteed Subsidiaries under Clause 15 will not be affected by any payment by a Tranche A Participating Bank in accordance with this Clause 16.

Limitation of Indemnity and Participation:

16.4 (a)	The Tranche A Participating Banks’ obligations in this Clause 16 do not extend to any of the Applicants’ obligations to provide cash cover to a Tranche A Issuing Bank in any of the circumstances provided for in the Finance Documents, but this exception shall not exonerate the Tranche A Participating Banks from their ultimate indemnity or participation obligations to the Tranche A Issuing Banks in respect of the relevant Tranche A Bonding Guarantee.

(b)

Without prejudice to the rights of the relevant Tranche A Issuing Bank under the other provisions of this Agreement, to the extent that a Guaranteed Subsidiary is required to perform its obligations in respect of a Bonding Guarantee in an Optional Currency deposits of which are no longer readily available in the designated inter-bank market, a Tranche A Participating Bank may, if it is unable to make payment under this Clause 16 in the Optional Currency, notify the relevant Tranche A Issuing Bank through the Facility Agent of this fact and that it wishes to make payment under this Clause 16 in Euros. In that event, the relevant Tranche A Issuing Bank shall notify the Facility Agent of the counter value in Euros of the amount demanded (as determined by the Tranche A Issuing Bank) and the Facility Agent shall notify the each Tranche A Participating Bank of its Tranche A Bonding Guarantee Proportion of that Euro amount. Payment of that Tranche A Bonding Guarantee Proportion of that Euro amount will be regarded as satisfying the relevant Tranche A Participating Bank’s guarantee obligations in respect of the relevant demand.

(c)	Multiple demands may be made under the provisions of this Clause 16, and demands may specify an amount in respect of anticipated interest accrual to the date for payment referred to in Clause 16.6.

(d)	The Tranche A Participating Banks agree that in respect of a Bonding Guarantee denominated in an Optional Currency deposits of which are not readily available to the relevant Tranche A Issuing Bank, payment by that Tranche A Issuing Bank in a major currency different from the currency of denomination of the Tranche A Bonding Guarantee in an appropriate counter value will be a valid payment for all purposes of this Agreement.

Notification of default:

16.5 The relevant Tranche A Issuing Bank shall promptly notify the Facility Agent, which shall notify the Company and the Banks, of any failure by a Tranche A Participating Bank in performance of its obligations referred to in this Clause 16.

Indemnity and Payment:

16.6 (a)	Each Tranche A Participating Bank will pay its Tranche A Bonding Guarantee Proportion of each amount demanded pursuant to Clauses 16.1 and 16.2, on the second Business Day following the date of demand.

(b)	The requirement for payment by a Tranche A Participating Bank referred to in (a) above is not contingent upon the filing of any claim under the CFDI Notice, or where such a claim has been filed, receipt of any payment from CFDI.

(c)	If a Tranche A Issuing Bank having received payment from a Tranche A Participating Bank pursuant to Clauses 16.1 or 16.2 receives a payment corresponding to the same loss or liability from a Guaranteed Subsidiary or the Company or from CFDI, the Tranche A Issuing Bank will pay to that Tranche A Participating Bank an amount equal to its Tranche A Bonding Guarantee Proportion of that payment.

(d)	All payments by a Tranche A Participating Bank under this Clause 16 shall be made without set-off or counterclaim, and Clause 21.2 shall apply, mutatis mutandis, in relation to payments to be made by a Tranche A Participating Bank for a Tranche A Issuing Bank under this Clause 16 as if references in Clause 21.2 to the Company, the Guaranteed Subsidiaries or any Obligor were to that Tranche A Participating Bank and to a Finance Party were to the Tranche A Issuing Bank.

Enforcement:

16.7 (a)	Each Guaranteed Subsidiary and the Company shall indemnify each Tranche A Participating Bank (through the Facility Agent) in respect of all amounts so paid by that Tranche A Participating Bank relating to the Company’s or that Guaranteed Subsidiary’s obligations.

(b)	Notwithstanding the above, in respect of any claim for a Demand Amount under a Tranche A Bonding Guarantee, the relevant Tranche A Issuing Bank (and not the Tranche A Participating Banks) shall exercise all rights and recourse against the Company and the relevant Guaranteed Subsidiary, notwithstanding the payment in full by any such Tranche A Participating Bank of amounts demanded of it under the provisions of Clauses 16.1 or 16.2. The relevant Tranche A Issuing Bank shall diligently exercise its rights and pursue its remedies against the Company and/or the relevant Guaranteed Subsidiary in connection with such Demand Amount and thereafter shall be obliged to share in any recoveries with each Tranche A Participating Bank in accordance with Clause 16.6(c).

Waiver of Defences:

16.8 The obligations of the Tranche A Participating Banks under this Clause 16 will not be affected by any act, omission, matter or thing which but for this provision would reduce, release or prejudice any of their obligations under this Clause 16 or diminish those obligations in whole or in part, including, whether or not known to them or any Finance Party:

(a)	any time, waiver or consent granted by or any composition with any Guaranteed Subsidiary, the Company, a Finance Party, a Beneficiary or any other person;

(b)	the release of any Guaranteed Subsidiary, the Company, or any other person under the terms of any composition or arrangement with any creditor of the Company, any Guaranteed Subsidiary or with any member of the ALSTOM Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company, any Guaranteed Subsidiary or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Company or any Guaranteed Subsidiary or any other person;

(e)	any amendment or variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document or other document in this Clause 16 shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Tranche A Participating Banks’ obligations under this Clause 16 shall remain in full force and their guarantees be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Bank under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Tranche A Participating Banks’ obligations under this Clause 16 be construed as if there were no such circumstance;

(h)	any insolvency or similar proceedings of any person; or

(i)	the failure of any Tranche A Bonding Guarantee to come within the coverage of the CFDI Guarantee, absent gross negligence or wilful misconduct on the part of the relevant Tranche A Issuing Bank.

Immediate recourse, additional security:

16.9 (a)	A Tranche A Issuing Bank shall be entitled to enforce its rights under this Clause 16 without first making any demand on or taking any proceedings against or filing any proof or claim in any insolvency, winding up or liquidation of the Company, any Guaranteed Subsidiary, or any other person or exhausting any right or remedy against the Company, any Guaranteed Subsidiary, or any other person.

(b)	A Tranche A Issuing Bank’s rights under this Clause 16 shall be in addition to and shall not in any way be prejudiced by any other right or security held by the Tranche A Issuing Bank in relation to the obligations of the Company or any Guaranteed Subsidiary. A Tranche A Issuing Bank’s rights under this Clause 16 are in addition to and are not exclusive of those provided by law.

17.	CANCELLATION AND REDUCTION OF COMMITMENTS

Automatic cancellation and reduction of Commitments in relation to CFDI Guarantee:

17.1 (a)	Pursuant to the CFDI Notice, CFDI will notify the Facility Agent (or the Issuing Banks, in which case the Issuing Banks shall immediately notify the Facility Agent) each month of the maximum amount in Euro available (the CFDI availability) under the CFDI Guarantee, that is EUR 3,500,000,000 minus the aggregate principal amount of all Bonding Guarantees and External Guarantees which are already the subject of the CFDI Guarantee until the CFDI availability is equal to or less than EUR 350,000,000, whereupon CFDI shall so notify the Facility Agent on a weekly basis.

(b)

Within 1 Business Day of its receipt of each such notice from CFDI, the Facility Agent shall compare the CFDI availability to the current Available Facility Amount and if at any time the former is less than the latter, the Facility Agent shall notify the Banks and the Company and upon such notice from the Facility Agent the Total Tranche A Available Commitments shall be automatically cancelled (and each Tranche A Bank’s Commitment shall be proportionately reduced) to the extent required to ensure that the Available Facility Amount does not at any time exceed the CFDI availability. If the Total Tranche A Available Commitments have already been reduced to zero, the Facility Agent shall, in accordance with the instruction of the Majority Banks, notify the Banks that the Total Tranche B Available Commitments shall be cancelled (and the Tranche B Bank’s Commitments equitably reduced) to the extent required in order that the Available Facility Amount does not at any time exceed the CFDI availability. Once cancelled, no amount of any Commitment hereunder shall be reinstated.

(c)	In the event that the aggregate Euro Amount of all Bonding Guarantees shall at any time, as a result of such automatic cancellation and reduction of Commitments, exceed the Total Commitments, then the Company shall provide cash cover to the Facility Agent (to the extent that this does not result in a breach of the Company’s or ALSTOM’s contractual undertakings, in particular those under syndicated loans) in an amount equal to the lesser of (1) such excess or (2) the aggregate Euro Amount of outstanding Bonding Guarantees, (or to the extent no cash cover is provided) provide a counter guarantee from a bank or financial institution with the Requisite Credit Rating to the extent of such amount in form and substance satisfactory to the Facility Agent).

Automatic cancellation and reduction of Commitments on Final Issue Date:

17.2 Each Bank’s Available Commitment shall be automatically cancelled and reduced to zero at the close of business on the Final Issue Date in accordance with Clause 13.

Voluntary cancellation:

17.3 (a)	The Company may, at any time by giving not less than 10 days’ prior written irrevocable notice to the Facility Agent, cancel any undrawn amount of the Total Tranche A Commitments or the Total Tranche B Commitments in whole or in part and without penalty (but, if in part, in the minimum amount of €10,000,000 or integral multiples thereof). No amount of the Total Commitments cancelled hereunder may be subsequently reinstated.

(b)	Voluntary cancellation under the Tranche A Facility shall be pro rata to the Tranche A Commitments of the Tranche A Banks.

(c)	Voluntary cancellation under the Tranche B Facility shall be, to the extent reasonably practicable, pro rata to the Tranche B Commitments of the Tranche B Issuing Banks.

Additional right of cancellation:

17.4 If:

(a)	any Obligor is required to pay to a Bank any additional amounts under Clause 21; or

(b)	the Company is required to pay to a Bank any amount under Clause 22,

in connection with any Bonding Guarantee in which such Bank participates (an affected Bonding Guarantee) then without prejudice to the obligations of the Company or any Guaranteed Subsidiary under those Clauses, the Company may, whilst the circumstances giving rise to the requirement continue, give notice to that Bank through the Facility Agent of the exercise of its additional right to cancellation pursuant to this Clause 17. On the date falling five Business Days after the date such notice is given the Company shall do the following in respect of each affected Bonding Guarantee (and the Mandated Lead Arrangers shall each use reasonable endeavours to assist the Company in connection therewith):

(i)	where such Bank participates in an affected Bonding Guarantee in the capacity of Issuing Bank:

(A)	procure the release in a manner satisfactory to such Issuing Bank (acting reasonably) of that affected Bonding Guarantee issued by it; or

(B)	procure the release of the affected Bonding Guarantee in a manner satisfactory to such Issuing Bank (acting reasonably) and replace the affected Bonding Guarantee by a Bonding Guarantee issued by another Bank (subject always, to the requirements of the CFDI Notice), or by a bonding guarantee issued by another bank or financial institution outside of the Facility; and

(ii)	where such Bank is participating in the affected Bonding Guarantee in the capacity of Tranche A Participating Bank:

(A)	procure the release in a manner satisfactory to such Tranche A Participating Bank (and the relevant Issuing Bank) of that Tranche A Participating Bank’s obligations under the affected Bonding Guarantee; or

(B)	release and replace the Tranche A Participating Bank’s obligations under the affected Bonding Guarantee with one or more participations of a Bank, or another bank or financial institution with the Requisite Credit Rating (and subject always, to the requirements of the CFDI Notice);

whereupon, that Bank’s Commitment(s) to the extent of its participation in such affected Bonding Guarantee(s) (and if applicable, its obligations as an Issuing Bank in respect of such affected Bonding Guarantee(s)) shall be cancelled and such Bank shall not be obliged to issue or participate in any further Bonding Guarantees which may be similarly affected.

(c)

In the case where additional amounts under Clause 21 or an amount under Clause 22 relate generally to Fees or other amounts payable under this Agreement not allocable to a particular Bonding Guarantee(s) (or if and to the extent that the requirements of paragraph (b)(i) and (ii) above can not be fully satisfied by the Company in respect of each affected Bonding Guarantee), the Company shall continue to be obliged to pay in respect of such additional amounts in accordance with Clause 21 or amounts in accordance with Clause 22 and such Clauses shall otherwise continue in all respects to apply.

Mandatory Cancellation:

17.5 Upon the occurrence of an Event of Default which is continuing prior to the Final Issue Date and at the request of the Majority Banks, all Available Commitments shall be cancelled.

Voluntary Discharge:

17.6 (a)	The Company may, by giving not less than 10 Business Days’ prior written irrevocable notice to the Facility Agent discharge at any time any Bonding Guarantee (by substituting another bank or financial institution (in the case of the Tranche A Facility, having the Requisite Credit Rating) by way of a counter-guarantee, novation or otherwise in a manner satisfactory to the relevant Issuing Bank acting reasonably, without penalty, in whole but not in part, subject to a minimum discharge of €10,000,000.

(b)	Any discharge under the Tranche A Facility shall be made to the Tranche A Participating Banks pro rata to the Commitments of the Tranche A Participating Banks.

(c)	Any discharge under the Tranche B Facility shall be made (to the extent reasonably practicable) pro rata to the Commitments of the Tranche B Issuing Banks.

Miscellaneous provisions:

17.7 (a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Banks promptly of receipt of any such notice.

(b)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(c)	Without prejudice to Clause 2.2(k), no amount of the Total Tranche A Commitments or Total Tranche B Commitments cancelled or discharged under this Agreement may subsequently be reinstated.

(d)	Any Outstandings which are reimbursed, repaid, reduced or discharged may not thereafter be reinstated or redrawn.

(e)	In relation to the cancellation of any of the Total Tranche A Commitments, the Commitments of the Tranche A Banks shall be cancelled in an equivalent amount on a pro rata basis.

18.	DEFAULT INTEREST

Default Interest:

18.1 Any Unpaid Sum and any sum due and payable by the Company or a Guaranteed Subsidiary under any judgment of any court in connection with this Agreement or any Finance Document that is not paid on the date of such judgment (an Unpaid Judgment) shall be subject to Default Interest for each day during the period beginning (and including): (a) in the case of any Unpaid Sum other than a Demand Amount, the due date for payment, (b) in the case of a Demand Amount, the date on which the relevant Issuing Bank made the corresponding payment to the Beneficiary under the relevant Bonding Guarantee, and (c) in the case of an Unpaid Judgment, on the date of such judgment (or such earlier date as may be required by the terms of such judgment), and in each case ending (and excluding) the date upon which the obligation of the Company or Guaranteed Subsidiary to pay such sum is discharged. Default Interest shall accrue at the rate per annum which is the sum of 2.5 per cent. per annum, the Mandatory Costs in respect thereof at such time and (i) in the case of an Unpaid Sum or Unpaid Judgment denominated in Euros, EONIA or (ii) in the case of an Unpaid Sum or Unpaid Judgment denominated in an Optional Currency or any other currency, LIBOR, in each case on each relevant day.

Break Costs:

18.2 If any Bank or the Facility Agent on its behalf receives or recovers all or any part of such Bank’s share of an Unpaid Sum or Unpaid Judgment otherwise than on the last day of the relevant period (as such term is defined in the definition of LIBOR) thereof (if applicable), the Company or the relevant Guaranteed Subsidiary shall pay to the Facility Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the relevant period thereof exceeds (b) the amount of interest which in the opinion of the Facility Agent would have been payable to the Facility Agent on the last day of the relevant period thereof in respect of a Euro deposit equal to the amount so received or recovered placed by it with a prime bank in Paris for a period starting on the third Business Day following the date of such receipt or recovery and ending on the last day of the relevant period thereof.

Payment of Default Interest:

18.3 Any interest which shall have accrued under this Clause 18 in respect of an Unpaid Sum or Unpaid Judgment shall be paid by the Company or the relevant Guaranteed Subsidiary on the last day of the relevant period or on such other dates as the relevant Bank or the Facility Agent may specify.

Notification of rate of interest:

18.4 The Facility Agent shall promptly notify each relevant Party of the determination of a rate of Default Interest under this Agreement.

Banks’ Mandatory Costs Details:

18.5 Each Bank will supply the Facility Agent with such information and in such detail as the Facility Agent may require in order to calculate the Mandatory Costs in accordance with Schedule 7.

19.	OPTIONAL CURRENCIES

Adjusted Euro Amount:

The Facility Agent shall calculate and notify each Bank and the Company within 5 Business Days following each Reset Date of the aggregate adjusted Euro Amount of all Bonding Guarantees in each currency as at the Reset Date, and, (i) in the case of each Issuing Bank, the aggregate Euro Amount of such Bonding Guarantees issued by it in each such currency, and (ii) in the case of each Tranche A Participating Bank of the aggregate amount of that Bank’s participation in the Bonding Guarantees denominated in each such currency.

20.	PAYMENTS

Place:

20.1 Unless specifically provided otherwise in this Agreement, all payments by the Company, any Guaranteed Subsidiary or a Bank under the Finance Documents shall be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	the case of Euros, in the principal financial centre of a Participating Member State or London, or as the Facility Agent may notify the Company (which shall in turn notify the Guaranteed Subsidiaries) or that Bank by not less than 5 Business Days’ notice for this purpose.

Funds:

20.2 Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

Distribution:

20.3 (a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent as soon as practicable after receipt to that Party entitled to receive payment in accordance with this Agreement by payment (in the currency and funds of receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of Euros, in the principal financial centre of a Participating Member State or London, or as that Party may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it from the Company or a Guaranteed Subsidiary in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Party under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Facility Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

Currency:

20.4 (a)	Default Interest is payable in the currency in which the relevant Unpaid Sum or Unpaid Judgment in respect of which it is payable is denominated.

(b)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred (including for the avoidance of doubt, in respect of any Demand Amounts).

(c)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in Euros.

Set-off and counterclaim and nature of amounts payable:

20.5 All payments made by the Company or any Guaranteed Subsidiary under the Finance Documents shall be made without set-off or counterclaim.

Non-Business Days:

20.6 If a payment under any Finance Document is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day.

Partial payments:

20.7 (a)	If the Facility Agent receives a payment (including cash cover) insufficient to discharge all the amounts then due and payable by the Company or a Guaranteed Subsidiary under the Finance Documents, or a payment following occurrence of an Event of Default, the Facility Agent shall apply that payment towards the obligations of that Party under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid Fees, costs, expenses, indemnity payments and other amounts due to the Facility Agent (for its own account) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any due but unpaid costs and expenses of the Mandated Lead Arrangers and the Banks under the Finance Documents;

(iii)	thirdly, in or towards payment of any other unpaid Fees, costs and expenses, indemnity payments and other amounts due to the Banks under the Finance Documents;

(iv)	fourthly, in or towards payment pro rata of any Default Interest;

(v)	fifthly, in or towards payment pro rata of any Demand Amounts;

(vi)	sixthly, in or towards payment pro rata of any principal amount (other than a Demand Amount) due but unpaid under the Finance Documents (including for the avoidance of doubt in or towards the constitution of cash cover to be provided under a Bonding Guarantee); and

(vii)	seventhly, in or towards payment pro rata of any other sum due but unsatisfied under the Finance Documents,

in each case if and to the extent the same is a liability of the Company or the relevant Guaranteed Subsidiary.

(b)	The Facility Agent shall, if so directed by the Majority Banks, vary the order set out in sub-paragraphs (a)(ii) to (vii) above, as appropriate.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company or any Guaranteed Subsidiary.

21.	TAXES

Payments to be free and clear:

21.1 All sums payable by any of the Obligors under this Agreement shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of Tax, by way of set-off or otherwise.

Grossing-up of Payments:

21.2 (a)	If any Obligor or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any Tax or other amount from any sum paid or payable by, or received or receivable from, an Obligor under this Agreement, such Obligor shall (to the extent permitted by law) at the same time pay such additional amount as is necessary to ensure that the Facility Agent or, as the case may be, the Bank to which that sum is due receives and retains (free from any liability other than Tax on its Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)	If any Obligor or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any Tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 21.2(b) by the Facility Agent or, as the case may be, any Bank under this Agreement (except for a payment by the Facility Agent or a Bank of Tax on its Overall Net Income)), such Obligor shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Facility Agent or any Bank, shall reimburse it on demand for the amount paid by it.

(c)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by Clause 21.2(b) to pay, the Company shall deliver to the Facility Agent evidence satisfactory to the Facility Agent or, as the case may be, the relevant Bank (including any original receipts, or certified copies thereof) of that deduction, withholding or, as the case may be, payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the relevant Obligor is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Facility Agent.

(e)	If any Obligor becomes or will become obliged to pay an amount under Clauses 21.2(a) or (b) to any Bank in connection with any Bonding Guarantee (an affected Bonding Guarantee) or in respect of any Fees or any other amounts payable under this Agreement, but is prevented by law from making such payment, then such Obligor shall give notice to the Facility Agent within 15 days of becoming aware of such fact. During the 30 day period commencing on the date of receipt of such information, the Company and the relevant Bank shall negotiate in good faith with a view to the Bank taking such steps as it determines, in its discretion, are reasonably open to it and are acceptable to the Company to avoid such prohibition on payment. If, at the end of the 30 day period, no mutually acceptable solution has been agreed on, the Company or the relevant Guaranteed Subsidiary shall, within 2 Business Days in respect of each affected Bonding Guarantee:

(i)	where such Bank participates in an affected Bonding Guarantee in the capacity of Issuing Bank:

(A)	procure the release in a manner satisfactory to such Issuing Bank (acting reasonably) of that affected Bonding Guarantee issued by it; or

(B)	procure the release of the affected Bonding Guarantee in a manner satisfactory to such Issuing Bank (acting reasonably) and replace the affected Bonding Guarantee by a Bonding Guarantee issued by another Bank (subject always, to the requirements of the CFDI Notice), or by a bonding guarantee issued by another bank or financial institution outside of the Facility;

(ii)	where such Bank is participating in the affected Bonding Guarantee in the capacity of a Tranche A Participating Bank:

(A)	procure the release in a manner satisfactory to such Tranche A Participating Bank (and the relevant Issuing Bank) of that Tranche A Participating Bank’s obligations under the affected Bonding Guarantee; or

(B)	release and replace the Tranche A Participating Bank’s obligations under the affected Bonding Guarantee with one or more participations of a Bank, or another bank or financial institution with the Requisite Credit Rating (and subject always, to the requirements of the CFDI Notice);

whereupon, the Commitment(s) of that Bank to the extent of its participation in such affected Bonding Guarantee(s) shall be cancelled and such Bank shall not be obliged to issue or participate in any further Bonding Guarantees which may be similarly affected; and

(iii)	in the case where additional amounts under Clause 21 relate generally to Fees or other amounts payable under this Agreement not allocable to a particular Bonding Guarantee(s) (or if and to the extent that the requirements of paragraphs (i) or (ii) above cannot be fully satisfied by the Company in respect of each affected Bonding Guarantee), the provisions of this Clause 21 shall otherwise continue to apply to the fullest extent permitted by Applicable Law.

Qualifying Lender:

21.3 Notwithstanding Clauses 21.2(a) or (b), no Obligor shall be required to pay any additional amount in respect of any Tax so imposed or levied on a Bank if (i) on the due date of a payment of interest to a Bank or the Facility Agent, such person is not a Qualifying Lender, unless such imposition of withholding results from the introduction of, or any change in, or in the interpretation or application of, any relevant law, order or practice of the French tax authorities after this Agreement is entered into or, as the case may be, the date on which that person becomes a Bank or

Facility Agent, as the case may be, or from the date of breach by any Obligor of its obligations under Clause 21.4 or (ii) such person has failed to complete any procedural formalities which were in its sole dominion and control to complete and which are necessary in order to ensure that no additional amounts in respect of Tax are payable by any Obligor pursuant to Clause 21.2.

Tax administration formalities:

21.4 Each Obligor agrees to provide such information in respect of itself as may be reasonably requested by the Banks or the Facility Agent in order for the Banks or the Facility Agent to comply with any administrative formalities required in order for the Banks or the Facility Agent to be exempt from withholding or deduction for any taxes under any applicable international treaty.

Refund of Tax Credits:

21.5 If:

(a)	any Obligor makes a payment under Clauses 21.2(a) or (b) (a Tax Payment) in respect of a payment to a Bank under this Agreement; and
(b)	that Bank obtains a refund of Tax or obtains and uses a credit against Tax on its Overall Net Income (a Tax Credit) which that Bank is able to identify as attributable to that Tax Payment,

then, if it can do so without any adverse consequences for that Bank, that Bank shall, as soon as practicable, reimburse the relevant Obligor such amount as that Bank determines in its sole discretion to be such proportion of that Tax Credit as will leave that Bank (after that reimbursement) in no better or worse position in respect of its world-wide Tax liabilities than it would have been in if no Tax Payment had been required. A Bank shall use its reasonable endeavours to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 21.5 (and, if so, what amount and when). No Bank shall be obliged to disclose any information regarding its Tax affairs and computations.

22.	INCREASED COSTS

Indemnity:

22.1 If the Facility Agent or, as the case may be, any Bank (in each case acting reasonably) determines that, as a result of the introduction of or any change in, or in the interpretation or application of, any law or Directive or compliance by it with any law or Directive:

(a)	it (or any of its Holding Companies) incurs a cost in maintaining all or any part of its Commitment and/or in making, maintaining or funding all or any part of its share of any Bonding Guarantee or any Unpaid Sum; and/or

(b)	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its (or any of its

Holding Companies’) capital is reduced (except on account of Tax on its Overall Net Income); and/or

(c)	it (or any of its Holding Companies) makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement,

(in each case, an Increased Cost) the Company shall, at the request of the Facility Agent or the relevant Bank, as the case may be, and at the Company’s option do one of the following:

(i)	indemnify the Facility Agent or the relevant Bank, without incurring any further penalty, (or pay to it an amount sufficient to indemnify any of its Holding Companies) against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Facility Agent for its own account or, as the case may be, for the account of that Bank the amount certified by it with reasonable justification to be necessary so to indemnify it (or any of its Holding Companies) on the date specified in that request; or

(ii)	in the case where such Increased Cost is attributable to any of the Bonding Guarantees (an affected Bonding Guarantee) in which the Bank participates, the Company may, in mitigation of such Increased Costs, do the following in respect of each affected Bonding Guarantee:

(A)	where such Bank participates in an affected Bonding Guarantee in the capacity of Issuing Bank:

(I)	procure the release in a manner satisfactory to such Issuing Bank (acting reasonably) of that affected Bonding Guarantees issued by it; or

(II)	procure the release of the affected Bonding Guarantee in a manner satisfactory to such Issuing Bank (acting reasonably) and replace the affected Bonding Guarantee by a Bonding Guarantee issued by another Bank (subject always, to the requirements of the CFDI Notice), or by a bonding guarantee issued by another bank or financial institution outside of the Facility; and

(B)	where such Bank is participating in the affected Bonding Guarantee in the capacity of a Tranche A Participating Bank:

(I)	procure the release in a manner satisfactory to such Tranche A Participating Bank (and the relevant Issuing Bank) of that Tranche A Participating Bank’s obligations under the affected Bonding Guarantee; or

(II)	release and replace the Tranche A Participating Bank’s obligations under the affected Bonding Guarantee with one or more participations of a Bank or another bank or financial institution with the Requisite Credit Rating (and subject always, to the requirements of the CFDI Notice).

Capital Adequacy:

22.2 Under Clause 22.1, a Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitment, its share of any Bonding Guarantee or any Demand Amount, but also for that proportion of any cost (other than Mandatory Cost), reduction, payment or forgone interest or other return which that Bank (or any of its Holding Companies) reasonably determines to be fairly allocable to this Agreement, its Commitment, its share of any Bonding Guarantee or any Unpaid Sum in relation to any law or Directive applicable to that Bank (or any of its Holding Companies) or affecting the conduct of that Bank’s (or any of its Holding Companies’) business or a type of business or the manner in which or the extent to which that Bank (or any of its Holding Companies) allocates capital resources.

Certificate:

22.3 A Finance Party claiming for an Increased Cost under this Clause 22 shall provide a certificate to the Company through the Facility Agent setting out in reasonable detail calculations and computations establishing the amount claimed and the basis for the claim (but without being under any obligation to disclose any confidential information concerning its internal affairs).

23.	ILLEGALITY

If after the date hereof it becomes unlawful in any applicable jurisdiction for a Bank to (1) give effect to any of its obligations as contemplated by this Agreement or (2) to fund or maintain its participation in any Bonding Guarantee or to allow any Bonding Guarantee issued by it to remain outstanding (each such Bonding Guarantee, an affected Bonding Guarantee and in the case of item (1), all Bonding Guarantees in which such Finance Party participates shall be deemed to be affected Bonding Guarantees for purposes of this Clause 23), then that Bank shall notify the Company through the Facility Agent (and the Company in turn shall notify the relevant Guaranteed Subsidiary) accordingly and the Company shall do the following:

(a)	where such Bank is participating in the affected Bonding Guarantee in the capacity of a Tranche A Participating Bank:

(i)	procure the release in a manner satisfactory to such Tranche A Participating Bank (and the relevant Issuing Bank) of that Tranche A Participating Bank’s obligations under the affected Bonding Guarantee; or

(ii)	release and replace the Tranche A Participating Bank’s obligations under the affected Bonding Guarantee with one or more participations of a Bank, or another bank or financial institution with the Requisite Credit Rating (and subject always, to the requirements of the CFDI Notice);

whereupon, the Commitment(s) of that Bank shall forthwith be cancelled to the extent of its participation in the affected Bonding Guarantees and it shall not be obliged to participate in or, if applicable issue any further Bonding Guarantees which may be similarly affected (but, until compliance with (i) or (ii) above, without prejudice to the rights of the Issuing Banks under Clause 16 in respect of all then outstanding Bonding Guarantees);

(b)	if that Bank is an Issuing Bank:

(i)	the Company shall forthwith, upon request of such Bank, substitute another bank or financial institution, which may be another Bank or a bank with the Requisite Credit Rating (and subject always, to the requirements of the CFDI Notice); or

(ii)	the Company shall forthwith, or by such later date as is immediately prior to the illegality taking effect, procure the release and discharge of each Bonding Guarantee issued by that Issuing Bank,

whereupon that Issuing Bank shall cease to be an Issuing Bank for the purposes of any further Bonding Guarantees which may be so affected.

24.	MITIGATION

If any circumstances arise which result, or would on the giving of notice result, in the Company having to make a payment to or for the account of a Bank under Clauses 21, 22 or 23, or in a Bank’s Commitment being cancelled under Clause 23, then, without in any way limiting, reducing or otherwise qualifying any of the obligations of the Company under Clauses 21 to 23:

(a)	promptly after an officer of that Bank with responsibility for its participation in the Facility becomes aware of the relevant circumstances and their results, that Bank shall notify the Company and the relevant Guaranteed Subsidiary); and

(b)	in consultation with the Company and the Facility Agent, that Bank shall take all such steps as it determines are reasonably open to it and as are acceptable to the Company and the Facility Agent to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the Facility and/or novating some or all of its rights or obligations under this Agreement to another person acceptable to the Company and willing to take that novation).

However, no Bank shall be obliged to take any such steps which in its reasonable opinion could have an adverse effect on that Bank.

25.	REPRESENTATIONS AND WARRANTIES

By the Company:

25.1 The Company represents and warrants to and for the benefit of each Finance Party, in relation to itself and (where applicable) ALSTOM, the Guaranteed Subsidiaries, the Material Subsidiaries, the Company Subsidiaries and the Consolidated Group as follows:

(a)	Status:

(i)	the Company is a limited liability company duly established and validly existing under the laws of the Republic of France and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct;

(ii)	each of the Guaranteed Subsidiaries is duly incorporated, validly existing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to own its Assets and to carry on its business which it conducts and/or proposes to conduct;

(b)	Powers: each of the Company and the Guaranteed Subsidiaries has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and under any Finance Documents to which it is a party;

(c)	Authorisation and Consents: all Consents required under the laws applicable to it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents in order:

(i)	to enable each of the Company and the Guaranteed Subsidiaries lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and any Finance Document to which any of them is a party;

(ii)	to ensure that those obligations are valid, legally binding and enforceable;

(iii)	to ensure that those obligations rank and will at all times rank in accordance with Clause 27.1(b); and

(iv)	to make this Agreement and the Finance Documents to which each of them is a party admissible in evidence in the courts of England and France (subject only to the preparation of a certified translation of the relevant document), have been obtained or effected (as appropriate) and are in full force and effect.

(d)

Non-Violation etc.: each of the Company’s and the Guaranteed Subsidiaries’ entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement and the Finance Documents to which it is a party and the issuance of any Bonding Guarantee does not and will not violate, conflict with, result in a breach of or constitute a default under, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law to which it is subject;

(ii)	the constitutive documents of the Company or the Guaranteed Subsidiaries; or

(iii)	any agreement (including any existing agreement relating to any Borrowed Money) to which any member of the Consolidated Group is a party or which is binding on any member of the Consolidated Group or their respective Assets, or result in the existence of, or oblige any member of the Consolidated Group to create, any Security over those Assets other than as permitted under Clause 27.1(c);

(e)	Obligations Binding:

(i)	this Agreement and each Finance Document to which the Company and any of the Guaranteed Subsidiaries is or will be a party constitutes, or when executed in accordance with its terms will constitute, its valid, binding and enforceable obligations and will rank pari passu with all of its other unsecured obligations, save for obligations mandatorily preferred by law; and

(ii)	each contract, agreement or undertaking in respect of which a Bonding Guarantee is issued contains valid, binding and enforceable obligations (subject to Applicable Law relating to insolvency or affecting creditor’s rights generally) and in this connection the relevant Guaranteed Subsidiary is in compliance with all of its material legal, regulatory and contractual obligations;

(f)	No Default:

(i)	no Event of Default or Drawstop Event has occurred, or will occur as a result of the issuance of a Bonding Guarantee, other than any waived in accordance with Clause 39; and

(ii)	none of the Company, any Guaranteed Subsidiary or any Material Subsidiary is in breach of or default under any agreement to an extent or in a manner which has or is likely to have a Material Adverse Effect, other than, in each case, an Excluded Default and in respect of any Excluded Default, no Indebtedness under any relevant agreement has been accelerated or put on demand, no commitment arising thereunder has been cancelled or suspended and no relevant financier has invoked or, in respect of an event of default thereunder, expressly alleged that an event of default is subsisting and reserved its rights to invoke any such default;

(g)	Winding-up/Insolvency:

(i)	no proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution of, or in respect of any insolvency proceeding of any nature relating to the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary; and

(ii)	each of the Company, ALSTOM, the Guaranteed Subsidiaries and the Material Subsidiaries are solvent and in a position to meet their respective scheduled payment obligations as they fall due;

(h)	Existing Security:

(i)	no Security exists on or over the Assets of the Company as at the date of this Agreement except as listed in Schedule 12; and

(ii)	no Security exists over the Assets of the Company or those of any other member of the ALSTOM Group except as permitted pursuant to Clause 27.1(c);

(i)	Accounts:

(i)	the Latest Financial Statements of ALSTOM (with copies of the related directors’ and auditors’ reports, if any):

(A)	include such financial statements as are required by the laws of the Republic of France and accounting principles, standards and practices generally accepted in the Republic of France and, save as stated in the notes thereto, were prepared and audited in accordance with accounting standards generally accepted in the Republic of France; and

(B)	together with those notes, give a true and fair view of ALSTOM’s consolidated financial condition and operations and that of the Consolidated Group as at that date and for the period then ended;

(ii)	in the case of the Company and each Guaranteed Subsidiary, its non consolidated audited annual financial statements most recently delivered to the Facility Agent:

(A)	have been prepared in accordance with generally accepted accounting principles generally accepted in the jurisdiction in which it is incorporated, consistently applied; and

(B)	fairly represent its financial condition as at the date to which they were drawn up;

(j)	No Material Adverse Change: save as disclosed to the Banks by the Company in writing in the Information Package prior to the date of this Agreement, no event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect since 6 August 2003;

(k)	Litigation: no litigation, arbitration or administrative proceeding is current, pending or threatened:

(i)	to restrain the entry into, exercise of any of the rights of the Company or any of the Guaranteed Subsidiaries under and/or the performance or enforcement of or compliance with any of its obligations under this Agreement or any of the Finance Documents to which it is a party; or

(ii)	which has or may have a Material Adverse Effect (save as disclosed to the Banks by the Company in the Information Package or otherwise in writing prior to the date of this Agreement);

(l)	Information Package:

(i)	to the best of the Company’s knowledge, information and belief, after all reasonable enquiries, the documents comprising the Information Package, including the financial accounts relating to the Company, ALSTOM and the ALSTOM Group were true, complete and accurate in all material respects at the date of each of them, and the opinions, projections and forecasts in them and the assumptions on which they are based were arrived at after due and careful consideration and enquiry and genuinely represented the Company’s views;

(ii)	there are no relevant facts or circumstances which have not been disclosed to the Facility Agent, the Mandated Lead Arrangers and the Banks in writing since 6 August 2003 and before the date of this Agreement and which could make any of such information, opinions, projections, forecasts or assumptions untrue, incomplete, inaccurate or misleading in any material respect or which, if disclosed, might reasonably be expected adversely to affect the decision of a person considering whether to provide finance to the Company;

(iii)	any other information delivered by or on behalf of the Company hereunder as at the date of delivery hereunder shall be true and accurate in all material respects and not misleading in any material respect by reason of any omission; any statements of opinion included in any such information will reflect opinions held by the officers of the Company; and any projections or forecasts contained in any such other information will in all respects be based on reasonable assumptions;

(m)	Environmental Matters: to the best of the Company’s knowledge, information and belief, after all reasonable enquiries, none of it, ALSTOM, the Guaranteed Subsidiaries or the Material Subsidiaries is in breach or contravention of any applicable Environmental Law in each of the jurisdictions in which it operates in a manner or to an extent which might have a Material Adverse Effect;

(n)	Intellectual Property:

(i)	all material Intellectual Property required to conduct its business and that of ALSTOM, the Guaranteed Subsidiaries and the Material Subsidiaries is beneficially owned by or licensed to ALSTOM Group members free from any licences to third parties which are materially prejudicial to the use of such Intellectual Property, and will not be adversely affected in any material respect by the transactions contemplated by this Agreement or any Finance Document to which any of them is a party; and

(ii)	to the best of the Company’s knowledge, information and belief, after reasonable enquiries, its business and that of ALSTOM, the Guaranteed Subsidiaries and the Material Subsidiaries does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect;

(o)	Assets: each of the Company, ALSTOM, each Guaranteed Subsidiary and each Material Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business;

(p)	Tax Liabilities: no material claims are, or are reasonably likely to be, asserted against the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary with respect to unpaid taxes and all material reports and returns on which taxes are required to be shown have been filed and all material taxes required to be paid have been paid, in each case within any applicable time limit or any applicable grace period;

(q)	Underlying contracts: each contract in connection with which a Bonding Guarantee has been issued or requested is a commercial contract relating to obligations of an industrial nature, and in the case of any underlying contract relating to a Bonding Guarantee with no express Expiry Date, the obligations that are guaranteed are required by such contract to be performed within seven years of the Issue Date of such Bonding Guarantee;

(r)	Bonding Guarantee Information: each of the Company and each Guaranteed Subsidiary has full knowledge of the terms and conditions of each Bonding Guarantee being issued for its account (including its governing law and, as the case may be, of its autonomous nature) and the Issuing Bank has no duty of information in this respect. Without limitation of the foregoing, each of the Company and each Guaranteed Subsidiary is aware of the legal and commercial consequences arising from the issue of each Bonding Guarantee being issued for its account including those not apparent or expressly set out on the face of the Bonding Guarantee but which may result from Applicable Law;

(s)	CFDI Notification: the Company and each Guaranteed Subsidiary has full knowledge of the terms and conditions of the CFDI Notice and has provided true, complete and correct information in each CFDI Notification so far submitted by it to the Issuing Banks;

(t)	Directors: Neither Philippe Jaffré nor Marc Haestier are personnes intéressées within the meaning of art. L. 225-38 and L. 225-40 of the French Commercial Code in respect of any Company Subsidiary other than those listed in Schedule 13.

Times for making representations and warranties:

25.2 The representations and warranties set out in this Clause 25:

(a)	(i) are made by the Company on the date of this Agreement; and

(ii)	in the case of any Company Subsidiary which becomes a Guaranteed Subsidiary, shall be deemed to be made by it in respect of itself on the date that it executes a Guaranteed Subsidiary Accession Agreement; and

(b)	with the exception of Clause 25.1(l) and 25.1(t), are deemed to be repeated by the Company:

(i)	on the date of each Bonding Guarantee Request;

(ii)	on each Issue Date;

(iii)	on the date of each Bonding Guarantee Amendment Request;

(iv)	following the Final Issue Date, on the last day of each financial quarter of each financial year of the Company if and so long as any Bonding Guarantee is outstanding,

in each case with reference to the facts and circumstances then existing, and the Company and each of the Guaranteed Subsidiaries acknowledges that the Finance Parties have entered into this Agreement and will enter into any Finance Documents in reliance on those representations and warranties.

Qualifications to Warranties:

25.3 The representations and warranties in Clauses 25.1(c)(ii) and 25.1(e) shall be subject to Reservations.

Most favoured nation clause:

25.4 In the event that the Subordinated Debt Facility, any amendment agreement in respect of restructuring Indebtedness under the Affected Facility Agreements or any new syndicated facility entered into by ALSTOM or the Company in respect of Indebtedness, contains representations and warranties which are more restrictive or onerous than, or are additional to, those representations and warranties contained in this Clause 25 (the New Representations and Warranties) the Company will notify the Facility Agent and upon receipt of that notice and if so instructed by the Majority Banks, the Facility Agent may notify the Company (and the Company shall in turn notify the Guaranteed Subsidiaries) that some or all of the representations and warranties contained in this Clause 25 shall be amended and updated by the addition or substitution (in the case of a New Representation and Warranty which covers the same subject as any of the representations and warranties in this Agreement) of the New Representations and Warranties, which shall, as at the date of the Facility Agent’s notice, be deemed to be added to and shall form part of the representations and warranties contained in this Clause 25. In the event that more than one of the agreements mentioned above contain representations and warranties which are more restrictive or onerous than, or are additional to, those representations and warranties contained in this Clause 25, then those representations and warranties most favourable to the Banks of any of those agreements shall comprise the New Representations and Warranties. If an agreement originally containing the New Representations and Warranties is terminated or the New Representations and Warranties shall cease to be in effect the representations and warranties contained in this Agreement shall be amended such that the representations and warranties in force prior to the addition or substitution of the New Representations and Warranties shall be reinstated without deletion, amendment or substitution. In such case this Clause 25.4 shall again be applied in respect of any other agreement mentioned above which may remain in effect and contain representations and warranties which are more restrictive or onerous than, or are additional to, those representations and warranties contained in this Clause 25.

26.	INFORMATION

The Company undertakes that, until such time as all issued Bonding Guarantees have been released and cancelled and all amounts due and payable under this Agreement and the Finance Documents have been fully and finally discharged:

Preparation of Accounts:

26.1 The Company will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 25.1(i) would be complied with.

Audited and Statutory Accounts:

26.2 As soon as available and in any event within 120 days after the end of each of its financial years (beginning with the current one), the Company will deliver to the Facility Agent sufficient copies of ALSTOM’s annual report and audited consolidated accounts (including balance sheet, profit and loss and cash-flow statements of ALSTOM) as at the end of and for that financial year, together with copies of the related directors’ and auditors’ reports, the Company’s and each Guaranteed Subsidiary’s statutory unconsolidated accounts as at the end of and for that financial year, such that each Bank shall have its own copy thereof.

Semi-Annual Information:

26.3 As soon as available and in any event within 90 days after the end of the first six months of each of its financial years (beginning with its current financial year), the Company will deliver to the Facility Agent sufficient copies of ALSTOM’s interim consolidated financial statements (which have been subject to limited review by ALSTOM’s auditors) (including balance sheet, profit and loss and cashflow statements of ALSTOM) together with the Company’s statutory interim unconsolidated accounts for that six month period, such that each Bank shall have its own copy thereof.

Quarterly Information:

26.4 (a)	If at any time after the date of this Agreement ALSTOM publishes quarterly consolidated financial statements, as soon as available and in any event within 60 days of the end of each quarter, the Company will deliver to the Facility Agent sufficient copies of ALSTOM’s interim consolidated financial statements for that quarter such that each Bank shall have its own copy thereof; and

(b)	a summary report in respect of the GT24/26 turbines describing technical, commercial and financial issues (including an update in respect of claims, (indemnity or otherwise) and provisions) together with a schedule of Bonding Guarantees issued in connection with the GT24/26 turbines, setting out the respective Expiry Dates for each of them and attaching (or including) a statement from the Company substantially in the form of Schedule 5 indicating whether any judicial or non-judicial dispute is pending under or in connection with the transaction underlying each such Bonding Guarantee.

Monthly and Quarterly Reports:

26.5 As soon as the same become available, but in any event within twenty days after the end of each calendar month, commencing on 31 August 2003 and following the Final Issue Date, within twenty days after the end of each calendar quarter the Company shall deliver to the Facility Agent (in sufficient copies for each of the Banks):

(a)	details of any litigation current, pending or threatened in respect of which the amount subject to dispute exceeds Euro 100,000,000 or, if the information is then available to the Company, in respect of which the amount exceeds Euro 50,000,000;

(b)	subsequent updates in respect of (1) cash collateral securing bonding guarantees; and (2) the aggregate amount of releases of “cautions” and guarantees in each case in respect of ALSTOM and the ALSTOM Group.

Information to Shareholders or Creditors:

26.6 At the same time as sent to ALSTOM’s shareholders or any class of their respective shareholders or creditors, the Company will deliver to the Facility Agent upon its request sufficient copies of any circular, document or other written information sent to such shareholders or any class of such shareholders or creditors as such, such that each Bank shall have its own copy thereof.

Events of Default:

26.7 The Company will notify the Facility Agent in writing of the occurrence of any Event of Default (other than an Excluded Default) or any Drawstop Event (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it.

Compliance with Financial Covenants:

26.8 (a)

With each set of financial statements delivered by it under Clause 26.2 the Company will deliver to the Facility Agent an annual certificate of the Auditors in such form as they are willing to deliver in accordance with their policies, from time to time, relating to the financial covenants contained in

Clause 28 as at the end of the relevant period and including (in reasonable detail and in a form satisfactory to the Facility Agent, acting reasonably) their certification as to the computations necessary to demonstrate such compliance.

(b)	(i) with each set of accounts delivered by it under Clause 26.2 and 26.3;

(ii)	in respect of its obligations under Clause 28 within 20 days after the end of each calendar month until 31 December 2003 and thereafter within 20 days after the end of each quarter; and

(iii)	in any case within 14 days after any request made by the Facility Agent from time to time,

the Company will deliver to the Facility Agent a Compliance Certificate signed on its behalf by the chief financial officer or a vice president corporate funding of the Company:

(A)	confirming compliance with the relevant tests in Clause 28 as at the end of the relevant period (or, as the case may be, as at the date specified in the Facility Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request);

(B)	setting out in reasonable detail and in a form satisfactory to the Facility Agent the computations necessary to demonstrate such compliance; and

(C)	confirming that, so far as it is aware and (if applicable), except as previously notified to the Facility Agent or waived in accordance with Clause 39, no Event of Default or Drawstop Event has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

Material Subsidiaries:

26.9 With each set of accounts delivered by it under Clause 26.2 (and within 14 days after any request made by the Facility Agent from time to time) the Company will deliver to the Facility Agent a certificate:

(a)	listing the Material Subsidiaries as at the end of the relevant period (or, as the case may be, as at the date specified in the Facility Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request); and

(b)	setting out in reasonable detail and in a form satisfactory to the Facility Agent the computations necessary to justify the inclusions in, and exclusions from, that list.

Cash Collateral:

26.10 The Company undertakes to provide the Facility Agent (with sufficient copies for each of the Banks) with a schedule in respect of each Material Subsidiary (on or about the Signing Date) and each Guaranteed Subsidiary (upon its accession hereto) providing details of all cash collateral granted by it by way of security for outstanding bonding guarantees as at 31 March 2003.

Guaranteed Subsidiaries:

26.11 The Company will promptly upon the request of any Issuing Bank that has issued a Bonding Guarantee or has received a Bonding Guarantee Request, deliver to the Facility Agent for distribution to the relevant Issuing Bank, a copy of the balance sheets relating to the two previous financial years of the Guaranteed Subsidiary in respect of which that Bonding Guarantee is requested or was issued.

PWC Report:

26.12 The Company undertakes to promptly provide the Facility Agent (with sufficient copies for each of the Banks) the PWC Report.

Liquidity Plan:

26.13 The Company undertakes to promptly provide the Facility Agent (with sufficient copies for each of the Banks) the Liquidity Plan each month during the calendar years 2003 and 2004, and thereafter at the end of each Quarter.

Litigation Report:

26.14 The Company undertakes to promptly provide the Facility Agent (with sufficient copies for each of the Banks) the Litigation Report and each subsequent update thereof.

Other Information:

26.15 The Company will promptly deliver to the Facility Agent for distribution to the Banks such other information relating to its financial condition or business and to the financial condition or business of any member of the ALSTOM Group as the Facility Agent (or any Bank through the Facility Agent) may from time to time reasonably request.

27.	UNDERTAKINGS OF THE COMPANY

Undertakings:

27.1 The Company undertakes, in relation to itself to do and, as regards ALSTOM, and where applicable, shall procure that each of the Guaranteed Subsidiaries, the Material Subsidiaries and the Company Subsidiaries until such time as all issued Bonding Guarantees have been released and cancelled and all amounts due and payable hereunder and under all Finance Documents have been fully and finally discharged, shall do, the following:

(a)	Maintenance of corporate existence: the Company and each of the Guaranteed Subsidiaries will:

(i)	do all things necessary to preserve and keep in full force and effect their respective corporate existence and file all annual returns and financial statements as may be required in their respective jurisdictions of incorporation and in all jurisdictions in which they respectively carry on business; and

(ii)	remain duly qualified to do business in the jurisdictions in which the nature of the business transacted by each of them, respectively, or the character of the material properties owned or leased by each of them, respectively, will require such qualifications, except, in each case, where the failure to be in compliance with the foregoing does not or would not materially and adversely affect its business or undertaking;

(b)	Ranking of Obligations: each of the Company and the Guaranteed Subsidiaries will take all reasonable steps to ensure that its payment obligations under this Agreement and each Finance Document to which it is a party, rank and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness except for such unsecured Indebtedness as would, by virtue only of the operation of Applicable Law, be preferred;

(c)	Negative Pledge: ALSTOM and the Company will not, and will ensure that none of the Guaranteed Subsidiaries or Material Subsidiaries will, create or have outstanding any Security on or over their respective Assets, except for:

(i)	Security existing as at the date of this Agreement and any replacement of any such Security provided that such replacement Security (x) relates to the same Assets as the Security that is replaced; and (y) secures Indebtedness of the same creditor and represents an extension of the Indebtedness secured thereby (but, except with the prior consent of the Majority Banks, the principal, capital or nominal amount secured by any initial or replacement Security referred to in this paragraph (i) may not be increased beyond the maximum such amount secured by the relevant Security at the date of this Agreement);

(ii)	liens arising solely by operation of law and in the ordinary course of business;

(iii)	Security over cash or securities deposited with any bank, financial institution, stock exchange or clearing house with which any member of the ALSTOM Group enters into foreign exchange, swap or derivative transactions for hedging purposes in the ordinary course of business and with which cash or securities are required to be deposited in order for such transaction to be entered into;

(iv)	Security relating to any “cautions”, guarantees, surety bonds and any similar transaction in the ordinary course of business and not at any time exceeding in aggregate Euro 10,000,000 (together with ALSTOM);

(v)	Security arising in respect of the purchase of machinery and equipment in the ordinary course of business and granted over such assets to secure Indebtedness raised to finance the acquisition thereof;

(vi)	Security for taxes or governmental charges contested in good faith and in relation to which adequate reserves have been made;

(vii)	Security resulting from the securitisation transactions permitted under Clause 27.1(d) hereof, in each case following the date of this Agreement;

(viii)	Security resulting from financial leases permitted under Clause 27.1(d), in each case to the extent granted over the relevant leased assets following the date of this Agreement;

(ix)	Security required by law to be created in order to implement the Strategic Plan or the Protocol;

(x)	Security arising out of retention of title provisions in a supplier’s standard conditions of supply of goods acquired by the relevant member of the ALSTOM Group in the ordinary course of its business;

(xi)	any Security existing at the time of acquisition on or over any Asset acquired by it (otherwise than from another member of the Consolidated Group) after the date of this Agreement and not created in contemplation of or in connection with that acquisition (but, except with the prior consent of the Majority Banks, the principal, capital or nominal amount secured by any such Security and outstanding at the time of acquisition may not be increased);

(xii)	any Security created over Assets acquired after the date of this Agreement and securing Project Finance Indebtedness provided that the only Assets which are the subject of that Security are Assets which are the subject of the relevant Project;

(xiii)	in the ordinary course of business, and over assets having an aggregate value, and securing Indebtedness, not exceeding in aggregate at any time Euro 20,000,000 for all members of the ALSTOM Group (together with ALSTOM); and

(xiv)	any other Security created or outstanding with the prior consent of the Majority Banks;

(d)

Disposals: the Company will procure that no Guaranteed Subsidiary or Material Subsidiary shall (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) dispose of all or any part of its Assets other than disposals made on arms’ length terms at fair market value:

(i)	of Assets in the ordinary course of business;

(ii)	of cash, Short-term Investments and Investments provided such disposals will not result in a contravention of any other provision hereof;

(iii)	the transfer of title to Assets or receivables to a fonds commun de créances or other entity in the context of an Asset securitisation (titrisation) provided such Assets or receivables are sold for cash or fair value and on an arm’s length basis;

(iv)	to a Material Subsidiary;

(v)	of assets for the purpose of sale and leaseback transactions to the extent permitted hereunder;

(vi)	contemplated by the Strategic Plan or the Protocol;

(vii)	pursuant to a transaction permitted by Clause 27.1(f)(i);

(viii)	pursuant to a transaction whose individual Net Cash Proceeds do not exceed Euro 100,000 and when aggregated with the Net Cash Proceeds received since the date of this Agreement in respect of Disposals permitted pursuant to this paragraph 27.1(d)(vii) do not exceed Euro 3,000,000; or

(ix)	as permitted with the prior consent of the Majority Banks,

in each case provided that:

(A)	disposals of shares in a member of the ALSTOM Group are not permitted except by paragraphs (iv), (vi), (vii) or (viii) above;

(B)	disposals under paragraphs (iii) to (v) inclusive are only permitted so long as no Event of Default or Drawstop Event has occurred which is continuing;

(e)	Change of Business:

(i)	the Company will ensure that there is no material change in the overall nature of the business of the ALSTOM Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise) save by reason of the implementation of the Strategic Plan or the Protocol;

(ii)	the Company shall not carry on any business other than that of the holding company of the Company Subsidiaries and shall not incur any liabilities other than those directly related to such business or the business of the ALSTOM Group;

(iii)	ALSTOM will not carry on any business other than that of the holding company of the Company and the Company Subsidiaries and shall not incur any liabilities other than those directly related to such business or the business of the ALSTOM Group;

(f)	Acquisitions and Mergers: the Company will procure that, except as permitted by the Majority Banks:

(i)	no member of the ALSTOM Group shall be subject to any reorganisation, restructuring or merger (except for solvent reconstructions within the ALSTOM Group) and provided that, in the case of mergers involving the Company or a Material Subsidiary, the surviving entity shall be the Company or a Material Subsidiary and provided further that the same shall not entail any Material Adverse Effect;

(ii)	no member of the ALSTOM Group will make any acquisitions or investments in any business or shares or equivalent other than (i) any transaction required to implement the Strategic Plan or the Protocol; and (ii) acquisitions or investments of an individual value (including debt assumed or directly or indirectly acquired) not exceeding Euros 10,000,000 and not exceeding Euros 50,000,000 in aggregate with all members of the ALSTOM Group and with ALSTOM the first year following the date of this Agreement, and Euro 100,000,000 in any year thereafter;

(g)	Insurances: the Company will ensure that there is in effect at all times, insurance cover over its Assets and business and those of the Material Subsidiaries of a type and in an amount which is consistent with good business practice in the relevant industry;

(h)	Loans: the Company will not, and will procure that none of the Company Subsidiaries will be the creditor of any Indebtedness for or in respect of Borrowed Money other than:

(i)	those existing on the date of this Agreement;

(ii)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(iii)	loans between ALSTOM or members of the ALSTOM Group in the ordinary course of business or cash management;

(iv)	loans to employees made in accordance with the practice of ALSTOM and members of the ALSTOM Group as at the date of this Agreement; or

(v)	as permitted by the Majority Banks;

(i)	Intellectual Property: the Company will and will procure that each of the Guaranteed Subsidiaries and Material Subsidiaries will:

(i)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect or significantly adversely affect the value of any material Intellectual Property of the ALSTOM Group;

(ii)	do what is necessary to maintain, register, protect and safeguard the intellectual property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(iii)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect;

(j)	Compliance with Laws: the Company will, and shall ensure that each Guaranteed Subsidiary and Material Subsidiary will, maintain and comply with all Applicable Laws, regulations and Consents as are necessary or desirable in connection with its business including, without limitation, any Consents necessary to enable it to carry out the transactions contemplated by this Agreement, any Environmental Law and any Environmental Authorisations except in each case, to the extent that failure to do so would not reasonably be expected in the opinion of the Majority Banks to have a Material Adverse Effect;

(k)	Auditors: the Company will procure that neither it nor any Guaranteed Subsidiary or Material Subsidiary will:

(i)	appoint any auditors other than firms of international standing and repute;

(ii)	make any material change to the accounting policies or practices of the ALSTOM Group, except for the introduction of “cost to cost” accounting practices which may apply to financial statements of the ALSTOM Group with effect from 31 March, 2004 or as required by applicable law or regulation;

(l)	Arms Length Transactions: the Company will not and will procure that no Company Subsidiary will enter into any arrangement or transaction which is not on arm’s length terms in accordance with sound commercial practice and (except in order to implement the Strategic Plan or the Protocol) in the ordinary course of its business;

(m)	Joint Ventures: the Company will not, and will procure that no Company Subsidiary will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than:

(i)	any joint venture, partnership or similar arrangement subsisting on the date of this Agreement; or

(ii)	any such arrangement that is entered into in the ordinary course of business through a limited liability company,

and neither the Company nor any Company Subsidiary shall make any investment or otherwise participate in an entity with unlimited liability.

(n)	Cash Pooling: the Company shall not permit any change to its cash pooling or other cash or treasury management operations and shall procure that no change is permitted to be made to those operations of the Company Subsidiaries as such operations are carried on at the date of this Agreement and which change would be likely to have a Material Adverse Effect;

(o)	Capital Expenditure: the Company shall ensure that capital expenditure of the Consolidated Group in any quarterly period does not exceed 110 per cent. of the capital expenditure of the Consolidated Group forecast for such period in the Initial Liquidity Plan except with the prior consent of the Majority Banks;

(p)	Pension Schemes: the Company will procure that all material pension schemes of it, the Guaranteed Subsidiaries and the Material Subsidiaries are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained;

(q)	Vendor Financing: the Company will not and will procure that no Company Subsidiary provides any new Vendor Financing;

(r)	Off balance sheet undertakings: the Company will not, and will procure that no Company Subsidiary will enter into any new commitment or assume any additional liability (contingent or actual):

(i)	in respect of any Project Finance Indebtedness in existence on the date of this Agreement; or

(ii)	in respect of any Borrowed Moneys unless such commitment or assumption of liability is not contrary to any other provision hereunder;

(s)	Group Structure: the Company will procure that, except as a result of sales pursuant to the Strategic Plan or the Protocol, no change shall occur in the shareholdings of the Guaranteed Subsidiaries or Material Subsidiaries which would result in the Company’s direct or indirect shareholding in any such company being reduced;

(t)	Bonding Guarantees: the Company further undertakes, on behalf of itself and the Guaranteed Subsidiaries, that it shall use all reasonable endeavours:

(i)	to ensure that the form of Bonding Guarantees in respect of which it makes a Bonding Guarantee Request shall be based on market standard forms or internationally recognised regulations or on standard forms usually used by the Issuing Banks;

(ii)	to take such measures to prevent or reduce the amount which may be demanded by a Beneficiary under any Bonding Guarantee by the Issuing Bank;

(iii)	to the extent that it is commercially reasonable vis à vis the Beneficiary to reduce and where possible not extend or renew a Bonding Guarantee prior to its Expiry Date, and cancel and obtain the release of any Bonding Guarantee immediately upon such Bonding Guarantee reaching its Expiry Date;

(iv)	to ensure that each transaction to which any Bonding Guarantee relates contains legal, valid and binding obligations (subject to Applicable Law affecting creditor’s rights generally) and that the relevant Guaranteed Subsidiary is complying with all of its material legal, regulatory and contractual obligations in connection therewith; and

(v)	to address Bonding Guarantee Requests equitably between all of the Issuing Banks by reference to the number of Bonding Guarantees, their nature and the amount thereof proportionately by reference to the relevant Tranche A Commitment or the Tranche B Commitment, as the case may be (as at the Signing Date or if applicable, the date of accession to this Agreement) to the Total Tranche A Commitments or the Total Tranche B Commitments (as the case may be).

(u)	CFDI Notice and the Protocol: The Company and the Guaranteed Subsidiaries shall provide such assistance to the Banks as they may reasonably request to ensure their compliance with the CFDI Notice and so that the CFDI Guarantee remains in full force and effect and applicable to the Bonding Guarantees issued hereunder and ALSTOM shall at all times be in compliance with the Protocol.

(v)	Additional Board Meeting: in the event that any Company Subsidiary not listed in Schedule 1 Part C accedes to this Agreement as a Guaranteed Subsidiary, a meeting of the board of directors of the Company shall be held for approval of such accession and of the terms of this Agreement and the transactions contemplated hereunder in relation to such Company Subsidiary, and without limitation of the foregoing, the requirements of the French Commercial Code relating to interested directors, if applicable, shall be satisfied.

Most favoured nation clause:

27.2 (a)

In the event that the Subordinated Debt Facility, any amendment agreement in respect of restructuring Indebtedness under the Affected Facility Agreements or any new syndicated facility entered into by ALSTOM or the Company, contain undertakings which are more restrictive or onerous than, or are additional to, those undertakings contained in this Clause 27 (the New Undertakings), the Company shall notify the Facility Agent and upon receipt of that notice and if so instructed by the Majority Banks, the Facility Agent may notify the Company (and the Company shall in turn notify the Guaranteed Subsidiaries) that some or all of the undertakings contained in this Clause 27 shall be amended and updated by the addition or substitution (in the case of a New Undertaking which covers the same event or thing as any of the undertakings in this Agreement) of the New Undertakings, which shall, as at the date of the Facility Agent’s notice, be deemed to be added to and shall form part of the covenants of the Company contained in this Clause 27. In the event that more than one of the agreements mentioned above contain undertakings which are more restrictive or onerous than, or are additional to, those undertakings contained in this Clause 27, then those undertakings most favourable to the Banks of any of those agreements shall comprise the New Undertakings. If the agreement originally containing the New Undertakings is terminated or the New Undertakings shall cease to be in effect the undertakings contained in this Agreement shall be amended such that the undertakings in force prior to the addition or substitution of the New Undertakings shall be reinstated without deletion, amendment or substitution. In such case this Clause 27.2 shall again be applied in respect of any other agreement mentioned above which may remain in effect and contain undertakings which are more restrictive or onerous than, or are additional to, those undertakings contained in this Clause 27; and

(b)	to the extent that the figures contained in Clauses 27.1(c)(iv) and (xiii), Clause 27.1(d)(viii), Clause 27.1(f)(ii) and Clause 27.1(o) are changed in the corresponding provisions of the existing facilities or any of the facilities referred to above then the figures contained in such Clauses shall be deemed to be updated and amended so as to correspond therewith without need for any notice or consent of any of the Parties.

Bridge Facility Agreement, Extended Facility Agreements and Affected Facility Agreements:

27.3 Notwithstanding anything to the contrary in this Clause 27, neither the Company nor any Guaranteed Subsidiary shall be deemed in breach of any of its undertakings contained in 27.1(c), 27.1(d) and 27.1(o) of this Clause 27 if, and to the extent that, ALSTOM is in compliance with, or the consent of the relevant majority banks has been given in respect of any waiver of, (a) any corresponding undertakings under the Bridge Facility Agreement until the Bridge Facility Discharge Date, and thereafter (b) any corresponding undertakings under the Extended Facility Agreements until the Extended Facilities Discharge Date, and thereafter (c) any corresponding undertakings under the Affected Facility Agreements until the Affected Facilities Discharge Date.

28.	FINANCIAL COVENANTS

Financial Covenants

28.1 Upon signing by the parties thereto, the financial covenants contained in the Subordinated Debt Facility shall apply mutatis mutandis, hereunder as if set out here in full, and shall be tested in the same manner as provided therein.

Applicable Accounting Principles:

28.2 If any financial statement of ALSTOM delivered or to be delivered to the Facility Agent pursuant to Clause 26.2 or Clause 26.3 is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles and including if any change is made to the method of calculating “financial debt” as set out therein (in respect of the Company or of any Material Subsidiary):

(a)	the Company shall immediately notify the Facility Agent and the Facility Agent (on behalf of and after consultation with all the Banks) shall, on the request of the Banks, negotiate in good faith with a view to agreeing such amendments to the above financial ratios and/or the definitions of the terms used in them as are necessary to give the Banks comparable protection to that contemplated at the date of this Agreement;

(b)	if amendments are agreed by the Company and the Majority Banks within 25 days, those amendments shall take effect in accordance with the terms of that agreement;

(c)	if such amendments are not so agreed within 25 days, the Company shall:

(i)	within 30 days after the end of that 25 day period; and

(ii)	with all subsequent financial statements to be delivered to the Facility Agent under Clauses 26.2 and 26.3,

deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent, details of all such adjustments as need be made to the relevant financial statement to bring it into line with Applicable Accounting Principles.

Restriction on Subsidiary Indebtedness:

28.3 The Company shall procure that its aggregate financial debt together with that of the Company Subsidiaries shall at no time represent more than 30 per cent. of Total Debt. For the avoidance of doubt, for these purposes the “financial debt” of the Company and the Company Subsidiaries shall be calculated in the same manner as “financial debt” of ALSTOM, as described in the definition of Total Debt.

Most favoured nation clause:

28.4 (a)

In the event that any amendment agreement in respect of restructuring Indebtedness under the Affected Facility Agreements or any new syndicated facility entered into by ALSTOM or the Company in respect of

Indebtedness, contains financial covenants which are more restrictive or onerous than, or are additional to, those financial covenants contained in this Clause 28 (in each case the New Financial Covenants), the Company shall notify the Facility Agent and upon receipt of that notice and with the consent of the Majority Banks, the Facility Agent may notify the Company (and the Company shall in turn notify the Guaranteed Subsidiaries) that some or all of the financial covenants contained in this Clause 28 shall be amended and updated by the addition or substitution (in the case of a New Financial Covenant which covers the same ratio or financial information as any of the financial covenants in this Agreement) of the New Financial Covenants, which shall, as at the date of the Facility Agent’s notice, be deemed to be added to and shall form part of the financial covenants contained in this Clause 28. In the event that more than one of the agreements mentioned above contain financial covenants which are more restrictive or onerous than or are additional to, those financial covenants contained in this Clause 28, then those financial covenants most favourable to the Banks of any of those agreements shall comprise the New Financial Covenants. If the agreement originally containing the New Financial Covenants is terminated and shall cease to be in effect the financial covenants contained in this Agreement shall be amended such that the financial covenants in force prior to the addition or substitution of the New Financial Covenants shall be reinstated without deletion, amendment or substitution. In such case, this Clause 28.4 shall again be applied in respect of any other agreement mentioned above which may remain in effect and contain financial covenants which are more restrictive or onerous than, or are additional to, those financial covenants contained in this Clause 28; and

(b)	To the extent that the figures or thresholds contained in this Clause 28 are changed in the corresponding provisions of the existing facilities referred to above or any that replace them, then the figures contained in this Clause 28 shall be deemed to be updated and amended so as to correspond therewith without need for any notice or consent of any of the Parties.

Bridge Facility Agreement, Extended Facility Agreements and Affected Facility Agreements:

28.5 Notwithstanding anything to the contrary in this Clause 28, neither the Company nor any Guaranteed Subsidiary shall be deemed in breach of any of its undertakings contained in this Clause 28 if, and to the extent that, ALSTOM is in compliance with, or the consent of the relevant majority banks has been given in respect of any waiver of, (a) any corresponding undertakings under the Bridge Facility Agreement until the Bridge Facility Discharge Date, and thereafter (b) any corresponding undertakings under the Extended Facility Agreements until the Extended Facilities Discharge Date, and thereafter (c) any corresponding undertakings under the Affected Facility Agreements until the Affected Facilities Discharge Date.

29.	UNDERTAKINGS OF THE GUARANTEED SUBSIDIARIES

Compliance:

29.1 Each Guaranteed Subsidiary undertakes to comply with and perform all of its legal, regulatory and contractual obligations in connection with the Bonding Guarantees issued for its account under this Agreement.

Pari passu ranking:

29.2 Each Guaranteed Subsidiary shall procure that its obligations under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured, unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

Financial Information:

29.3 Each Guaranteed Subsidiary shall from time to time on the request of the Facility Agent, furnish the Facility Agent with such information about its financial condition as the Facility Agent may reasonably require.

30.	DRAWSTOP EVENTS

Drawstop Events:

30.1 The occurrence of any of the following events shall constitute a Drawstop Event:

(a)	an Event of Default or Potential Event of Default has occurred and is continuing;

(b)	an event has occurred and is continuing which, in the reasonable opinion of the Majority Banks, has or is likely to have a Material Adverse Effect;

(c)	no Capital Increase has been launched on or before 30 September 2003;

(d)	the Subordinated Debt Facility has not been executed on or before 26 September 2003;

(e)	the PWC Report is not deemed satisfactory (in whole or in part) by the banks and financial institutions participating in the Subordinated Debt Facility on or before 26 September 2003;

(f)	(i) the validity of the obligations of CFDI under the CFDI Guarantee is challenged in any legal proceeding by a third party resulting in a final judgment by a court of competent jurisdiction in favour of such third party and binding on CFDI, or (ii) CFDI revokes, disavows or asserts the invalidity of any of its obligations under the CFDI Guarantee;

(g)	ORA is not fully underwritten by 30 September 2003;

(h)	no satisfactory evidence is provided to the Banks that a resolution of the directors of the Company has been duly passed confirming their approval of the terms of this Agreement and the transactions hereunder, and in particular the obligations of the Company under Clause 15.4, on or before the anniversary date of the board resolution referred to in Schedule 9 Part A 2;

(i)	(i) any necessary action of any party (other than a Bank) contemplated by the Protocol is not carried out for any reason whatsoever, (ii) any competition authority of competent jurisdiction (including such persons under the control, direction or influence of the European Commission) formally opposes, enjoins or restrains the full implementation of the Protocol, (iii) any provision of the Protocol is revoked or disavowed by the French State or any instrument or agency thereof, or (iv) any undertaking required of the Company by the competition authorities mentioned above so as to permit implementation of the Protocol has or is likely to have a Material Adverse Effect;

(j)	the CFDI Notice is not delivered in form and substance satisfactory to the Mandated Lead Arrangers (acting reasonably) within 30 days of the Signing Date;

(k)	a legal opinion concerning the CFDI Notice (the scope of which will be as provided by CFDI) in form and substance satisfactory to the Mandated Lead Arrangers (acting reasonably) is not delivered by a reputable law firm within 30 days of the Signing Date.

Drawstop:

30.2 Upon any occurrence of a Drawstop Event (other than under Clause 30.1(c), (d), (g) and 30.1(j) above), unless otherwise agreed by the Majority Banks, the Company shall not be entitled to deliver any Request, the effect of which would be to increase any Bank’s Outstandings. In the event of a Drawstop Event under Clause 30.1(c), (d), (g) and 30.1(j) above, the Company shall deliver all future Requests only to an Issuing Bank that has consented to participate in such future Bonding Guarantees (and in this regard each Bank may independently determine whether or not it shall participate in Bonding Guarantees to be issued pursuant to Requests), provided always that there shall be no Request from the Company until such time as the Facility Agent has agreed the way in which to operate in respect of future Bonding Guarantees. In the case of the Tranche A Facility, the participation(s) in the relevant Bonding Guarantees will be apportioned between only those Banks that have so consented thereto, if necessary under a new tranche.

31.	EVENTS OF DEFAULT

Events of Default:

31.1 The occurrence of any of the following events in respect of (as applicable) the Company, ALSTOM, the Guaranteed Subsidiaries and/or the Material Subsidiaries shall constitute an Event of Default:

(a)

Non-Payment: any failure by the Company or any Guaranteed Subsidiary to pay, when due and in the manner provided, any sum payable under this Agreement or under any other Finance Document, including, without limitation, any failure to pay any sum payable pursuant to the indemnity recourse exerted by an Issuing Bank against the Company and/or any Guaranteed Subsidiary following a call of a Bonding Guarantee by the Beneficiary thereof and failure to pay any Fees, unless the Company or the Guaranteed Subsidiary satisfies the Facility Agent that such non-payment is due solely to administrative error (whether by the Company, the Guaranteed Subsidiary or a bank involved in transferring funds to the Facility Agent or the Issuing Bank) and payment is made within 1 Business Day of the date on which such payment was due provided that no Event of Default under this Clause 31.1(a) shall occur in respect of any such payment of a Guaranteed Subsidiary if the Company shall have made such payment in full on behalf of the Guaranteed Subsidiary;

(b)	Breach of Representation or Warranty: any representation, warranty or statement by the Company in respect of itself, ALSTOM, any Guaranteed Subsidiary, any Company Subsidiary or any Material Subsidiary in this Agreement or of the Company or any Guaranteed Subsidiary in any Finance Document or any other documents delivered under this Agreement or any Finance Document is not complied with or is or proves to have been incorrect, in any material respect, when made or deemed repeated;

(c)	Breach of Undertaking: the Company or any Guaranteed Subsidiary does not perform or comply with any one or more of its obligations:

(i)	under Clauses 27.1(g), 27.1(i) or 27.1(p), and if capable of remedy, the relevant breach is not remedied within 21 days of the date on which the Company or the Guaranteed Subsidiary (as the case may be) became aware of the same; or

(ii)	under this Agreement (other than those obligations referred to in paragraph (i)) including, without limitation, the financial covenants contained in Clause 28;

(d)

Cross Default: any other Indebtedness for or in respect of Borrowed Money of the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary or any other Indebtedness of any of them to a bank or financial institution, (other than Group Guarantees given in accordance with the provisions of the definition Project Finance Indebtedness), is or is declared to be or is capable of being rendered due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness, provided that no Event of Default under this Clause 31.1(d) will occur in respect of any such Indebtedness in respect of which a declaration that it has become due and payable is being contested by the Company, any Guaranteed Subsidiary or any Material Subsidiary, as the case may be (the relevant person), in good faith before the competent courts and in respect of which the Company has provided to the Facility Agent within 10 days of such declaration, opinions from two leading international law firms that the relevant person has good grounds for such a position and a certificate stating that the relevant person has established adequate reserves in respect of such Indebtedness. However, no Event of Default will occur under this Clause 31.1(d):

(i)	unless and until the aggregate amount of the Indebtedness (whether of one or more Persons) in respect of which one or more of the events mentioned above in this Clause 31.1(d) has/have occurred equals or exceeds €35 million or its equivalent (as reasonably determined by the Facility Agent);

(ii)	if the Indebtedness in question arises under the Bridge Facility Agreement, any of the Extended Facility Agreements or under either of the Affected Facility Agreements, unless Indebtedness thereunder is subject to a payment default or acceleration in which case such default or acceleration, will constitute an Event of Default under this Clause 31.1(d); or

(iii)	by reason of an Excluded Default;

(e)	Insolvency: the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary or any other member of the ALSTOM Group (provided, in the case of such other member of the ALSTOM Group, such event has or could have a Material Adverse Effect) is (or is held by a court of competent jurisdiction to be) insolvent or unable to pay its debts as they become due, or a mandataire ad hoc or similar officer is appointed in respect of all or a material part of the business or Assets of any of them, or any of them enters into a règlement amiable or liquidation, bankruptcy, reorganisation or relief of debtors or any other arrangements or composition with its creditors or any of them is in a situation of cessation des paiements or a judgement is given for a liquidation judiciaire or a plan de cession totale de l’entreprise in respect of the business of any of them or any of them is subject to any similar proceedings under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets or is not in a position to meet its scheduled payment obligations as they fall due;

(f)	Enforcement Proceedings: a distress, attachment, execution, or other legal process is levied, enforced or sued out on or against the Assets of the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary if it has or could have a Material Adverse Effect;

(g)	Security Enforceable: any Security on or over the Assets of the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security if it has or could have a Material Adverse Effect;

(h)

Winding-up: any step is taken by any person with a view to the winding-up of the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary, or any of them ceases or threatens to cease to carry on all or a substantial part of its business, except, in the case of any Material Subsidiary, for the purpose of and followed by a solvent intra-group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise where such winding-up is vexatious or frivolous and it is discharged within 30 days of such step being taken;

(i)	Litigation: any litigation, arbitration or administrative or regulatory proceeding is commenced by or against the Company, ALSTOM, any Guaranteed Subsidiary or any Material Subsidiary which could be reasonably expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect in the opinion of the Majority Banks;

(j)	Audit Qualification: the Auditors qualify their report on any audited consolidated financial statements of ALSTOM or the Company other than with a qualification of a minor or technical nature;

(k)	Change of Control: control of the Company or ALSTOM is acquired by any person, or any group of connected persons acting in concert acquires any of the capital or voting rights of the Company or ALSTOM resulting in such person or persons holding more than 50 per. cent. of such capital or voting rights of the Company or of ALSTOM;

(l)	Illegality: it is or will become unlawful for the Company ALSTOM, or any Guaranteed Subsidiary to perform or comply with any one or more of its obligations under this Agreement or any Finance Document to which it is a party (and the Majority Banks determine that the unlawfulness of the relevant obligation(s) is material);

(m)	Analogous Events: any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clauses 31.1(e), 31.1(f), or 31.1(h);

(n)	Protocol: (i) there occurs any material failure to comply with the provisions of the Protocol by any party thereto (other than a Bank), (ii) any competition authority of competent jurisdiction (including those under the control, direction or influence of the European Commission) formally opposes, enjoins or restrains the full implementation of the Protocol, (iii) any provision of the Protocol is revoked or disavowed by the French State or any instrument or agency thereof, or (iv) any undertaking required of the Company by the competition authorities mentioned above so as to permit implementation of the Protocol has or is likely to have a Material Adverse Effect;

(o)	Invalidity of Guarantees: (i) the validity of the obligations of CFDI under the CFDI Guarantee is challenged in any legal proceeding by a third party resulting in a final judgment by a court of competent jurisdiction in favour of such third party and binding on CFDI, or (ii) CFDI revokes, disavows or asserts the invalidity of any of its obligations under the CFDI Guarantee; or

(p)	Material Adverse Change: any event(s) occur(s) or circumstances arise which the Majority Banks determine to give reasonable grounds for believing that a Material Adverse Effect has occurred, since the date of this Agreement.

Most favoured nation clause:

31.2 In the event that the Subordinated Debt Facility, any amendment agreement in respect of restructuring Indebtedness under the Affected Facility Agreements or any new syndicated facility entered into by ALSTOM or the Company in respect of Indebtedness, contains events of default which are more restrictive or onerous than, or are additional to, those events of default contained in this Clause 31, (in each case, the New Events of Default), the Company shall notify the Facility Agent and upon receipt of that notice and if so instructed by the Majority Banks, the Facility Agent may notify the Company that some or all of the Events of Default contained in this Clause 31 shall be amended and updated by the addition of or substitution (in the case of a New Event of Default which covers the same event or circumstance as any of the Events of Default in this Agreement) of the New Events of Default, which shall, as at the date of the Facility Agent’s notice, be deemed to be added to and shall form part of the events of default contained in this Clause 31. In the event that more than one of the agreements mentioned above contain events of default which are more restrictive or onerous than, or are additional to, those restrictive or onerous than, or are additional to, those representations and warranties contained in this Clause 31, then those events of default most favourable to the Banks of any of those agreements shall comprise the New Events of Default. If the agreement originally containing the New Events of Default is terminated and ceases to be in effect the Events of Default contained in this Agreement shall be amended such that the Events of Default in force prior to the addition or substitution of the New Events of Default shall be reinstated without deletion, substitution or amendment. In such case this Clause 31.2 shall again be applied in respect of any other agreement identified above which may remain in effect and contain events of default which are more restrictive or onerous than, or are additional to, those events of default contained in this Clause 31.

32.	ACCELERATION AND MANDATORY DISCHARGE

Acceleration:

32.1 Upon and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent if so directed by the Majority Banks, shall give notice to the Company:

(a)	cancelling the Total Commitments, whereupon they shall be cancelled (but any such cancellation of the Total Commitments shall be without prejudice to the rights of the Tranche A Issuing Banks under Clause 16 in respect of any then outstanding Bonding Guarantees);

(b)	requiring that all or any part of any amounts payable by the Company or any Guaranteed Subsidiary under this Agreement, together with all amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	stating that a compromise, release or reduction of all or any part of the Issuing Banks’ liabilities in respect of the outstanding Bonding Guarantees will be negotiated with the Beneficiary, whereupon the same may be negotiated;

(d)	requiring the Company to procure counter-guarantees in respect of the obligations of the Issuing Banks under outstanding Bonding Guarantees from banks or financial institutions having the Requisite Credit Rating;

(e)	requiring full cash cover in respect of each Bonding Guarantee to be immediately provided (but only to the extent that the granting of such cash cover is not prohibited by other contractual undertakings, in particular those subscribed under the syndicated loans entered into by ALSTOM); and/or

(f)	requiring the Company to procure the release and discharge of each Bonding Guarantee (in accordance with the terms of this Agreement and each Bonding Guarantee) in order that the maximum amount that may be demanded under each Bonding Guarantee is zero.

No further drawdown:

32.2 No amount mandatorily discharged pursuant to this Clause 32 may be drawn again.

Change of control:

32.3 The Company shall also use its reasonable endeavours to ensure that any Bonding Guarantee issued in respect of a Guaranteed Subsidiary which ceases to be a member of the ALSTOM Group is fully counter-guaranteed, cancelled, released or discharged at the expiry of three months (by such means as are set out under Clauses 32.1(d), 32.1(e), and/or 32.1(f) above) following the disposal of such Guaranteed Subsidiary, it being understood that in any case the Company and the Guaranteed Subsidiary shall remain liable to the relevant Banks unless and until all Bonding Guarantees are released and cancelled or discharged. The relevant Banks shall use reasonable endeavours to assist in this process.

33.	THE FACILITY AGENT, THE MANDATED LEAD ARRANGERS AND ISSUING BANKS

Appointment and duties of the Facility Agent:

33.1 (a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Party appointing the Facility Agent irrevocably authorises the Facility Agent on its behalf to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent on that Party’s behalf.

(c)	The Facility Agent has only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

(d)	In connection with the implementation of the Facility Agent’s internal operational information technology systems the Parties agree to the following:

(i)	Notwithstanding its irrevocable appointment hereunder, each Party (other than the Facility Agent) hereby acknowledges that the Facility Agent anticipates a delay in the implementation of its internal operational information technology systems and as a consequence of such delay (notwithstanding the execution by the Facility Agent of this Agreement or any other Finance Document or any other assurance by the Facility Agent to any Party (whether or not in writing), and without prejudice to any of its rights under this Agreement, including without limitation Clauses 33.15(a), 33.16(a), 34.1, 35 and 37.2), it may not be able to perform all of its operational duties and obligations under or in connection with the Finance Documents until the Implementation Date. As a consequence, it is hereby specifically acknowledged by the Parties that until the Implementation Date the Facility Agent shall not be obliged to perform any of its operational duties and obligations under Clauses 2, 4, 5, 8, 9, 11, 15, 16, 17, 18, 19, 20, 22 or 24 of this Agreement. Consequently, until the Implementation Date, the Parties hereby agree to perform (or delegate to other persons to perform), without any liability to the Facility Agent, all duties not performed by the Facility Agent as acknowledged in this Clause 33.1(d), including the delivery to the Facility Agent before the Implementation Date (or as requested by the Facility Agent at any time) of all related operational information which the Finance Parties (other than the Facility Agent) would have delivered to the Facility Agent in accordance with the provisions of the Finance Documents (prior to and after the Implementation Date), absent this Clause 33.1(d).

(ii)	Notwithstanding paragraph (i) above, the Facility Agent agrees, as soon as practicable, to process all relevant operational information and to incorporate such information into its internal operational information technology systems.

(iii)	Notwithstanding and without prejudice to paragraph (i) above, the Company and the Finance Parties (other than the Facility Agent) agree to deliver to the Facility Agent (pursuant to the terms of this Agreement) all relevant operational information from the Signing Date.

Role of the Mandated Lead Arrangers:

33.2 Except as specifically provided in this Agreement, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

Role of the Issuing Banks:

33.3 (a)	Nothing in this Agreement constitutes an Issuing Bank as a trustee or fiduciary of any other person.

(b)	An Issuing Bank shall not be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account.

(c)	An Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the ALSTOM Group.

(d)	An Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	An Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	An Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)	An Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by another Issuing Bank, the Facility Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

(h)	An Issuing Bank shall exercise the same degree of care in its review of a Bonding Guarantee Request and related Eligibility Criteria as it would exercise in respect of any Bonding Guarantee it might issue in the absence of the CFDI Guarantee.

(i)	Absent gross negligence or wilful misconduct, a Tranche A Issuing Bank shall not be liable to any Tranche A Participating Banks should a Tranche A Bonding Guarantee fail to become subject of the CFDI Guarantee, due to a deviation from the Eligibility Criteria or a defect in the CFDI Notification or for any other reason.

Exclusion of liability in respect of Issuing Banks:

33.4 Without prejudice to the provisions of Clause 33.3(g)(i) an Issuing Bank will not be liable for any loss, damage or expense arising out of any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

Relationship with Facility Agent:

33.5 The relationship between the Facility Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Facility Agent as trustee or fiduciary for any other Party or any other person and the Facility Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

Majority Banks’ instructions:

33.6 (a)	The Facility Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Facility Agent may act as it considers to be in the best interests of all the Banks.

(b)	The Facility Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document.

Delegation:

33.7 The Facility Agent may act under the Finance Documents through its personnel and agents and through any of its branches or offices.

Responsibility for documentation:

33.8 None of the Facility Agent, the Mandated Lead Arrangers or Issuing Banks is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Package).

Default etc.:

33.9 (a)

Neither the Facility Agent nor any Issuing Bank is obliged to monitor or enquire as to whether or not an Event of Default or a Drawstop Event has occurred. Neither the Facility Agent nor any Issuing Bank will be deemed to have knowledge of the occurrence of an Event of Default or Drawstop Event. However, if the Facility Agent or any Issuing Bank receives notice from a Party referring to this Agreement, describing the Event of Default or a Drawstop Event and stating that the event is an Event of Default or a Drawstop Event or in the event that the Facility Agent or any Issuing Bank has actual knowledge of a failure to make a payment which constitutes an Event of Default under Clause 31.1(a), it shall promptly notify the Banks.

(b)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

Exoneration:

33.10 (a)	Without limiting paragraph (b) below, the Facility Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this paragraph and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	Without limiting paragraph (b) above, the Facility Agent shall not be responsible for, and shall not be required to verify, the adequacy, accuracy or completeness of any financial information supplied to it pursuant to Clause 4.1, 4.2 or Clause 40.15.

(d)	Where the Facility Agent shall be obliged to determine that a document received by it is in a form and substance satisfactory to it, it shall have no liability to the other Finance Parties if it acts reasonably in accordance with its own standards in reaching that determination.

Reliance:

33.11 The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any document received from any Issuing Bank or Tranche A Participating Bank;

(c)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(d)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Facility Agent’s employment and those representing a Party other than the Facility Agent).

Credit approval and appraisal:

33.12 Without affecting the responsibility of the Company or any Guaranteed Subsidiary for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Company and each Guaranteed Subsidiary in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Issuing Bank, the Facility Agent or the Mandated Lead Arrangers in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Company and each Guaranteed Subsidiary while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

Information:

33.13 (a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	The Facility Agent shall promptly supply a Bank with a copy of each document received by the Facility Agent under Clause 4 or Clause 40.15, upon the request and at the expense of that Bank.

(c)	The Facility Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Company or any Guaranteed Subsidiary, whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from the Company or any Guaranteed Subsidiary.

Rights as a Bank:

33.14 (a)	If it is also a Bank, the Facility Agent and each of the Mandated Lead Arrangers and Issuing Banks has the same rights and powers under this Agreement in its capacity as a Bank as any other Bank and may exercise those rights and powers as though it were not the Facility Agent, a Mandated Lead Arranger or an Issuing Bank.

(b)	The Facility Agent and each of the Mandated Lead Arrangers and Issuing Banks may:

(i)	carry on any business with the Company and any of the Guaranteed Subsidiaries or their related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Company, a Guaranteed Subsidiary or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)	In acting as the Facility Agent, the agency division of the Facility Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be deemed to be information possessed by the Facility Agent in its capacity as such. In addition, if information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(d)	The Company and each Guaranteed Subsidiary irrevocably authorise the Facility Agent to disclose to the other Finance Parties any information which, in the opinion of the Facility Agent, is received by it in its capacity as the Facility Agent.

Indemnities:

33.15 (a)	Without limiting the liability of the Company or any Guaranteed Subsidiary under the Finance Documents, each Bank shall forthwith on demand indemnify the Facility Agent, within three Business Days of demand, for that Bank’s proportion (determined in accordance with paragraph (b) below) of any cost, liability or loss incurred by the Facility Agent in any way relating to or arising out of its acting as the Facility Agent, except to the extent that the liability or loss arises directly from the Facility Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which the Euro Amount of its participation in the outstanding Bonding Guarantees, if any, bears to the aggregate Euro Amount of all outstanding Bonding Guarantees on the date of the demand. However, if there are no outstanding Bonding Guarantees outstanding on the date of demand, then the proportion will be the proportion which the aggregate of its Commitments bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	The Company will forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

(d)	Without limiting paragraph (a) above, the Facility Agent may refrain from acting in accordance with the instructions of the Banks until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any cost, liability or loss which it may incur in complying with those instructions.

Compliance:

33.16 (a)	The Facility Agent and any Issuing Bank may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Facility Agent need not disclose any information relating to the Company or any of its related entities if the disclosure might, in the opinion of the Facility Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

Resignation of the Facility Agent:

33.17 (a)	Notwithstanding its irrevocable appointment, the Facility Agent (after consultation with the Company) may resign by giving 30 days’ notice to the Banks and the Company, in which case the Facility Agent may forthwith appoint one of its Affiliates as successor Facility Agent or, failing that, the Majority Banks may appoint a successor Facility Agent which is acceptable to the Company, acting reasonably.

(b)	Notwithstanding the foregoing, the Company may only reject a successor Facility Agent proposed by the Majority Banks if within 14 days of their proposal it suggests another bank or financial institution acceptable to the Majority Banks as successor Facility Agent.

(c)	If the appointment of a successor Facility Agent is to be made by the Majority Banks or the Company but they have not, within 30 days after notice of resignation, agreed on the appointment of a successor Facility Agent which accepts the appointment, the Facility Agent may appoint a successor Facility Agent.

(d)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only upon the successor Facility Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(e)

The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under this Agreement.

(f)	Upon its resignation becoming effective, this Clause 33 shall continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (e) above, it shall have no further obligations under any Finance Document.

(g)	The Majority Banks may, by notice to the Facility Agent, require it to resign in accordance with paragraph (a) above. In this event, the Facility Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Facility Agent.

Banks:

33.18 (a)	The Facility Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Bank to the contrary.

(b)	The Facility Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

CFDI Notice:

33.19 Each Bank agrees that it shall comply at all times with the CFDI Notice and in particular:

(a)	agrees that it will not renounce the CFDI Guarantee;

(b)	agrees to remit on time all information and documents required from it by CFDI;

(c)	recognises that the CFDI Guarantee becomes effective upon acknowledgement by CFDI of the CFDI Notification;

(d)	agrees that it will not seek any other state or export credit guarantees in respect of any Bonding Guarantee;

(e)	accepts Euros as the currency of calculation and payment under the CFDI Notice;

(f)	in the case of an Issuing Bank, undertakes to take the necessary measures to reserve its rights and any of its claims against the Company and the Guaranteed Subsidiaries in connection with the Bonding Guarantees subject of the CFDI Guarantee;

(g)	recognises that notifications to be made by it to CFDI are to be made in accordance with the provisions of the CFDI Notice;

(h)	agrees to provide the Facility Agent and the Issuing Banks with the information necessary for their compliance with CFDI Notice requirements; and

(i)	recognises that failure to comply with any undertaking in the CFDI Notice may result in a suspension or termination of the CFDI Guarantee.

CFDI Guarantee:

33.20 (a)	Each Bank acknowledges and agrees that certain of the Bonding Guarantees may not benefit from the CFDI Guarantee, due to its mechanism for notice and the aggregate limits of its coverage and neither the Facility Agent nor any Issuing Bank shall be liable to any Bank in this connection.

(b)	Each Bank recognises that only an Issuing Bank may make a claim under the CFDI Guarantee in respect of a Bonding Guarantee in accordance with the provisions of the CFDI Notice. In the case of a Tranche A Issuing Bank, such Issuing Bank shall be obliged to make such claim if instructed to do so by the Tranche A Majority Banks.

(c)	The Facility Agent may assume that all Bonding Guarantees are (as of the Issue Date or any subsequent date of amendment) subject of the CFDI Guarantee for purposes of certain of its determinations including the allocation of the CFDI’s portion of the Fees.

34.	FEES

Facility Agent’s Fee:

34.1 The Company shall pay to the Facility Agent for its own account an agency fee in the amount and at the times agreed in the Agency Fee Letter (the Facility Agency Fee).

Bonding Guarantee Fee:

34.2 (a)	The Company for itself and as agent for the Guaranteed Subsidiaries shall pay to the Facility Agent for the account of the Tranche A Banks (in respect of Tranche A Bonding Guarantees) and directly to the Tranche B Issuing Banks (in respect of Tranche B Bonding Guarantees) a bonding guarantee fee (the Bonding Guarantee Fee) in Euros from the Issue Date of each Bonding Guarantee until such Bonding Guarantees have been cancelled, discharged or released, calculated on the following basis:

For each relevant period (as described below), the Bonding Guarantee Fee shall equal an aggregate of:

(i)	the applicable Bonding Guarantee Fee Rate applied to 35 per cent of the Euro Amount of each issued Bonding Guarantee; and

(ii)	the applicable Bonding Guarantee Fee Rate plus 15 basis points applied to 65 per cent of the Euro Amount of each issued Bonding Guarantee.

As used in this Clause 34, Bonding Guarantee Fee Rate means the relevant rate provided in the chart below as adjusted from time to time in accordance with ((b) below:

Bonding Guarantee	Bonding Guarantee Fee Rate

Bonding Guarantees in the nature of a bid guarantee (caution or garantie de soumission)	0.75 per cent. per annum

Other Bonding Guarantees (including Bonding Guarantees issued in relation to GT24/26 turbines in respect of which the Guaranteed Subsidiary is able to certify that no judicial or non-judicial dispute is pending) having an Expiry Date falling on or before 31 December 2005.	.95 per cent. per annum

Other Bonding Guarantees (including Bonding Guarantees in relation to GT24/26 turbines in respect of which the Guaranteed Subsidiary is able to certify that no judicial or non-judicial dispute is pending) having an Expiry Date falling between 1 January 2006 and 31 December 2008.	1.15 per cent. per annum

Other Bonding Guarantees (including Bonding Guarantees in relation to GT24/26 turbines in respect of which the Guaranteed Subsidiary is able to certify that no judicial or non-judicial dispute is pending) having an Expiry Date falling on or after 1 January 2009 or having no specified Expiry Date.	1.35 per cent. per annum

Bonding Guarantees issued in relation to GT24/26 turbines (i) in respect of which the Guaranteed Subsidiary is not able to certify that no judicial or non-judicial dispute is pending and (ii) having an Expiry Date falling on or before 31 December 2005.	2.35 per cent. per annum

Bonding Guarantees issued in relation to GT24/26 turbines (i) in respect of which the Guaranteed Subsidiary is not able to certify that no judicial or non-judicial dispute is pending and (ii) having an Expiry Date falling on or after 1 January 2006 or having no specified Expiry Date.	2.95 per cent. per annum

(b)	The Company may request an extension of the Expiry Date of any Bonding Guarantee without triggering an increase of the applicable Bonding Guarantee

Fee Rate, provided that the extended Expiry Date falls no later than six months following the initial Expiry Date of that Bonding Guarantee. In the case of an extended Expiry Date falling on a date later than six months after the initial Expiry Date, the applicable Bonding Guarantee Fee Rate shall be increased by 0.20 per cent. per annum for the period beginning on the date falling six months after the initial Expiry Date and ending one year thereafter, and the applicable Bonding Guarantee Fee Rate shall be further adjusted upwards in increments of 0.20 per cent. per annum for each successive twelve month period (or part thereof) thereafter for which the Expiry Date is extended.

(c)	The applicable Bonding Guarantee Fee payable in respect of each Tranche A Bonding Guarantee shall be calculated by the Facility Agent on the basis of a 360-day year and shall be payable by the Company to the Facility Agent for the account of the Tranche A Banks at the end of each Quarter in arrear and for the first time on 30 September 2003. The Facility Agent will notify the Company of the amount of this fee payable in respect of a Quarter within 10 Business Days following the end of that Quarter, and payment will be due within 3 Business Days following receipt of such notification.

(d)	The applicable Bonding Guarantee Fee payable in respect of each Tranche B Bonding Guarantee shall be calculated by the relevant Tranche B Issuing Bank on the basis of a 360-day year and shall be payable by the Company to such Tranche B Issuing Bank quarterly in advance. On the first Business Day of each Quarter, each Tranche B Issuing Bank will notify the Company of the amount of this fee payable in respect of that Quarter, on the basis of all issued and outstanding Tranche B Bonding Guarantees as of that date and payment will be due within 3 Business Days following receipt of such notification. In addition, upon each issuance of a Bonding Guarantee, the applicable fee for that Bonding Guarantee in respect of the period remaining in the relevant Quarter will be invoiced as soon as practicable thereafter and payment will be due within 3 Business Days of such invoice.

(e)	In respect of a Bonding Guarantee issued in connection with the GT24/26 turbines about which there has been a dispute the applicable Bonding Guarantee Fee Rate may be reduced to the rate for the Bonding Guarantee Fee which would have been applicable had the Company been able to certify before the commencement of the relevant period that no judicial or non-judicial dispute was pending by providing evidence of the resolution thereof to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably), in the case of a Tranche A Bonding Guarantee, or to the relevant Tranche B Issuing Bank (in form and substance satisfactory to the relevant Tranche B Issuing Bank, acting reasonably), in the case of a Tranche B Bonding Guarantee. During the relevant Quarter the old and the new rates shall each apply pro rata temporis.

Tranche A Issuing Bank Fee:

34.3 (a)

The Company shall for itself and as agent for the Guaranteed Subsidiaries pay to the Facility Agent for the account of each Tranche A Issuing Bank, a pro rata temporis commission (the Tranche A Issuing Bank Fee) of 0.15 per cent. per annum calculated upon the daily aggregate outstanding amount of Tranche A Bonding Guarantees issued by that Tranche A Issuing Bank.

(b)	The Tranche A Issuing Bank Fee is payable in Euros quarterly in arrear as provided in paragraph (c) and the amount payable in respect of a particular Tranche A Issuing Bank and a particular Quarter will be the amount determined by applying the rate in paragraph (a) to the daily outstanding amount of the relevant Tranche A Bonding Guarantees outstanding during that Quarter for the number of days from (and including) the first day of that Quarter to (and including) the last day of that Quarter (taking into account any issue, increase, decrease, expiry, reset under Clause 19 or release of any Bonding Guarantees issued by that Tranche A Issuing Bank during the Quarter).

(c)	The Facility Agent will notify the Company of the amount of the Tranche A Issuing Bank Fee payable in respect of a Quarter within 10 Business Days following the end of such Quarter, and payment will be due to the Facility Agent for each relevant Tranche A Issuing Bank within 3 Business Days following receipt of such notice.

Tranche B Facility Fee:

34.4 (a)	The Company for itself and as agent for the Guaranteed Subsidiaries shall pay to the Tranche B Issuing Banks (in proportion to their respective Tranche B Commitments) a fee (the Tranche B Facility Fee) of 0.125 per cent. per annum calculated upon the Total Tranche B Commitments from the Signing Date until the earlier of the Final Issue Date and the date when the Tranche B Facility Outstandings are reduced to zero.

(b)	The Tranche B Facility Fee is payable in Euros and shall be paid by the Company quarterly in advance. Each Tranche B Issuing Bank shall notify the Company of the amount of this fee payable in respect of each Quarter on the last Business Day of the preceding Quarter, and payment will be due to each Tranche B Issuing Bank within 3 Business Days following receipt of such notification.

Tranche A Non-Utilisation Fee:

34.5 (a)	The Company for itself and as agent for the Guaranteed Subsidiaries shall pay to the Facility Agent for the account of the Tranche A Banks a fee (the Tranche A Non-Utilisation Fee) of 0.40 per cent. per annum calculated upon the daily undrawn and uncancelled amount of the Tranche A Facility from the Signing Date until the Final Issue Date or the effective date of cancellation of all or part of the Tranche A Facility, as appropriate, to be distributed to the Tranche A Banks pro rata to their Tranche A Commitments.

(b)

The Tranche A Non-Utilisation Fee is payable in Euros and shall be paid by the Company quarterly in arrear. The Facility Agent shall notify the Company of the amount of this fee payable in respect of each Quarter within

10 Business Days following the end of the Quarter, and payment will be due to the Facility Agent within 3 Business Day following receipt of such notice.

Administrative Fee:

34.6 A flat fee (the Administrative Fee) of 100 Euros (plus any applicable VAT) for each Bonding Guarantee issued shall be paid by the Company to the relevant Issuing Bank upon receipt of an invoice in respect of such fees from the Facility Agent in the case of Tranche A Bonding Guarantees and from the Relevant Tranche B Issuing Bank in the case of Tranche B Bonding Guarantees. Such invoices shall be prepared:

(a)	in the case of the issue of Tranche A Bonding Guarantees, quarterly within 10 Business Days following the end of each Quarter which invoice shall be prepared by the Facility Agent on the basis of the information provided to it by the Tranche A Issuing Banks pursuant to Clause 11 and shall be paid within 3 Business Days of receipt; and

(b)	in the case of Tranche B Bonding Guarantees, quarterly within 10 Business Days following the end of the Quarter and shall be paid within 3 Business Days of receipt.

The Company shall also pay any and all reasonable and customary administrative and other charges applied by Issuing Banks in connection with amendments or other events over the period during which each Bonding Guarantee is outstanding. In the case of any local re-issuance, any fee charged by a correspondent bank shall be payable by the Company.

Repayment to CFDI:

34.7 Pursuant to the CFDI Notice, CFDI is entitled to share in the Fees under Clauses 34.2 (including any adjustments pursuant to Clause 34.2(b)), 34.4 and 34.5. CFDI’s portion of such Fees shall be remitted to it in accordance with paragraphs (a) through (e) (inclusive) below.

(a)	The Facility Agent shall allocate for payment to CFDI 65 per cent of the amounts it receives from the Company pursuant to Clause 34.5. The portion of those amounts received from the Company pursuant to Clause 34.5 not so allocated shall be distributed to the Tranche A Banks pro rata to their Tranche A Commitments.

(b)	Each Tranche B Issuing Bank shall remit an amount equal to 65 per cent of each payment received by it from the Company pursuant to Clause 34.4 to CFDI.

(c)

Out of each payment received by the Facility Agent from the Company pursuant to Clause 34.2 for the account of Tranche A Banks, the Facility Agent shall allocate and distribute to each Tranche A Issuing Bank for onward payment to CFDI in respect of each Tranche A Bonding Guarantee issued by it, an amount calculated on the basis of the applicable Bonding Guarantee Fee Rate plus 15 basis points applied to 65 per cent of the Initial Euro Amount of such Bonding Guarantee (up to a maximum amount of actual receipts from the Company in respect of the Tranche A Facility pursuant to Clause 34.2). For purposes of this Clause 34.8, the Facility Agent may assume that all Tranche A Bonding Guarantees are the subject of the CFDI Guarantee. The Facility Agent shall then distribute the remaining amount of the payment it has received from the Company in respect of the Bonding Guarantee Fee under the Tranche A Facility pursuant to Clause 34.2 to the Tranche A Banks pro rata to their Tranche A Commitments.

(d)	Out of each payment received by it from the Company pursuant to Clause 34.2, each Tranche B Issuing Bank shall remit to CFDI, in respect of each Tranche B Bonding Guarantee issued by it, an amount calculated on the basis of the applicable Bonding Guarantee Fee Rate plus 15 basis points applied to 65 per cent of the Initial Euro Amount of such Bonding Guarantee (up to a maximum amount of actual receipts from the Company in respect of the Tranche B Facility pursuant to Clause 34.2).

(e)	Payments to CFDI shall in all cases be made within one month following receipt of payment of the corresponding Fee from the Company (by either the Facility Agent, the Tranche A Issuing Banks or the Tranche B Issuing Banks (as applicable)). The Facility Agent and each Tranche B Issuing Bank undertake to send to CFDI a copy of any request for payment made by it to the Company within 10 days of making such request.

(f)	The Banks acknowledge that the Facility Agent will not be liable, nor will it be required to seek reimbursement from CFDI on behalf of the Banks, in respect of any amounts paid by it or any Issuing Bank to CFDI in accordance with this Clause 34.7 on account of Fees pursuant to Clauses 34.2, 34.4 and 34.5 in relation to Bonding Guarantees.

VAT:

34.8 Any fee referred to in this Clause 34 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

Final fee payments:

34.9 Prior to the last day of the final Quarter (or, if that is not practicable, as soon as practicable thereafter), the Facility Agent shall estimate all amounts which would become payable in respect of that final Quarter, including all adjustments, under this Clause 34. Such amounts shall be due and shall be paid by the Company on the last day of the final Quarter.

Company Responsible:

34.10 The Company shall be solely responsible for the allocation of Fees and expenses among the Guaranteed Subsidiaries and for obtaining contributions from the Guaranteed Subsidiaries in respect of such Fees and expenses.

Facility Agent’s Management Time:

34.11 Any amount payable to the Facility Agent under Clause 37.2, Clause 35 and Clause 33.15 shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Banks, and is in addition to any fee paid or payable to the Facility Agent under Clause 34.

Currency:

34.12 For the avoidance of doubt, all Fees shall be calculated and paid in Euros.

35.	EXPENSES

Initial and special costs:

35.1 The Company shall promptly on written demand pay to the Facility Agent and/or each of the Mandated Lead Arrangers an amount equal to all reasonable costs and expenses (including legal fees) and disbursements incurred by any of them in connection with:

(a)	the negotiation, preparation, syndication, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document (other than a Transfer Certificate executed after the date of this Agreement);

(b)	any amendment, waiver or supplement of the terms of the Facility, any Finance Document or a document referred to in any Finance Document or of any Bonding Guarantee requested by or on behalf of the Company (including, for the avoidance of doubt, those amendments contemplated by Clause 48); and

(c)	any accession or removal of a Guaranteed Subsidiary.

Enforcement costs:

35.2 The Company shall within three Business Days of written demand pay to each Finance Party the amount of all costs and expenses (including legal fees and value added taxes) incurred by such Finance Party in connection with the enforcement of, or the preservation of any rights under, or any litigation whatsoever arising under or in connection with, any Finance Document.

Correspondent Bank Fees:

35.3 In the case of a local issuance or re-issuance in connection with a Bonding Guarantee, the Company shall pay all fees and expenses charged by the relevant correspondent bank (and on demand reimburse such fees and expenses, if any, incurred by the Issuing Bank), provided that the relevant Issuing Bank shall use reasonable endeavours to agree such fees and expenses in advance with the Company.

36.	STAMP DUTIES

The Company shall pay, and promptly on written demand indemnify each Finance Party against any liability such Finance Party incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

37.	INDEMNITIES

Currency indemnity:

37.1 (a)	If a Finance Party receives an amount in respect of any liability of the Company or a Guaranteed Subsidiary under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Company or the relevant Guaranteed Subsidiary shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Company or relevant Guaranteed Subsidiary shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Company or Guaranteed Subsidiary shall forthwith on demand pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	The Company and each Guaranteed Subsidiary waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

Other indemnities:

37.2 The Company shall promptly on written demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Event of Default or Drawstop Event; or

(b)	the operation of Clause 32 or Clause 43,

and the Company shall promptly on written demand indemnify each Finance Party against any loss or liability which the Finance Party incurs as a consequence of a Bonding Guarantee not being issued after the Company has delivered a Request for that Bonding Guarantee save to the extent that the Bonding Guarantee is not issued as a consequence of the relevant Issuing Bank refusing to issue that Bonding Guarantee.

The relevant liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, except, in relation to the final paragraph, to the extent the same results from the relevant Finance Party’s gross negligence or wilful misconduct.

Finance Party liability indemnity:

37.3 If, by reason of any Guaranteed Subsidiary utilising the Facility in accordance with the terms of this Agreement, any Finance Party incurs liability to any person (in the absence of negligence or breach of any of its obligations under this Agreement) by operation of the laws of any jurisdiction applicable to that Guaranteed Subsidiary, or if an assertion that a Finance Party may have such liability is made by a third party with a view to legal proceedings being taken against that Finance Party, the Company shall on demand indemnify that Finance Party as an independent obligation against any direct or indirect loss or liability arising out of that liability and in respect of all reasonable costs (including legal fees and value added taxes) incurred by it in connection with that liability or defending that assertion or in connection with any related legal proceedings.

38.	EVIDENCE AND CALCULATIONS

Accounts:

38.1 Accounts maintained by a Finance Party in connection with the Finance Documents are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

Certificates and determinations:

38.2 Any certification or determination by a Finance Party of a rate or amount under the Finance Documents, is in the absence of manifest error, prima facie evidence of the matters to which it relates, including, without limitation a certificate of any Bank as to the amount by which a sum payable to it is to be increased pursuant to Clause 21, Clause 22, Clause 37 or the amount of any credit or refund as is mentioned in Clause 21.5.

39.	AMENDMENTS AND WAIVERS

Procedure:

39.1 (a)	Subject to Clause 39.3, any term of this Agreement may be amended or waived with the agreement of the Company and the Majority Banks. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause 39 and the Company may effect on behalf of the Guaranteed Subsidiaries, an amendment, or consent to a waiver, permitted under this Clause 39.

(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

Change of currency:

39.2 (a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent after consultation with the Company; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably) specifies to be necessary be amended to comply with any generally accepted conventions and market practice in the relevant inter-bank market and otherwise to reflect the change in currency.

Exceptions:

39.3 (a)	An amendment or waiver which relates to any of the following may only be effected if agreed by the Company and each of the Banks:

(i)	the definition of Majority Banks;

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to the Banks under the Finance Documents (including any Fee payable under Clause 34) (but excluding, for the avoidance of doubt, any delay in payment to a Bank resulting solely from an extension of an Expiry Date) save that the consent of the Tranche A Banks shall not be required to the change of any Fee to be paid to the Tranche B Issuing Banks and vice versa;

(iii)	subject to paragraph (e), an increase in the Total Commitments;

(iv)	the incorporation of additional Guaranteed Subsidiaries otherwise than in compliance with Clause 40.15 or any amendment to Clause 15;

(v)	a term of any Finance Document which expressly requires the consent of the Banks; or

(vi)	Clause 2.3, Clause 30.1, Clause 30.2, Clause 40.1, Clause 40.3, Clause 43 or this Clause 39.

(b)	An amendment or waiver relating to any of the following shall require the consent of all Tranche A Banks:

(i)	the Tranche A Eligibility Criteria; or

(ii)	the definition of Tranche A Majority Banks.

(c)	A refusal by a Tranche A Issuing Bank to extend the Expiry Date of a Tranche A Bonding Guarantee shall require the consent of the Tranche A Majority Banks.

(d)	An amendment to the definition of the Tranche B Eligibility Criteria shall require the consent of all Tranche B Issuing Banks.

(e)	An amendment:

(i)	increasing the Commitment of any Bank shall have the consent of such Bank; or

(ii)	increasing the Total Commitments as a consequence of the addition of a new Tranche B Bank shall not require the consent of any other Bank.

(f)	An amendment or waiver which affects the rights and/or obligations of the Facility Agent may not be effected without the agreement of the Facility Agent.

(g)	An amendment or waiver which affects the rights and/or obligations of the Issuing Banks under Clauses 15, 16, or 34 may not be effected without the agreement of the Issuing Banks.

Waivers and remedies cumulative:

39.4 The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

40.	CHANGES TO THE PARTIES

Transfers by Obligors:

40.1 Neither the Company nor any Guaranteed Subsidiary may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under any Bonding Guarantee or any Finance Documents without the prior written consent of the Majority Banks save that a Guaranteed Subsidiary may assign, transfer or novate any interest in a Bonding Guarantee to another Guaranteed Subsidiary.

CFDI Notice:

40.2 No Commitment or any part thereof or any other rights or obligations of a Bank hereunder may be transferred, novated or sub-participated to any other bank or financial institution (a) without the Consent of CFDI (as provided in the CFDI Notice) and (b) unless such bank or financial institution qualifies under the definition of Banque under the CFDI Notice and undertakes to adhere at all times with the provisions thereof.

Transfers by Tranche A Banks:

40.3 Subject to the provisions of this Clause 40, any Tranche A Participating Bank or Tranche A Issuing Bank (a Tranche A Transferor Bank) may, at any time assign, transfer or novate any of its rights and/or obligations under this Agreement and any of its Commitment(s) (a Tranche A Transfer) to another bank or financial institution (the Tranche A Transferee Bank) with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) provided that:

(a)	the rating attributed by Standard & Poor’s and/or Moody’s to the long-term debt of the Tranche A Transferee Bank is respectively at least A and/or A2;

(b)	a Tranche A Transfer by a Tranche A Participating Bank shall require the Consent by each Tranche A Issuing Bank having theretofore issued a Tranche A Bonding Guarantee in which the Tranche A Participating Bank is participating;

(c)	a Tranche A Transfer to an Affiliate of a Tranche A Participating Bank or to an existing Bank will not require the consent of the Company;

(d)	in the case of a transfer by a Tranche A Issuing Bank, the Consent of the relevant Beneficiary or Beneficiaries shall have been obtained; and

(e)	the consent of the Company to any Tranche A Transfer shall not be required if a Drawstop Event has occurred.

Transfers by Tranche B Issuing Banks:

40.4 Subject to the provisions of this Clause 40, any Tranche B Issuing Bank (a Tranche B Transferor Bank) may assign or transfer its rights and obligations under this Agreement (a Tranche B Transfer) to another bank or financial institution (a Tranche B Transferee Bank) with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) provided that:

(a)	a Tranche B Transfer to an Affiliate of a Tranche B Issuing Bank or an existing Bank will not require the consent of the Company;

(b)	the Consent of the relevant Beneficiary or Beneficiaries shall have been obtained; and

(c)	the consent of the Company to any Tranche B Transfer shall not be required if a Drawstop Event has occurred.

Conditions to transfer:

40.5 The following conditions shall apply to any transfer under this Clause 40:

(a)	a transfer of part of a Commitment must be in a minimum amount of at least €10,000,000; and

(b)	a Tranche A Transfer or a Tranche B Transfer in respect of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 40.12; or

(ii)	the Transferee Bank confirms to the Facility Agent and the Company that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Transferor Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the Transferee Bank.

Facility Agent Fee:

40.6 On each occasion a Bank assigns, transfers or novates any of its Commitment and/or any of its rights and/or obligations under this Agreement, the Transferee Bank shall, on the date the Tranche A Transfer or Tranche B Transfer takes effect, pay to the Facility Agent for its own account a fee of €1,500.

Responsibility:

40.7 A Transferor Bank is not responsible to a Transferee Bank for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

Independent investigation:

40.8 Each Transferee Bank shall confirm to the Transferor Bank and the other Finance Parties that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Company, ALSTOM, the Guaranteed Subsidiaries and the Material Subsidiaries in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor Bank in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Company, ALSTOM, the Guaranteed Subsidiaries and the Material Subsidiaries while any amount is or may be outstanding under this Agreement or any other Finance Document or any Commitment is in force.

No obligation:

40.9 Nothing in any Finance Document obliges a Transferor Bank to:

(a)	accept a re-transfer from a Transferee Bank of any of the Commitment and/or rights and/or obligations assigned, transferred or novated under this Clause 40; or

(b)	support any losses incurred by the Transferee Bank by reason of the non-performance by the Company, or any of the Guaranteed Subsidiaries of its obligations under the Finance Documents or otherwise.

Reference to Bank:

40.10 Any reference in this Agreement to a Bank includes a Transferee Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its aggregate Commitment(s) has/have been cancelled or reduced to zero.

Transfer of Bonding Guarantees:

40.11 (a)	An Issuing Bank may not transfer or novate any of its obligations in respect of an outstanding Bonding Guarantee otherwise than in accordance with that Bonding Guarantee. Without limitation to the foregoing, a Transferor Bank may only assign or otherwise transfer all or any part of its rights or obligations under this Agreement to a Transferee Bank provided (where relevant) that both parties agree to perform the transfer mechanics contained in any Bonding Guarantee under which the Transferor has outstanding actual or contingent liabilities and the Transferee Bank has received the consent of all relevant Beneficiaries of such Bonding Guarantees (to the extent required for a valid transfer of obligations).

(b)	In connection with any transfer of an Issuing Bank’s obligations pursuant to Clause 40.3 or 40.4, the Company and the relevant Guaranteed Subsidiary shall, if requested by the Transferor Bank, use reasonable endeavours to assist the Transferor Bank and the Transferee Bank in seeking the prompt consent of all relevant Beneficiaries and further assist in obtaining the release of each Bonding Guarantee with respect to which the transfer is to have effect and the replacement thereof by a new Bonding Guarantee to be issued by the Transferee Bank (and, in respect of partial transfers, by the Transferor Bank), in aggregate amounts equal to the released Bonding Guarantees and having corresponding Expiry Dates.

Procedure for transfers:

40.12 (a) A novation of obligations and transfer of rights is effected if:

(i)	the Transferor Bank and the Transferee Bank deliver to the Facility Agent a duly completed certificate, substantially in the form of Schedule 6 Part B (a Transfer Certificate); and

(ii)	the Facility Agent executes it.

(b)	Each Party (other than the parties involved in a Transfer) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf. The Facility Agent will provide a copy of each Transfer Certificate it executes to the Company.

(c)	To the extent that they are expressed to be the subject of a Transfer in a Transfer Certificate:

(i)	the Transferor Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the Transferee Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the Transferee Bank instead of the Transferor Bank;

(iii)	the rights of the Transferor Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the Transferee Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the Transferee Bank instead of the Transferor Bank, all on the date of execution of the Transfer Certificate by the Facility Agent or, if later, the date specified in the Transfer Certificate (the later date being the Transfer Date).

Additional Costs:

40.13 If any assignment, transfer, novation or change of Facility Office by a Bank would, at the time thereof, result in additional amounts becoming payable under Clause 21 or amounts becoming payable under Clause 22 or Clause 36, the Company shall be required to pay such amounts or additional amounts to or for the account of the assignee, transferee, new Bank or Bank acting through its new Facility Office only to the extent that they would have been required to pay the same had there been no such assignment, transfer, novation or change of Facility Office.

Removal of Guaranteed Subsidiaries:

40.14 (a)	If the Company wishes to remove a company as a Guaranteed Subsidiary under this Agreement, then it may deliver to the Facility Agent a notice specifying that Guaranteed Subsidiary and confirming that all obligations of such Guaranteed Subsidiary under the Finance Documents have been satisfied or that such Guaranteed Subsidiary has not incurred any obligations under the Finance Documents and that all Bonding Guarantees issued in respect of that Guaranteed Subsidiary have been released or discharged or assigned to another Guaranteed Subsidiary in accordance with Clause 40.1.

(b)	When the Facility Agent is satisfied in its sole discretion (acting reasonably) that paragraph (a) has been fully complied with, it shall notify the Company and the Banks accordingly, whereupon the relevant Company Subsidiary shall cease to be a Guaranteed Subsidiary for all purposes of the Finance Documents.

Guaranteed Subsidiaries:

40.15 (a)	If the Company wishes one of the Company Subsidiaries to become a Guaranteed Subsidiary, then it shall deliver to the Facility Agent the documents listed in Schedule 9 Part B.

(b)	On confirmation to each of the Finance Parties by the Facility Agent of receipt of all of the documents listed in Schedule 9 Part B in form and substance satisfactory to it (acting reasonably and in a timely manner), the Company Subsidiary concerned will become a Guaranteed Subsidiary.

(c)	Delivery of a Guaranteed Subsidiary Accession Agreement executed by the relevant Company Subsidiary and the Company constitutes confirmation by that Company Subsidiary and the Company that the representations and warranties set out in Clause 25 to be made by them on the date of the Guaranteed Subsidiary Accession Agreement are correct, as if made by them with reference to the facts and circumstances then existing.

Reference Banks:

40.16 If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Facility Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

Register:

40.17 The Facility Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

41.	CONFIDENTIALITY UNDERTAKING

Confidential Information:

41.1 Each of the Banks undertakes to keep the Confidential Information (as defined below) confidential and not to disclose it to anyone except as provided for under this Clause 41 to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information, and to use the Confidential Information solely for the purposes of this Agreement.

Permitted Disclosure:

41.2 The Obligors acknowledge and agree that the Finance Parties (or any one of them, as applicable) may disclose Confidential Information:

(a)	to their Affiliates and their officers, directors, employees and professional advisers to the extent strictly necessary for the purposes of this Agreement and to any auditors of any such Affiliate;

(b)	where requested or required by any court or competent jurisdiction, any arbitration or other legal proceedings or any competent judicial, governmental, supervisory or regulatory authority (ii) where required by the rules of any stock exchange on which its or the shares or other securities of any Affiliate are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its or the affairs of any Affiliate;

(c)	in connection with any action or proceeding brought by the Facility Agent, any of the Arrangers or any Bank to enforce its rights under or in connection with this Agreement;

(d)	to any prospective new Bank which acknowledges and accepts to be bound by the provision of this Clause 41 and which undertakes to use the Confidential Information only for the Permitted Purpose (as defined below);

(e)	to CFDI (or any person mandated by CFDI) pursuant to the CFDI Notice; or

(f)	to any person with the prior written consent of the Company.

Notification of Required Disclosure:

41.3 Each of the Banks agrees (to the extent permitted by law other than disclosure to any regulatory body made in the normal course of such regulatory body’s supervisory function) to inform the Company as soon as possible of any disclosure under Clause 41.2(b).

Insider Dealing:

41.4 Each of the Banks acknowledges that some or all the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.

Duration:

41.5 The confidentiality undertaking of the Banks hereunder shall expire in respect of Confidential Information three years after it is first delivered to the Banks hereunder.

For the purposes of the foregoing:

Confidential Information means any information delivered by the Company pursuant to Clauses 26.5 and 26.15 and the documents referred to in paragraph (c) of the definition of Information Package which is or has been so provided to each of the Banks (or the Facility Agent on the Banks’ behalf) by the Company, but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach by any Bank of this Agreement or (b) is known by the Banks (or any of them) before the date the information is disclosed to such Bank(s) by the Company or is lawfully obtained by any Bank after that date, other than from a source which is connected with the Obligors and which, in either case, as far as the relevant Bank is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Permitted Purpose means considering and evaluating whether to enter into the Facility whether as Transferee Bank, Issuing Bank, Tranche A Participating Bank, Facility Agent or otherwise.

Disclosure of Information:

41.6 The Facility Agent or any Mandated Lead Arranger or Bank may approach and disclose to an actual or potential new Bank, assignee, sub-participant or the like such information about the Company, Guaranteed Subsidiary or any other person as it may think fit provided that the person to whom the information is to be given has entered into a confidentiality undertaking in the form set out in Schedule 14.

42.	SET-OFF

Set-off Generally:

42.1 Without prejudice to Clause 15.3(b), the Obligors authorise any Finance Party (but only so long as an Event of Default or Drawstop Event has occurred and is continuing) to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability to such Obligor of, any office of that Finance Party in or towards satisfaction of any sum then due from such Obligor to that Finance Party and unpaid and, for that purpose, to convert one currency into another at the rate of exchange obtained by such Finance Party in accordance with its usual practice (but so that nothing in this Clause 42 shall be effective to create a charge). No Party shall be obliged to exercise any of its rights under this Clause 42, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which such Party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

Facility Agent’s Automatic Right of Set-Off:

42.2 If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

43.	PRO RATA SHARING

Redistribution:

43.1 In respect of the Tranche A Facility, if any amount owing by the Company or a Guaranteed Subsidiary under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 20 (including, without limitation, any payment made to an Issuing Bank by the Company or a Guaranteed Subsidiary pursuant to Clause 15), (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 20 (disregarding any amounts relating to the Tranche B Facility);

(c)	subject to Clause 43.3, the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the redistribution) equal to the excess;

(d)	the Facility Agent shall treat the redistribution as if it were a payment by the Company or the Guaranteed Subsidiary concerned under Clause 20 and shall pay the redistribution to the Finance Parties concerned (other than the recovering Finance Party) (or as applicable, CFDI) in accordance with Clause 20.7; and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the Company or that Guaranteed Subsidiary will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

For the avoidance of doubt, it is intended by the Banks that the provisions hereunder for pro rata sharing shall apply to the Tranche A Facility and the Tranche A Banks only. In this connection, recoveries made by any Bank participating in both the Tranche A Facility and the Tranche B Facility may be distinguished as between the two tranches, by the order in which any relevant SWIFT payment requests were made by it.

Reversal of redistribution:

43.2 If under Clause 43.1:

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company or the relevant Guaranteed Subsidiary; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon, the subrogation in Clause 43.1(e) will operate in reverse to the extent of the reimbursement.

Exceptions:

43.3 (a)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Company or Guaranteed Subsidiary concerned in the amount of the redistribution pursuant to Clause 43.1(e).

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal or arbitral proceedings, if the other Finance Party had an opportunity to participate in those legal or arbitral proceedings but did not do so or did not take separate legal proceedings.

44.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

45.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46.	COMMUNICATIONS

Addresses:

46.1 Each communication under or in connection with the Finance Documents will be made by electronic communication (including but not limited to electronic mail in accordance with Clause 46.2), by fax or otherwise in writing. Subject to Clauses 46.2 and 46.5, each communication or document to be delivered to any party under the Finance Documents shall be sent to it at the electronic address, fax number or address, and marked for the attention, if any, from time to time designated by it to the Facility Agent (or, in the case of the Facility Agent, by it to each other Finance Party) for the purpose of the Finance Documents. The initial electronic address, fax number, address and marking (if any) so designated by the Company, the Mandated Lead Arrangers, the Banks and the Facility Agent are as follows:

The Company:

Address:	ALSTOM Holdings
25, avenue Kléber
75116 Paris

Email address:	sebastien.reynaud@chq.alstom.com

Fax No:	+33 1 47 55 29 22

Attention:	S. Reynaud

The Mandated Lead Arrangers and the Banks:

BNP PARIBAS in its capacity as Mandated Lead Arranger

Address:	BNP Paribas
37, place du Marché Saint-Honoré
75002 Paris

Email address:	yves.lebidois@bnpparibas.com / bruno.tassart@bnpparibas.com

Fax No:	+33 1 42 98 13 25	+33 1 43 16 90 29

Attention:	Yves Lebidois	Bruno Tassart

BNP PARIBAS in its capacity as Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

Address:	BNP Paribas Kléber
51, avenue Kléber
75116 Paris

Email address:	pierre.duval@bnpparibas.com

Fax No:	+33 1 53 67 33 98

Attention:	Pierre Duval

CCF in its capacity as Mandated Lead Arranger

Address:	CCF - Syndicated Finance
103 avenue des Champs Elysées
75008 Paris

Email address:	emmanuel.remy@ccf.com

Fax No:	+33 1 40 70 78 84

Attention:	Emmanuel Remy

CCF in its capacity as Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

For documentation and credit matters:

Address:	CCF - Agence Centrale
103 avenue des Champs Elysées
75008 Paris

Email address:	jlrannou@ccf.fr

Fax No:	+33 1 40 70 76 44

Attention:	Jean-Louis Rannou

For matters relating to Bonding Guarantees:

Address:	CCF - Garanties Internationales 15 rue Vernet 75008 Paris

Email address:	lorraine.prunet@ccf.com / martine.sanchez@ccf.com

Fax No:	+33 1 40 70 28 76

Attention:	Lorraine Prunet

CRÉDIT AGRICOLE INDOSUEZ in its capacity as Mandated Lead Arranger, Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

Address:	Crédit Agricole Indosuez 9, quai du Président Paul Doumer 92920 Paris La Défense Cedex

Email address:	joel.darondeau@ca-indosuez.com catherine.dauvergnevion@ca-indosuez.com

Fax No:	+33 1 41 89 35 43 +33 1 41 89 28 99

Telephone No:	+33 1 41 89 27 29 +33 1 41 89 21 81

Attention:	Joel Darondeau Catherine Dauvergne-Vion

CRÉDIT INDUSTRIEL ET COMMERCIAL in its capacity as Mandated Lead Arranger, Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

	Credit Matters:	Administrative Matters:

Address:	CIC 6, avenue de Provence 75009 Paris	CIC 4, rue Gaillon 75002 Paris

Email address:	ribaulpa.@cic.fr	hovassan@cic.fr

Fax No:	+33 1 45 96 90 71	+33 1 45 96 78 97

Attention:	Mrs. Pascale Ribault	Mrs. Anne-Hélène Hovasse

CRÉDIT LYONNAIS in its capacity as Mandated Lead Arranger, Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

Address:	Crédit Lyonnais 59, rue La Fayette 75009 Paris

Email address:	philippe.dimpre@creditlyonnais.fr francois.montel@creditlyonnais.fr

Fax No:	+33 1 42 95 89 25

Attention:	Philippe Dimpre

NATEXIS BANQUES POPULAIRES in its capacity as Mandated Lead Arranger, Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

Credit Contact:

Address:	Natexis Banques Populaires 45, rue Saint-Dominique 75007 Paris

Email address:	antoine.mangin@nxbp.fr

Fax No:	+33 1 45 55 18 77

Telephone No:	+33 1 58 19 37 16

Attention:	Antoine Mangin

Operational Contact:

Address:	Natexis Banques Populaires Garanties Emises 10-12, avenue Winston Churchill 94220 Charenton le Pont

Email address:	jean-pierre.souret@nxbp.fr

Fax No:	+33 1 58 32 26 81

Telephone No:	+33 1 58 32 17 70

Attention:	Jean-Pierre Souret

SOCIÉTÉ GÉNÉRALE in its capacity as Mandated Lead Arranger, Tranche A Issuing Bank, Tranche B Issuing Bank and Tranche A Participating Bank

Address:	Société Générale
Tour Société Générale, 17 cours Valmy
92972 Paris La Défense Cedex

Email address:	didier.miaume@socgen.com

Fax No:	+33 1 42 14 46 87

Telephone No:	+33 1 42 14 48 34

Attention:	Didier Miaume

The Facility Agent:

Address:	HSBC Bank plc
Level 17, 8 Canada Square
London E14 5HQ
United Kingdom

Fax No:	+44 20 7991 4348

Attention:	Debt Finance, Support & Agency Services

Electronic communication:

46.2 Any communication to be made between Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if such Parties:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

Deemed Delivery:

46.3 Any communication or document made or delivered by one person to another person under or in connection with the Finance Documents will only be effective:

(a)

if sent by fax (and received in legible form) between 9 a.m. and 5 p.m. (local time in the place to which it is sent) on a working day in that place, when received or, if sent by fax (and received in legible form) at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided that, in the case of a communication by fax, the person sending the fax shall have received a transmission receipt; or

(b)	if sent by electronic communication pursuant to Clause 46.2 will be effective only when actually received in readable form; or

(c)	in any other case, when left at the address required by Clause 46.1 or within 5 Business Days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address; or

(d)	any communication (including electronic communication pursuant to Clause 46.2) or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer as set out at the end of this Agreement (or any substitute department or officer as the Facility Agent shall specify for this purpose) (or in the case of any electronic communication only if it is addressed in such a manner as the Facility Agent shall specify for this purpose).

Language:

46.4 Without prejudice to Clause 5.2(n)(i), all communications and documents shall either be in English or French or accompanied by a certified translation into English or French, by a translator acceptable to the Facility Agent. If there is a conflict, the English or French translation of any such communication or document shall prevail over the original language version thereof (and any document provided to the Facility Agent shall in any case be in English or accompanied by a translation into English).

Originals of communication:

46.5 The Company or the Guaranteed Subsidiary shall promptly deliver by overnight courier the original of any document sent by fax or electronic communication made by it to any Finance Party, as the case may be.

Notices to Guaranteed Subsidiaries:

46.6 Notwithstanding anything to the contrary in this Agreement, except in the case of a notice of demand for payment under Clause 15.3, wherever notice from a Finance Party to a Guaranteed Subsidiary is required hereunder, such requirement shall be satisfied by notice to the Company as agent of such Guaranteed Subsidiary, at the address for the Company provided for under Clause 46.1.

47.	GOVERNING LAW AND JURISDICTION

Governing Law:

47.1 This Agreement shall be governed by and construed in accordance with the laws of England.

English Courts:

47.2 Each of the Parties irrevocably agrees that the High Court of Justice in England is to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (Proceedings) may be brought in that court and each of the Parties irrevocably submits to the jurisdiction of such court.

Other Competent Jurisdiction:

47.3 Nothing in this Clause 47 shall limit the right of the Facility Agent, any Mandated Lead Arranger and/or any Bank to take Proceedings against any Obligor in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Facility Agent, any Mandated Lead Arranger and/or any Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

Venue:

47.4 Each of the Parties irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 47 and any claim that any such Proceedings have been brought in an inconvenient forum.

Service of Process:

47.5 (a)	The Company irrevocably appoints and each Guaranteed Subsidiary, pursuant to a Guaranteed Subsidiary Accession Agreement, shall irrevocably appoint, ALSTOM Ltd and its successors (the Process Agent) to receive, for it and on its behalf, service of process in any Proceedings and any other legal action or proceedings arising out of or in connection with any Finance Document in England. Such service shall be deemed completed on delivery to the Process Agent (whether or not it is forwarded to and received by the relevant Obligor). If for any reason the Process Agent ceases to be able to act as such or no longer has an address in England, as the case may be, each Obligor irrevocably agrees to appoint a substitute process agent acceptable to the Facility Agent, and to deliver to the Facility Agent a copy of the new agent’s acceptance of that appointment, within 30 days.

(b)	Each of the Obligors irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by registered or certified prepaid airmail post to it in accordance with Clause 46. Such service shall become effective 30 days after mailing.

(c)	Nothing in this Clause 47.5 shall affect the right to serve process in any other manner permitted by law.

48.	FURTHER ASSURANCES

Amendment agreement:

48.1 Each Party acknowledges that, in connection with the refinancing of ALSTOM currently underway as contemplated by the Protocol, certain definitions, representations and warranties, financial covenants and undertakings under this Agreement shall require updating and conforming amendments, and in particular for consistency with corresponding provisions in the Subordinated Debt Facility. For this purpose each Party agrees to negotiate in good faith an amendment agreement in respect of this Agreement with a view toward an effective date for such amendment agreement on or about 31 October 2003.

Relevant clauses and definitions:

48.2 The particular provisions subject to revision referred to above include Clause 1.1 (definition of Strategic Plan) Clauses 27.1(c), 27.1(d), 27.1(f), 27.1(m), 26.13, 28, 34.3 and 34.7. In connection with any reference in this Agreement to the Strategic Plan, the Parties recognise that ALSTOM is obliged to produce a new business plan pursuant to the Protocol, which plan shall supersede the Strategic Plan and be the operative plan for purposes of this Agreement and the provisions which refer to the Strategic Plan herein.

Facility Agent’s Operational Systems Implementation:

48.3 Notwithstanding its irrevocable appointment hereunder, each Party hereby acknowledges that as disclosed under Clause 33.1(d) the Facility Agent anticipates a delay in the implementation of its internal operational information technology systems. As a consequence each Party acknowledges that the Facility Agent may require certain technical amendments and clarifications to this Agreement (including without limitation, in respect of Clause 30.2) and, for consistency, corresponding amendments to other Finance Documents to ensure that timing elements in the Finance Documents allow a realistic time for the natural flow of communications between the Parties and the Facility Agent, including allowing for time zone and market limitations. For this purpose, the Facility Agent shall notify the Parties of any technical or operational amendments it shall require within 10 Business Days of the Implementation Date and each Party agrees to consent (without delay) to all such reasonable amendments and clarifications as proposed by the Facility Agent.

49.	EXISTING BONDING GUARANTEES

Incorporation of Existing Bonding Guarantees:

49.1 Subject to Clause 49.2, each standby letter of credit or bond (including in either case a bid, advance payment, or retention payment or performance bond, or any performance related instrument as set out in the definition of “instrument” in paragraphs 1 and 2 of the Basle Agreement), surety, guarantee, first demand guarantee (including, in respect of any of the foregoing, instructions to issue such instruments and counter-guarantees to a local issuing or correspondent bank) issued by any Issuing Bank upon the request of the Company and for the account of any Company Subsidiary on or after 28 August 2003 and prior to the Signing Date, pursuant to the letter of request from the Company to the Issuing Banks dated 28 August 2003 (an Existing Bonding Guarantee) shall be deemed for all purposes to constitute a Bonding Guarantee issued under this Agreement and the rights and obligations of the relevant Issuing Bank, Tranche A Participating Banks, the Company and the relevant Company Subsidiary in connection with each Existing Bonding Guarantee shall be as provided under this Agreement.

Requirements for incorporation:

49.2 In respect of any Existing Bonding Guarantee, the Facility Agent shall notify the relevant Issuing Bank of its receipt from any Company Subsidiary in respect of whose obligations such Existing Bonding Guarantee has been issued by such Issuing Bank of a duly executed Guaranteed Subsidiary Accession Agreement and the documents set out in items 2, 3, 4, 8 and 9 of Schedule 9 Part B, whereupon such Existing Bonding Guarantee shall be deemed to constitute a Bonding Guarantee as provided for in Clause 49.1 above and such Company Subsidiary shall become a Guaranteed Subsidiary as provided in Clause 40.15 above.

Company undertaking:

49.3 The Company undertakes to deliver to the Facility Agent as soon as reasonably practicable following the Signing Date, a duly executed Guaranteed Subsidiary Accession Agreement and the documents set out in items 2, 3, 4, 8 and 9 of Schedule 9 Part B, and within 30 days thereafter the other documents required under Schedule 9 Part B, in respect of each Company Subsidiary whose obligations are guaranteed under an Existing Bonding Guarantee.

Information:

49.4 Each of the Issuing Banks that has issued an Existing Bonding Guarantee which has been deemed to constitute a Bonding Guarantee as provided for in Clause 49.1 above, together with the Company, shall provide the Facility Agent with all information concerning that Bonding Guarantee as would have been required had a Bonding Guarantee Request been submitted in respect of that Bonding Guarantee pursuant to Clauses 5.1 and 5.2.

SCHEDULE 1

Part A

TRANCHE A BANKS AND TRANCHE A COMMITMENTS

Tranche A Participating Banks	Tranche A Commitments
(€)
BNP PARIBAS*	829,800,000
CCF*	134,000,000
CREDIT AGRICOLE INDOSUEZ*	415,700,000
CREDIT LYONNAIS*	260,300,000
CREDIT INDUSTRIEL ET COMMERCIAL*	568,800,000
NATEXIS BANQUES POPULAIRES*	267,600,000
SOCIETE GENERALE*	568,800,000

Total Tranche A Commitments	3,045,000,000

*	Denotes Tranche A Issuing Bank

Part B

TRANCHE B ISSUING BANKS AND TRANCHE B COMMITMENTS

Tranche B Issuing Banks	Tranche B Commitments
(€)
BNP PARIBAS	124,000,000
CCF	20,000,000
CREDIT AGRICOLE INDOSUEZ	62,100,000
CREDIT LYONNAIS	38,900,000
CREDIT INDUSTRIEL ET COMMERCIAL	85,000,000
NATEXIS BANQUES POPULAIRES	40,000,000
SOCIETE GENERALE	85,000,000

Total Tranche B Commitments	€455,000,000

Part C

LIST OF COMPANY SUBSIDIARIES PROVISIONALLY EXPECTED TO

BECOME GUARANTEED SUBSIDIARIES

Guaranteed Subsidiary	Jurisdiction of Incorporation
ALSTOM Energietechnik Gmbh	Allemagne
ALSTOM LHB GmbH	Allemagne
ALSTOM Power Boiler GmbH	Allemagne
ALSTOM Power Conversion GmbH	Allemagne
ALSTOM Power Energy Recovery GmbH	Allemagne
ALSTOM Power Generation AG	Allemagne
ALSTOM Power Turbinen GmbH	Allemagne
ALSTOM Sachsenwerk Gmbh	Allemagne
ALSTOM Schorch Transformatoren Gmbh	Allemagne
ALSTOM Australia Ltd Medium Voltage	Australia
ALSTOM Belgium	Belgique
ALSTOM Belgium NV	Belgique
ALSTOM Belgium Transport SA	Belgique
ALSTOM Canada Inc	Canada
ALSTOM Telecite Inc	Canada
ALSTOM Power S.A.	Espagne
ALSTOM T&D SA	Espagne
ALSTOM Transporte SA	Espagne
ALSTOM Fluides et Mécanique	France
ALSTOM Moteur SA	France
ALSTOM Power Boiler SA	France
ALSTOM Power Centrales SA	France
ALSTOM Power Heat Exchange SA	France
ALSTOM Power Hydraulique SA	France
ALSTOM Power Hydro SA	France
ALSTOM Power Turbomachines SA	France
ALSTOM T&D SA	France
ALSTOM T&D SA - AMT	France
ALSTOM Transport SA	France
Cogelex ALSTOM	France
Comelex	France

ALSTOM Hungaria	Hongrie
ALSTOM Power Hungaria Rt	Hongrie
ALSTOM T&D Pte	Indonésie
PT ALSTOM Transmission	Indonésie
ALSTOM Ferroviaria SpA	Italie
ALSTOM T&D Spa	Italie
ALSTOM T&D S.A. de C.V.	Mexique
ALSTOM t&D AS	Norvège
ALSTOM Power s.r.o.	Rep Tchèque
ALSTOM T&D Pte Ltd	Singapour
ALSTOM Power Sweden AB	Suede
ALSTOM (Switzerland) Ltd	Suisse
ALSTOM Power O&M Ltd	Suisse
ALSTOM Power Ltd	UK
ALSTOM T&D Ltd	UK
ALSTOM Transport Ltd	UK
ALSKAW	USA
ALSTOM Power Inc	USA
ALSTOM Signaling Inc.	USA
ALSTOM T&D Inc.	USA
ALSTOM Power Service GmbH	Germany
ALSTOM Power Service SA	France
ALSTOM Power Asia Pacific	Malaysia

SCHEDULE 2

FORM OF BONDING GUARANTEE REQUEST

To:	[Issuing Bank]

cc:	[Facility Agent]

Date:

Sector / Segment / Business / Unit:

Legal Entity (Guaranteed Subsidiary):

Carat code / Short code:

Request issued to (name of Issuing Bank):

Tranche (circle): A or B

(1) PROJECT CONCERNED:

(a)	Country:	[•]

(b)	Client:	[•]

(c)	Project:	[•]

(d)	Reference of Contract/Tender:	[•]

(e)	Total Project Amount:	[•]

(f)	Payment schedule (per cent. - Advance/ Milestones/PAC/FAC):	[•]

(g)	Timetable (key dates – LOI/OrderBooking/PAC/FAC):	[•]

(If Consortium, state percentage by unit involved and named, and state OS (Onshore) and/or OF (Offshore))

(2)	BOND REQUESTED

(a)	Type (Bid/Advance Payment / Performance / Warranty/ Retention/Surety):	[•]

(b)	Category (circle):

1# - Bond of existing contracts with budgeted cash income

2# - Bond of existing contracts with unbudgeted cash income

3# - Bond of existing contracts with no cash income

4 - Bond of new contracts with cash income

5 - Bond of new contracts with no cash income

(c)	Principal Amount and/or maximum potential liability and currency of issue:	[•]

(d)	Payment Currency:	[•]

(e)	Effectiveness:	[•]

(f)	Release conditions:	[•]

(g)	Expiry Date (state if definite or expected):	[•]

(h)	Bonding Guarantee to be provided by (circle one):	Issuing Bank/local bank

(i)	Name of Beneficiary:	[•]

(j)	Bond to be remitted to (name and address):	[•]

	by (date):	[•]

(k)	Wording of Bonding Guarantee:	(to be attached) [to be approved by the legal department of the requesting unit]

(l)	Language of Bonding Guarantee:	[•]

(m)	Translation into (circle one):	French/English attached

(n)	Side Business (LC / buyer’s credit, etc):	[•]

(o)	Cash Impact (state amount and when):	[•]

(p)	Copy of the relevant contract provisions requiring the Bonding Guarantee presentation (include evidence of duration of guaranteed obligations if Bonding Guarantee is	[to be attached]

for an unlimited term):

(q)	Representations:

The Company for itself and as agent for [name of relevant Guaranteed Subsidiary] represents:

(i)	that the representations and warranties set out under Clause 25 of the Bonding Guarantee Facility Agreement (other than Clause 25.1(l) and 25.1(t) are true and complete as of the date of this Bonding Guarantee Request;

(ii)	that [name of relevant Guaranteed Subsidiary] is capable of sustaining all costs, charges or liabilities that it may incur in relation to the Bonding Guarantee;

(iii)	that the Guaranteed Subsidiary identified above is solvent and in a position to meet its scheduled payment obligations as they fall due; and

(iv)	that the costs, charges or liabilities referred to in paragraph (ii) are in conformity with the corporate purpose and benefit of [name of relevant Guaranteed Subsidiary].

(r)	[If in relation to a GT24/26 turbine, indicate whether the Guaranteed Subsidiary will certify that no judicial or non-judicial dispute is pending]

Attachment: pro forma CFDI Notification

PRO FORMA CFDI NOTIFICATION

Modèle de Notification

à adresser par la Banque émettrice à la C.F.D.I.

(directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file)

[✓ pour la première Notification d’une Caution] OU

[✓ pour la modification d’une Notification relative à une Caution déjà notifiée]

C.F.D.I ACTIVITES INSTITUTIONNELLES

de Natexis Banques Populaires 45, rue Saint-Dominique 75007 PARIS A l’attention de MM. Michaud ou Rochard Paris, le / /

Objet:	Notification relative à la Contre-garantie des Cautions émises pour le compte d’ALSTOM ou celui de ses filiales

Messieurs,

Dans le cadre de la Notice du     /     /     , nous vous prions, en tant que [Banque émettrice, agent ou chef de file] de bien vouloir enregistrer la Notification suivante :

Termes de la Notification d’une Caution

Terms of a Guarantee’s Notification

* Denotes information to be provided by the Company

✓	Numéro d’ordre de la Caution (fourni par ALSTOM)* Serial number of the Guarantee (provided by ALSTOM)*	✓

I. Contrat / Contract

✓	Nom de l’acheteur* Buyer’s name*	✓

✓	Objet du Contrat* Purpose of the Contract*	✓

✓	Date du Contrat (jj/mm/aaaa)* Date of the Contract (dd/mm/yyyy)*	✓

✓	Montant du Contrat libellé dans la devise du Contrat* Contract Amount denominated in the currency of the Contract*	✓

✓	Pays de l’acheteur* Buyer’s country*	✓

✓	Durée du Contrat* Duration of the Contract*	✓

✓	Date d’extinction des obligations contractuelles garanties par la Caution (jj/mm/aaaa)* Termination date of contractual obligations covered by the Guarantee (dd/mm/yyyy)*	✓

I. Caution / Guarantee

✓	Date d’émission de la Caution (jj/mm/aaaa)* Issuing date of the Guarantee (dd/mm/yyyy)*	✓

✓	Objet de la Caution (garantie de soumission, de restitution d’acomptes, de bonne fin, de retenue de garantie, etc…)*
	Type of Guarantee (bid bond, advance payment guarantee, performance guarantee, retention money guarantee, etc …)*	✓

✓	Nom de la Banque émettrice Name of the Issuing Bank	✓

✓	Répartition du risque [contre-garanti] entre Banques (nom des Banques et pourcentages) Sharing of [counter-guaranteed] risk among Banks (name of the Banks and percentages)	✓ ✓ ✓ ✓

✓	[Répartition du risque non contre-garanti entre Banques (nom des Banques et pourcentages)]	✓

✓	[Sharing of non counter-guaranteed risk among Banks (name of the Banks and percentages)]

✓	Date contractuelle d’extinction de la Caution (jj/mm/aaaa)* Expiration date of the Guarantee (dd/mm/yyyy)*	✓

✓	Nouvelle date de validité de la Caution en cas de prorogation ou de renouvellement (jj/mm/aaaa)* New expiration date of the Guarantee after extension or renewal (dd/mm/yyyy)*	✓

✓

Mainlevée de la Caution (dates (jj/mm/aaaa) et montants en euro si la Caution a été émise en euro ou montants en devise si la Caution a été émise en devise)

Amortisation of the Guarantee (dates (dd/mm/yyyy) and amounts in euro if the Guarantee was issued in euro or in currency if the Guarantee was issued in currency)

✓

Pour les Cautions émises en euro / for Guarantees issued in euro :

✓	Montant de la Caution* Guarantee amount*	✓

Pour les Cautions émises en devises / for Guarantees issued in other currencies :

✓	Devise de la Caution* Currency of the Guarantee*

✓	Montant de la Caution en devise* Guarantee amount in currency*	✓

✓

Cours de conversion de la devise de la Caution, conformément aux conditions d’émission des Cautions exprimé avec 5 (cinq) chiffres significatifs (4 (quatre) dans le cas de la Livre Sterling), [tel que publié par la Banque Centrale Européenne [2 (deux)] jours avant la date d’émission de la Caution], sous la forme :

EUR 1 = (DEV)

Exchange rate of the Guarantee’s currency, according to the issue conditions expressed with 5 (five) digits (4 (four) in the case of Sterling) [as published by the European Central Bank [2 (two)] days before the issuing date of the Guarantee], as per the following form :

EUR 1 = (CURRENCY)

✓

✓	Contrevaleur en euro du montant en devise de la Caution Euro countervalue of the currency amount of the Guarantee	✓

✓

Taux annuel de la commission de garantie fixé par la Banque au titre de la quotité non contre-garantie de la Caution

Yearly rate of the guarantee fee as determined by the Bank for the non counter-guaranteed portion of the Guarantee

✓

✓	Taux annuel de la commission de contre-garantie due à la C.F.D.I. Yearly rate of the counter-guarantee fee due to C.F.D.I.	✓

✓	Modalités de perception de la commission de contre-garantie Payment terms of the counter-guarantee fee	✓

✓	Détails, si communiqué par ALSTOM, des garanties attachées à l’Engagement*	✓

Particulars, if communicated by ALSTOM, of all guarantees and sureties attached to ALSTOM’s Commitment*

Nous vous confirmons que toutes les Banques mentionnées dans cette Notification ont formellement adhéré aux termes de la Notice.

Nous restons à votre disposition pour tout complément d’information et nous vous prions d’agréer, Messieurs, l’assurance de notre considération distinguée.

                                Signataire dûment habilité

SCHEDULE 3

CFDI NOTICE

NOTICE RELATIVE À LA PROCÉDURE DE CONTRE-GARANTIE

DES ENGAGEMENTS D’ALSTOM AU TITRE DES GARANTIES

ET CAUTIONS BANCAIRES ÉMISES POUR SON COMPTE

EN DATE DU ............. 2003

La présente notice, ci-après dénommée la « Notice », fixe les conditions dans lesquelles la C.F.D.I., garantie par l’Etat, garantit aux banques qui ont émis des garanties et cautions pour le compte d’ALSTOM, le risque défini à l’article 2 ci-après.

L’objet de la garantie décrite dans cette Notice se limite à la contre-garantie des engagements d’ALSTOM à l’égard des banques qui ont émis, selon les modalités décrites dans la Notice, des garanties et cautions d’ordre d’ALSTOM, ou de ses filiales, dans le cadre de leurs contrats commerciaux à caractère industriel.

La Caisse Française de Développement Industriel, ci-après dénommée la « C.F.D.I. », est chargée d’assurer la gestion de la procédure décrite dans la présente Notice.

ARTICLE 1 – DÉFINITIONS

Pour l’interprétation et l’application de la Notice, les mots et expressions suivants auront les significations mentionnées en face de leur libellé.

ALSTOM	ALSTOM HOLDINGS, société anonyme dont le siège est 25, avenue Kléber, 75116 Paris, inscrite au Registre du Commerce et des Sociétés de Paris sous le numéro 347 951 238.

Banque	Ce terme désigne la banque qui (i) bénéficie d’un agrément dans un pays de l’Union Européenne, (ii) a formellement adhéré à la Notice dans les termes de la lettre d’adhésion dont un modèle figure en annexe 1 à la Notice, et (iii) agit dans le cadre d’une syndication bancaire, sans émettre de Cautions, en tant que simple participant en risque.

Pour les banques qui ne sont pas agréées dans un pays de l’Union Européenne, l’adhésion à la Notice est subordonnée à un agrément formel de l’État, sollicité au travers de la C.F.D.I.

Banque émettrice	Ce terme désigne la banque qui (i) bénéficie d’un agrément dans un pays de l’Union Européenne, (ii) a formellement adhéré à la Notice dans les termes de la lettre d’adhésion dont un modèle figure en annexe 1 à la Notice, et (iii) a émis une Caution et bénéficie à ce titre d’un Engagement, qu’elle agisse au titre de cette Caution seule ou, dans le cadre d’une syndication bancaire, avec d’autres banques qui partagent

éventuellement avec elle le risque de non recouvrement de tout ou partie de la Créance.

Pour les banques qui ne sont pas agréées dans un pays de l’Union Européenne, l’adhésion à la Notice est subordonnée à un agrément formel de l’État, sollicité au travers de la C.F.D.I.

Cautions	Ce terme désigne, de façon générique, tous les engagements de cautions solidaires ou de garanties à première demande, quel que soit le droit applicable ou la forme de l’engagement, y compris tous engagements ou instruments similaires tels que définis sous la rubrique « Instruments » (paragraphes 1 et 2) dans la convention de Bâle (et toute instruction d’émettre de tels instruments et contre-garanties données à une banque locale), émis d’ordre et pour compte d’ALSTOM, ou de ses filiales, en faveur de tiers (y compris au bénéfice d’autorités douanières et de sous traitants), par une Banque émettrice, pour garantir les engagements d’ALSTOM, ou de ses filiales, au titre ou dans le cadre de l’exécution d’un Contrat. Ces Cautions peuvent notamment prendre la forme de lettres de crédit “stand-by” et avoir pour objet des garanties de soumission ou de bonne fin ou garanties de restitution d’acomptes ou de retenues de garanties.

Ce terme ne comprend pas les cautions émises en faveur d’ALSTOM ou de ses filiales.

Contrats	Ce terme désigne (i) les contrats commerciaux à caractère industriel, conclus avec des tiers par ALSTOM ou ses filiales, dont les obligations contractuelles faisant l’objet de la ou des Cautions ont une durée maximale de 7 (sept) ans à compter de la date d’émission de ladite Caution, même si la Caution est à durée indéterminée, ou (ii) les contrats qui contre-garantissent des cautions émises par des compagnies d’assurance, selon les modalités en vigueur dans les pays de ces compagnies, pour couvrir les engagements d’ALSTOM ou de ses filiales au titre de contrats commerciaux à caractère industriel, sous les mêmes conditions de durée maximale.

Contre-garantie	Ce terme désigne l’engagement de nature exclusivement financière de la CFDI, garanti par l’Etat, émis en faveur des Banques émettrices, pour leur garantir le recouvrement de leurs Créances, au cas de paiement d’une Caution et de défaut de couverture d’ALSTOM, tel que prévu dans la Notice, au titre de l’Engagement qui se rapporte à cette Caution.

Créance	Ce terme désigne la créance de la Banque émettrice à l’encontre d’ALSTOM en recouvrement de toutes sommes payées au titre d’une Caution.

Engagements	Ce terme désigne les engagements d’ALSTOM de rembourser, en tant que donneur d’ordre, co-donneur d’ordre, à titre de débiteur principal ou en tant que garant de ses filiales, toute Banque émettrice qui aurait été amenée à payer une Caution.

Notification	Ce terme désigne le document permettant aux Banques émettrices de solliciter le bénéfice de la Contre-garantie. La Notification, dont le modèle figure en annexe 2 à la Notice, doit être intégralement complétée par la Banque émettrice, directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file, et adressée à la C.F.D.I. selon les modalités prévues dans la Notice.

Taux de commission de garantie	Ce terme désigne le taux annuel de la commission de risque fixé par la Banque émettrice au titre de la quotité non contre-garantie de la Caution, à reverser aux Banques.

Taux de commission de Contre-garantie	Ce terme désigne le taux applicable à la quotité contre-garantie de la Caution fixé par la CFDI. Il est égal au Taux de commission de garantie, majoré de 0,15% l’an, le total ne pouvant être inférieur, en tout état de cause, à 0,80% l’an.

ARTICLE 2 – DÉFINITION DU RISQUE

Le risque se définit par le non recouvrement par toute Banque émettrice, après paiement d’une Caution, de tout ou partie de sa Créance, pour autant que ce non recouvrement provienne de l’un des faits énumérés à l’article 3 ci-après, à l’exclusion de toute autre cause.

ARTICLE 3 – FAITS GÉNÉRATEURS DU RECOURS À LA CONTRE-GARANTIE

Les faits générateurs permettant à une Banque émettrice de recourir à la Contre-garantie sont :

1.	la carence pure et simple d’ALSTOM à rembourser cette Banque émettrice après paiement d’une Caution, sauf, sous réserve de l’article 16.1, tout contentieux formé, à titre principal ou reconventionnel, par ALSTOM contre la Banque émettrice, par la saisine du tribunal compétent, pour juger d’une action sur le fondement d’une faute grave de la Banque émettrice alléguée par ALSTOM contre la Banque émettrice commise à l’occasion du paiement de cette Caution,

2.	ou l’insolvabilité d’ALSTOM, telle que constatée par un jugement d’ouverture d’une procédure de redressement ou de liquidation judiciaire.

ARTICLE 4 – DÉLAI MINIMUM DE MISE EN JEU DE LA CONTRE-GARANTIE

La Contre-garantie ne peut faire l’objet d’un appel qu’à l’expiration des délais suivants :

1.	en cas de carence pure et simple d’ALSTOM, 3 (trois) mois après la date à laquelle ALSTOM est tenu de rembourser à la Banque émettrice les sommes payées au titre d’une Caution, ou

2.	en cas d’insolvabilité d’ALSTOM, 1 (un) mois après la date du jugement d’ouverture de la procédure de redressement ou de liquidation judiciaire.

ARTICLE 5 – PRISE D’EFFET DE LA CONTRE-GARANTIE

La Contre-garantie d’un Engagement prend effet après l’entrée en vigueur de la Caution qui s’y rapporte, à la date d’accusé de réception par la C.F.D.I. de la Notification.

ARTICLE 6 – CONDITIONS D’ÉLIGIBILITÉ À LA CONTRE-GARANTIE

La Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) a la faculté, au moyen de la Notification, de ne solliciter le bénéfice de la Contre-garantie que pour les Engagements de son choix.

Les Engagements doivent, pour être éligibles à la procédure de Contre-garantie, correspondre à des Cautions, ayant fait l’objet d’une Notification :

•	souscrites à compter du 14 août 2003, à l’exclusion de celles qui viendraient se substituer à des cautions émises précédemment à cette date (c’est à dire ayant le même objet) ;

•	dont l’appel interviendrait dans un délai maximum de 7 (sept) ans et 6 (six) mois de sa date d’émission ;

•	afférentes à des Contrats ;

•	afférentes à des Contrats vers des pays qui ne sont pas inéligibles à la procédure de Contre-garantie. La liste de ces pays est à tout moment disponible auprès de la C.F.D.I.

Par ailleurs, en sollicitant la Contre-garantie au moyen de la Notification, la Banque émettrice (et en cas de syndication bancaire, toute Banque) renonce au titre de la Caution à tout recours à d’autres dispositifs de garantie publique de caution et, dans le cas d’un syndicat bancaire, à opérer après la Notification et sans l’accord exprès de la C.F.D.I., une quelconque modification de la répartition du risque entre la Banque émettrice et les Banques.

Cet accord ne sera pas requis dans l’hypothèse où la modification de la répartition de ce risque est due à la survenance d’un cas d’illégalité ou à la mise en œuvre d’une clause d’augmentation des coûts liée à un changement de réglementation, dans la mesure où cette modification de la répartition de ce risque s’effectue entre les mêmes membres de ce syndicat bancaire. Toutefois, une telle modification devra faire l’objet d’une Notification à la C.F.D.I.

[Cet accord ne sera pas non plus requis si la modification du risque entre Banque et Banque émettrice résulte d’une modalité temporaire expirant au plus tard 7 (sept) ans après la date d’émission de la Caution et permettant d’organiser le partage du bénéfice de la contre-garantie. Cette modification ne sera en aucun cas opposable à la CFDI.]

[Dans le cas d’une syndication bancaire, la Notification devra indiquer la répartition du risque entre les Banques ou Banque émettrice. La répartition du risque sera identique entre la part contre-garantie et la part non contre-garantie étant que précisé que toute modification du risque, nonobstant toute disposition transitoire organisant la prise en charge du risque par la Banque émettrice.]

ARTICLE 7 – LIMITE DU MONTANT TOTAL DES CONTRE-GARANTIES

L’enveloppe maximale des Contre-garanties porte sur un montant total d’Engagements se rapportant à un montant global de Cautions ne dépassant pas, à l’émission, la contre-valeur de EUR 3,5 milliards.

Toute imputation d’un Engagement sur l’enveloppe maximale des Contre-garanties sera effectuée par la C.F.D.I. sur la base des informations figurant dans la Notification et chronologiquement, selon la date de réception par elle de la Notification relative à cet Engagement. Si l’Engagement a été pris en devises, l’imputation de cet Engagement sur l’enveloppe maximale des Contre-garanties sera effectuée sur la base du cours [publié par la Banque Centrale Européenne, [2 (deux)] jours avant la date d’émission de ces Cautions, tel qu’il figure][contractuellement convenu entre ALSTOM et la Banque émettrice et indiqué] dans la Notification. Cette imputation réduira définitivement le montant total de l’enveloppe maximale de Contre-garanties qui ne pourra en aucune manière être reconstituée, y compris en cas de mainlevée des Cautions, telle que prévue à l’article 11.3, et de renonciation au bénéfice de la Contre-garantie, telle que prévue à l’article 11.5.

Le montant cumulé des enregistrements comptabilisés par la C.F.D.I. en application de la Notice ne pourra en aucune façon être supérieur à EUR 3,5 milliards [et toute Caution qui aurait pu être enregistrée en dépassement de ce seuil entraînera la déchéance de la Contre-garantie de la C.F.D.I. et de celle de l’État sur cette Caution].

ARTICLE 8 – QUOTITÉ CONTRE-GARANTIE

La perte enregistrée telle que déterminée conformément aux stipulations de l’article 16 par la Banque émettrice, suite au paiement d’une Caution et à la défaillance d’ALSTOM (telle que décrite à l’article 4), est couverte à concurrence d’une quotité contre-garantie fixée à 65% (soixante-cinq pour cent) du montant de l’Engagement, tel que calculé dans les conditions visées à l’article 7 qui se rapporte à cette Caution.

Par conséquent, le montant théorique maximum des paiements qui pourront être effectués par la C.F.D.I. en faveur des Banques émettrices au titre de la Notice ne pourra en tout état de cause être supérieur à EUR 2,275 milliards.

La fraction non contre-garantie des Engagements ne pourra, d’une quelconque façon, être cédée par la Banque émettrice ou les Banques, sans l’accord exprès de la C.F.D.I. sollicité par la Banque émettrice. Cet accord ne sera pas requis dans l’hypothèse où cette cession est motivée par la survenance d’un cas d’illégalité ou par la mise en œuvre d’une clause d’augmentation des coûts liée à un changement de réglementation, dans la mesure où cette cession s’effectue entre les mêmes membres de ce syndicat bancaire. Toutefois, une telle cession devra faire l’objet d’une Notification à la C.F.D.I.

ARTICLE 9 – MONNAIE DE COMPTE ET DE PAIEMENT

La monnaie de compte et de paiement, dans le cadre du mécanisme de Contre-garantie décrit dans la Notice, est l’euro.

Par conséquent, tous les enregistrements de Notification et paiements à effectuer conformément aux dispositions de la Notice se feront en euro, en particulier pour les sommes à régler par les Banques émettrices à la C.F.D.I. et pour celles à régler par la C.F.D.I. aux Banques émettrices.

ARTICLE 10 – CIRCONSTANCES NOUVELLES

[Nouvelle rédaction à venir]

ARTICLE 11 – FONCTIONNEMENT DE LA CONTRE-GARANTIE

1.	La Banque émettrice devra, pour solliciter le bénéfice de la Contre-garantie, adresser la Notification, dûment complétée, à la C.F.D.I., dans les 15 (quinze) jours de l’émission de la Caution. Nonobstant les dispositions qui précèdent, pour les Cautions émises entre le 14 août 2003 et le 2 novembre 2003, le délai maximum de Notification est porté à 2 (deux) mois.

2.	La C.F.D.I. accusera réception de la Notification en retournant à l’établissement ayant procédé à la Notification une copie de la Notification revêtue du cachet daté de la C.F.D.I. et accompagnée de l’enregistrement qui aura été effectué par la C.F.D.I. L’enregistrement de la Notification s’effectue sans préjudice des dispositions de l’article 15.3. En cas de Notification incomplète, la C.F.D.I. fera retour de cette Notification à l’établissement concerné, sans procéder à son enregistrement. Ce retour de la Notification ouvre droit à régularisation dans le respect des délais prévus à l’article 11.1 qui recommencent à courir à la date de réception par l’établissement concerné de ce retour. La C.F.D.I. n’encourra aucune responsabilité en cas de retard ou d’absence de retour d’une Notification enregistrée mais incomplète.

3.	Sans préjudice des dispositions de l’article 13.3, la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) ayant procédé à la Notification devra déclarer à la C.F.D.I. dans les 15 (quinze) jours de son information par ALSTOM, la filiale concernée ou le bénéficiaire d’une Caution, toutes modifications, autres que purement formelles, de l’un quelconque des éléments figurant dans la Notification, ainsi que les mainlevées totales ou partielles des Cautions correspondant aux Engagements contre-garantis. La

C.F.D.I. accusera réception de ces modifications et déclarations de mainlevées dans les mêmes conditions qu’au paragraphe 2 ci-dessus.

4.	Dans les 10 (dix) jours suivant la fin d’un mois calendaire et jusqu’à ce que le montant maximum de l’enveloppe disponible de Contre-garanties, compte tenu des imputations effectuées conformément aux stipulations de l’article 7, soit réduit à EUR 350.000.000, la C.F.D.I. adressera aux Banques émettrice et aux Banques un relevé du solde de Contre-garantie disponible à la fin dudit mois. Lorsque ce seuil sera atteint, ce relevé sera adressé de façon hebdomadaire, chaque mercredi, au titre de la semaine écoulée, jusqu’à extinction complète de l’enveloppe disponible de la Contre-garantie.

5.	Toute Banque émettrice aura la faculté de renoncer à la Contre-garantie d’un Engagement moyennant préavis d’1 (un) mois à adresser à la C.F.D.I. par lettre recommandée avec accusé de réception. Elle restera néanmoins débitrice des commissions dues jusqu’à la date d’expiration de ce préavis.

6.	Les Notifications ainsi que toutes déclarations, demandes ou informations effectuées par écrit, en relation avec la Notice, pourront être effectuées par télécopie ou par courriel, mais devront obligatoirement faire l’objet d’un envoi par courrier confirmatif dans les 8 (huit) jours. Dans ce cas, la date de Notification retenue sera celle de la télécopie ou du courriel.

ARTICLE 12 – REVERSEMENT DES COMMISSIONS

1. Commission de Contre-garantie

Pour bénéficier de la Contre-garantie, la Banque émettrice s’engage à reverser (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) à la C.F.D.I. la commission de Contre-garantie, calculée prorata temporis et égale au plus petit des deux montants déterminés comme suit :

(i)	le Taux de commission de Contre-garantie multiplié par la quotité contre-garantie et appliqué au montant en euro de l’Engagement imputé comme il est dit à l’article 7, sous déduction des éventuelles mainlevées reçues ;

(ii)	et le montant en euro, ou la contre-valeur en euro au jour du paiement (sur la base du taux de change « spot » de la Banque émettrice qui devra être communiqué à la C.F.D.I.), du montant dû et versé par ALSTOM au titre des commissions de garantie et de Contre-garantie.

2. Autres commissions

Les autres commissions sont constituées des commissions de toute nature payables [à la Banque émettrice et] aux Banques, [à l’exclusion des][ce qui exclut les] commissions payables à la Banque émettrice exclusivement en sa qualité de banque émettrice (telles les commissions et frais d’émission et les commissions et frais de correspondants).

Pour les commissions en devise, le cours de conversion retenu pour leur reversement à la C.F.D.I. sera celui du jour de leur paiement par ALSTOM (sur la base du taux de change « spot » de la Banque émettrice qui devra être communiqué à la C.F.D.I. par la Banque émettrice.

Les conditions de ces autres commissions seront jointes à la lettre d’adhésion dont le modèle figure en annexe 1 à la Notice.

3. Décomptes

Pour chaque Caution, la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) devra adresser à la C.F.D.I. une copie de ses demandes de paiement de commissions dans les 10 (dix) jours de leur communication à ALSTOM.

4. Dispositions communes relatives aux commissions

L’intégralité de la commission de Contre-garantie et 65% du montant des autres commissions devront être reversés par la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) à la C.F.D.I. dans un délai de 1 (un) mois suivant la date de leur paiement par ALSTOM. Ce reversement devra être effectué en euro.

Aucune compensation ne peut être invoquée par la Banque émettrice pour différer le paiement des commissions, même dans le cas où l’État se reconnaîtrait débiteur de la Banque émettrice au titre de sa Contre-garantie.

La perception des commissions ne saurait à elle seule engager l’Etat à honorer ses engagements de Contre-garantie, ces engagements demeurant, en tout état de cause, soumis aux conditions de la Notice.

Il est entendu que dans l’hypothèse où pour une raison quelconque, la Contre-garantie de la C.F.D.I. serait frappée de déchéance, autrement qu’en application des dispositions de l’article 15, ou non valable, où dans le cas où l’État ne se reconnaîtrait pas débiteur de la Banque émettrice au titre de sa Contre-garantie, il sera procédé au reversement à la Banque émettrice de toutes les commissions précédemment reçues au titre de cette Contre-garantie.

ARTICLE 13 – DÉCLARATIONS ET ENGAGEMENTS DES BANQUES ET DES BANQUES ÉMETTRICES

1.	Description des Cautions

Les enregistrements de Notification sont établis d’après les déclarations faites par la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) dans ladite Notification. Celle-ci s’engage à apporter à chaque Notification les mêmes diligences que celles apportées par elle pour le traitement des cautions émises par elle qui ne bénéficient pas de la Contre-garantie de la C.F.D.I.

2.	Contrôle

La Banque émettrice s’engage :

•	à communiquer à la C.F.D.I., sur simple demande de cette dernière, tous documents concernant les Engagements et les Cautions et à lui en fournir les copies certifiées conformes et, dans le cas où ces documents ne sont pas en sa possession, à en faire la demande à ALSTOM ou ses filiales et à faire ses meilleurs efforts pour en obtenir la communication ;

•	à notifier à la C.F.D.I., pour chaque Caution, les modifications des caractéristiques de cette dernière, ainsi que toutes informations qu’elle jugerait nécessaire (dans les conditions de l’alinéa 1 ci-dessus) ;

•	et à faciliter à la C.F.D.I., par tous moyens raisonnables en son pouvoir, toutes vérifications que celle-ci se réserve le droit de faire effectuer, soit par ses agents, soit par d’autres personnes mandatées par elle, en vue de contrôler la sincérité et l’exactitude des déclarations effectuées par la Banque émettrice et d’assurer la C.F.D.I. du respect de ses obligations.

3.	Prorogations et renouvellements des Cautions

Toute prorogation ou renouvellement d’une Caution dont le résultat n’aurait pas pour effet de porter la durée de cette Caution à plus de 7 (sept) ans, à compter de la date d’émission de la Caution, doit faire l’objet d’une Notification enregistrée par la C.F.D.I.

La procédure de contre-garantie ne couvrant pas des obligations contractuelles d’une durée de plus de 7 (sept) ans à compter de la date d’émission des Cautions, la Banque émettrice et les Banques, au-delà de cette durée, devront assurer elles-mêmes, éventuellement, les conditions de ces prorogations et renouvellements, l’accord de la C.F.D.I. sur d’éventuels prorogations et renouvellements ne pouvant avoir qu’un caractère exceptionnel.

En tout état de cause, toute demande d’ALSTOM ou du bénéficiaire de prorogation ou de renouvellement d’une Caution, dont le résultat aurait pour effet de porter la durée de la Caution et par conséquent de la Contre-garantie à plus de 7 (sept) ans de la date d’émission de la Caution, devra faire l’objet d’un accord exprès de la C.F.D.I.

4.	Non paiement par ALSTOM

La Banque émettrice s’oblige à prendre toutes mesures raisonnables et à faire toutes démarches nécessaires à la sauvegarde de la Créance résultant d’une Caution ou pour conserver à la C.F.D.I. ses recours contre ALSTOM ou ses filiales.

La Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) doit saisir la C.F.D.I. dans les dix jours suivant sa propre information, du non remboursement à son échéance par ALSTOM des sommes dues au titre d’un Engagement.

Tout remboursement fait par ALSTOM à la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) postérieurement à la

déclaration visée au paragraphe précédent doit être porté à la connaissance de la C.F.D.I.

5.	Corruption

La Banque émettrice et les Banques déclarent chacune qu’elle n’ont commis et s’engagent à ne commettre dans le cadre de l’émission des Cautions et de leurs suites, aucun acte de corruption tel que prohibé par les articles 435-2 et suivants du code pénal.

ARTICLE 14 – MODALITÉS DE MISE JEU DE LA CONTRE-GARANTIE

Tout paiement au titre de la Contre-garantie est subordonné à la remise par la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file), à tout moment après l’expiration du délai mentionné à l’article 4, d’une demande d’indemnisation, accompagnée d’un compte de pertes établi conformément à l’article 16.2 et, le cas échéant, de tous renseignements et documents raisonnablement exigés par la C.F.D.I. pour justifier des droits de la Banque émettrice (preuve de la mise en jeu de la Caution et de l’Engagement, et justification des éléments constitutifs du compte de perte établi conformément à l’article 16.2). Cette demande d’indemnisation n’est recevable que dans la mesure où la déclaration prévue au second alinéa du paragraphe 4 de l’article 13 a bien été adressée à la C.F.D.I. dans les délais impartis.

ARTICLE 15 - SANCTION DES OBLIGATIONS CONTRACTUELLES DE LA BANQUE ET DE LA BANQUE ÉMETTRICE

1.	Le défaut de reversement par la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) des commissions perçues d’ALSTOM selon les modalités de l’article 12, libère la C.F.D.I. de ses obligations à l’égard de la Banque émettrice au titre de la Contre-garantie, la Banque émettrice n’en étant pas moins débitrice desdites commissions et de toutes autres sommes dues; étant précisé que la C.F.D.I. ne sera pas libérée de sa Contre-garantie dans le cas où ALSTOM serait défaillante dans le paiement des commissions dues et que le défaut de reversement par la Banque émettrice de la totalité ou d’une partie des commissions serait due à l’absence de versement des mêmes sommes par ALSTOM.

2.	Toutes sommes dues par la Banque émettrice à la C.F.D.I. au titre de la Notice qui auraient été reçues d’ALSTOM et qui n’auraient pas été payées dans les 30 jours de leur exigibilité seront productives, de plein droit, d’un intérêt calculé, depuis la date d’exigibilité, au taux d’intérêt légal en vigueur à cette même date, ce taux étant majoré de 3 % l’an. En cas d’indemnisation indue du fait de la Banque émettrice, notamment dans les cas mentionnés aux articles 16.5 et 16.6, les intérêts prennent cours à compter de la date du versement de l’indemnité au taux défini ci-dessus, jusqu’à son remboursement effectif.

3.	Tout manquement de la Banque émettrice aux obligations de la Notice et en particulier aux dispositions des paragraphes 1 et 3 de l’article 11, non régularisé dans un délai de 30 (trente) jours après la réception par la Banque émettrice. d’une lettre de la C.F.D.I., adressée en recommandé avec accusé de réception, sollicitant cette régularisation (si une telle régularisation est possible), entraîne la suspension de la Contre-garantie à l’égard de la Banque émettrice jusqu’à l’obtention d’une décision de justice définitive.

4.	Le non-respect des conditions d’éligibilité à la Contre-garantie posées à l’article 6, notamment en ce qu’il renvoie aux conditions de durée des Contrats et des Cautions, et le défaut d’adhésion de toutes les banques d’un syndicat bancaire entraînera la déchéance de la Contre-garantie concernée, sachant que le contrôle du respect de ces conditions se fera a posteriori avant la mise en œuvre de la Contre-garantie, sur la base des informations communiquées par la Banque émettrice dans la rubrique « Caution/Guarantee » de la Notification [à l’exclusion du paragraphe “Objet de la Caution/Type of Guarantee”] et de la vérification du respect par la Banque émettrice, lors de la Notification, des engagements visés à l’article 13.

5.	En tout état de cause, toute Caution qui se révèlerait être d’une durée supérieure à 7 (sept) ans à compter de sa date d’émission, sera, sans les accords mentionnés à l’article 13.3, automatiquement déchue du bénéfice de la Contre-garantie au-delà de cette durée.

ARTICLE 16 – PRINCIPE ET DÉTERMINATION DE L’INDEMNISATION

1.	Principes Généraux

Conformément aux autres stipulations de la Notice, les Créances de la Banque émettrice, en cas de paiement d’une Caution et de défaut de couverture d’ALSTOM, ne peuvent donner lieu à indemnisation au titre de la Contre-garantie que dans la mesure où les conditions d’appel de la Contre-garantie sont remplies et pour autant qu’ALSTOM n’ait pas légitimement élevé une contestation par la saisine du tribunal compétent quant au bien fondé du paiement de la Caution par la Banque émettrice. Dans ce cas, la C.F.D.I. peut différer l’indemnisation jusqu’à ce que la contestation ait été tranchée en faveur de la Banque émettrice par une décision ayant reçu force exécutoire en France.

2.	Calcul et paiement de l’indemnité

a. Détermination de la “perte indemnisable” :

La Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) doit remettre pour chaque Engagement non honoré un “compte de pertes”, tenu en euro pour les Cautions émises en euro et tenu en euro et en devise pour les Cautions émises en devise , comportant :

•	au débit : le montant des sommes qu’ALSTOM doit rembourser à la Banque émettrice ou, le cas échéant, au syndicat bancaire (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) au titre de cet Engagement (hors commissions de garantie et de Contre-garantie impayées, intérêts de retard et accessoires dus par ALSTOM) ;

•	au crédit : le montant des sommes dont la Banque émettrice ou le syndicat bancaire (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) a pu obtenir le remboursement ou la

récupération au titre de cet Engagement (hors commissions de garantie et de Contre-garantie impayées, intérêts de retard et accessoires dus par ALSTOM), soit auprès d’ALSTOM, de la filiale concernée ou de tout tiers (à l’exclusion dans le cadre d’un syndicat bancaire, des sommes reçues par la Banque émettrice des Banques au titre de leur participation en risque) ;

Pour les Cautions émises en euro, la « perte indemnisable » est égale au solde débiteur du compte de pertes. Elle s’exprime en euro. Pour les Cautions émises en devise, la « perte indemnisable » est égale au solde débiteur du compte de pertes exprimé en euro; la conversion des sommes dues, remboursées ou récupérées en devise étant opérée sur la base du cours indiqué dans la Notification relative à la Caution qui se rapporte à l’Engagement.

Pour les Cautions exprimées en devise, la « perte courante » est égale au solde débiteur du compte de pertes converti en euro ; [au cours « spot » de la Banque émettrice au jour du calcul qui devra être communiqué à la C.F.D.I.]; la conversion des sommes dues, remboursées ou récupérées en devise étant opérée sur la base du cours du jour des paiements ou des encaissements, ce cours étant le taux de change « spot » de la Banque émettrice qui devra être communiqué à la C.F.D.I. par la Banque émettrice.

b.	Calcul de l’indemnité :

Pour les Cautions émises en euro, le montant de l’indemnité payable au titre de la Contre-garantie est égal à 65% (quotité contre-garantie) de la perte indemnisable.

Pour les Cautions émises en devise, le montant de l’indemnité payable au titre de la Contre-garantie est égal au plus petit des deux montants suivants : (i) 65% (quotité contre-garantie) de la perte indemnisable et (ii) la perte courante.

c.	Paiement de l’indemnité :

Le paiement de l’indemnité est effectué, sous réserve du respect des dispositions de la Notice par la Banque émettrice, dans les 30 (trente) jours suivant la date de demande d’indemnisation, conformément aux dispositions de l’article 14.

Le versement de l’indemnité n’a pas pour conséquence de relever la Banque émettrice des obligations mises à sa charge par la Notice.

3. Subrogation

La Banque émettrice reconnaît que tout paiement d’une indemnité au titre de la Contre-garantie a pour effet de subroger la C.F.D.I. à due concurrence dans tous ses droits et actions sur la Créance.

La Banque émettrice s’engage à fournir à la C.F.D.I., sur simple demande et sous la forme raisonnablement requise par la C.F.D.I., les preuves de la subrogation intervenue et notamment les quittances subrogatives que celle-ci jugerait nécessaires. Elle s’oblige, dans les mêmes conditions, à faire ses meilleurs efforts pour lui remettre tous titres et documents ou à procéder à tout endos, transferts ou cessions utiles à l’exercice effectif de sa subrogation.

La Banque émettrice renonce expressément à se prévaloir des dispositions de l’article 1252 du Code Civil qui instituent un droit de préférence au profit du subrogeant.

La C.F.D.I. et la Banque émettrice (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) s’engagent à se tenir mutuellement informées de leurs diligences et à négocier de bonne foi les conditions de l’octroi éventuel à l’une d’entre elles d’un mandat de recouvrement dans leur intérêt commun.

4.	Récupérations

Les récupérations s’entendent de toutes sommes recouvrées auprès d’ALSTOM, de la filiale concernée ou de tiers (à l’exclusion dans le cadre d’un syndicat bancaire, des sommes reçues par la Banque émettrice des Banques au titre de leur participation en risque), qu’il s’agisse de la restitution pure et simple du montant des sommes dues au titre des Engagements, ou d’éventuels commissions, intérêts ou dommages et intérêts.

Les récupérations effectuées après le paiement d’une indemnité sont partagées selon la quotité contre-garantie (65% - 35%) entre la C.F.D.I. et la Banque émettrice tant que l’une des parties n’a pas été totalement remboursée. Lorsqu’une partie a été totalement remboursée, les récupérations ultérieures sont affectées en totalité à la partie à laquelle des sommes restent dues.

La Banque émettrice s’engage (directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file) à signaler à la C.F.D.I. dans un délai de dix jours les récupérations intervenues et à lui reverser le montant à elle dû sur les sommes effectivement récupérées, dans le même délai.

Pour effectuer le partage pari passu entre la CFDI et la Banque émettrice des sommes récupérées après paiement de la Contre-garantie, les sommes reçues d’ALSTOM au titre d’un Engagement sont, quelle que soit l’affectation donnée par ALSTOM, affectées à l’apurement, dans l’ordre : (i) des commissions de garantie et de Contre-garantie et autres commissions mentionnées à l’article 12.2, (ii) de la Créance, (iii) des intérêts de retard et (iv) de toutes autres sommes dues par ALSTOM à la Banque émettrice.

5.	Remboursement de l’indemnité

Si, après versement d’une indemnité, il est établi que la Contre-garantie n’aurait pas dû être mise en jeu, l’indemnité ou l’excédent éventuel perçu doit être remboursé par la Banque émettrice dans les 10 (dix) jours suivant la date de l’ordre de reversement qui lui est adressé par la C.F.D.I.

De même, en cas d’insolvabilité d’ALSTOM, la Banque émettrice doit rembourser l’indemnité si la Créance n’est pas admise au passif du redressement judiciaire ou de la liquidation judiciaire d’ALSTOM, à proportion du montant pour lequel la Créance concernée de la Banque émettrice est définitivement rejetée.

6. Corruption

Toute condamnation de la Banque émettrice ou des Banques par une décision de justice définitive rendue sur la base des dispositions des articles 435-2 et suivants du code pénal, entraîne la déchéance des droits que confère la Notice et la résiliation de la Contre-garantie. Si des indemnités ont été versées, leur montant devra être restitué par la Banque émettrice ou les Banques. En outre, la mise en jeu de la Contre-garantie sera suspendue en cas de condamnation en première instance de la Banque émettrice ou des Banques sur la base des dispositions précitées du code pénal.

La Banque émettrice et les Banques seront chacune tenues, sous peine de déchéance de la Contre-garantie, d’informer la C.F.D.I. dans les meilleurs délais de toute condamnation pénale prononcée à leur encontre sur la base des dispositions précitées.

ARTICLE 17 - PRISE D’EFFET ET RÉSILIATION DE LA NOTICE

La Notice prend effet à compter de la date qui figure en tête de la Notice.

Elle pourra être résiliée à tout moment, à l’expiration d’un délai de 3 (trois) mois à compter de la date mentionnée au paragraphe ci-dessus, sous réserve d’un préavis de 3 (trois) mois, notifié par l’État à la C.F.D.I. Nonobstant toute résiliation, les Banques émettrices pourront, dans les conditions prévues aux présentes, présenter toute demande au titre de toute Contre-garantie relative à une Caution ayant fait l’objet d’une Notification avant la date de prise d’effet de la résiliation.

ARTICLE 18 - DROIT APPLICABLE ET JURIDICTION

Le droit applicable à la Notice est le droit français.

Toutes contestations nées à l’occasion de l’application de la Notice seront soumises aux Tribunaux compétents de Paris auxquels il est fait attribution de juridiction.

ANNEXE 1 A LA NOTICE

Modèle de lettre d’adhésion

à adresser par chaque Banque émettrice et chaque Banque à la C.F.D.I.

C.F.D.I.

Activités Institutionnelles

de Natexis Banques Populaires

45, rue Saint-Dominique

75007 PARIS

A l’attention de MM. Michaud ou Rochard

Paris, le / /

Objet	: Notice du / / relative à la Contre-garantie des Cautions émises pour le compte d’ALSTOM ou celui de ses filiales

Messieurs,

Nous nous référons à la Notice du / / qui nous a été adressée par          concernant la procédure de Contre-garantie des engagements d’ALSTOM, garantie par l’État, au titre des garanties et cautions bancaires émises pour son compte ou celui de ses filiales.

Nous vous confirmons que nous souhaitons adhérer à cette procédure, étant entendu que nous sommes susceptibles d’en bénéficier directement, en tant que Banque émettrice, ou indirectement en tant que Banque membre d’un syndicat bancaire.

Nous vous marquons, par la présente, notre accord sur les termes de la Notice du / / et sur les obligations que nous souscrivons par cette adhésion.

Nous nous engageons notamment, lorsque nous agissons dans le cadre d’un syndicat bancaire, à ne pas opérer de modification de la répartition du risque entre les banques membres de ce syndicat autrement qu’en accord avec les stipulations de la Notice.

Nous avons bien noté que la procédure de Contre-garantie n’a pas vocation à couvrir des garanties et cautions au-delà d’une durée de sept ans à partir de leur date d’émission. Si, au-delà de cette durée, nous acceptons une prorogation ou un renouvellement, nous assurerons nous-mêmes les conditions de cette prorogation ou de ce renouvellement.

Vous trouverez en annexe toutes les conditions financières des commissions visées aux articles 12.1 et 12.2, dont nous nous engageons à vous communiquer toute modification. Vous trouverez également en annexe le nom et les coordonnées des correspondants en charge du suivi de notre participation.

Nous restons à votre disposition pour tout complément d’information et nous vous prions d’agréer, Messieurs, l’assurance de notre considération distinguée.

Signataire dûment habilité

ANNEXE 2 A LA NOTICE

Modèle de Notification à adresser par la Banque émettrice à la C.F.D.I.

(directement ou, le cas échéant, par l’intermédiaire de l’agent ou du chef de file)

✓	pour la première Notification d’une Caution (*)

✓	pour la modification d’une Notification relative à une Caution déjà notifiée (*)

(*) rayer la mention inutile

C.F.D.I

Activités Institutionnelles

de Natexis Banques Populaires

45, rue Saint-Dominique

75007 PARIS

A l’attention de MM. Michaud ou Rochard

Paris, le / /

Objet	: Notification relative à la Contre-garantie des Cautions émises pour le compte d’ALSTOM ou celui de ses filiales

Messieurs,

Dans le cadre de la Notice du    /    /     , nous vous prions, en tant que [Banque émettrice, agent ou chef de file] de bien vouloir enregistrer la Notification suivante :

Termes de la Notification d’une Caution

Terms of a Guarantee’s Notification

✓	Numéro d’ordre de la Caution (fourni par ALSTOM) Serial number of the Guarantee (provided by ALSTOM)	✓

I. Contrat / Contract

✓	Nom de l’acheteur Buyer’s name	✓
✓	Objet du Contrat Purpose of the Contract	✓

✓	Date du Contrat (jj/mm/aaaa) Date of the Contract (dd/mm/yyyy)	✓

✓	Montant du Contrat libellé dans la devise du Contrat Contract Amount denominated in the currency of the Contract	✓

✓	Pays de l’acheteur Buyer’s country	✓

✓	Durée du Contrat Duration of the Contract	✓

✓	Date d’extinction des obligations contractuelles garanties par la Caution (jj/mm/aaaa) Termination date of contractual obligations covered by the Guarantee (dd/mm/yyyy)	✓

II. Caution / Guarantee

✓	Date d’émission de la Caution (jj/mm/aaaa) Issuing date of the Guarantee (dd/mm/yyyy)	✓

✓	Objet de la Caution (garantie de soumission, de restitution d’acomptes, de bonne fin, de retenue de garantie, etc…)
	Type of Guarantee (bid bond, advance payment guarantee, performance guarantee, retention money guarantee, etc …)	✓

✓	Nom de la Banque émettrice Name of the Issuing Bank	✓

✓	Répartition du risque [contre-garanti] entre Banques (nom des Banques et pourcentages) Sharing of [counter-guaranteed] risk among Banks (name of the Banks and percentages)	✓ ✓ ✓ ✓

✓	[Répartition du risque non contre-garanti entre Banques (nom des Banques et pourcentages)]	✓

✓	[Sharing of non counter-guaranteed risk among Banks (name of the Banks and percentages)]

✓	Date contractuelle d’extinction de la Caution (jj/mm/aaaa) Expiration date of the Guarantee (dd/mm/yyyy)	✓

✓	Nouvelle date de validité de la Caution en cas de prorogation ou de renouvellement (jj/mm/aaaa) New expiration date of the Guarantee after extension or renewal (dd/mm/yyyy)	✓
✓

Mainlevée de la Caution (dates (jj/mm/aaaa) et montants en euro si la Caution a été émise en euro ou montants en devise si la Caution a été émise en devise)

Amortisation of the Guarantee (dates (dd/mm/yyyy) and amounts in euro if the Guarantee was issued in euro or in currency if the Guarantee was issued in currency)

✓

Pour les Cautions émises en euro / for Guarantees issued in euro :

✓	Montant de la Caution Guarantee amount	✓

Pour les Cautions émises en devises / for Guarantees issued in other currencies :

✓	Devise de la Caution Currency of the Guarantee	✓

✓	Montant de la Caution en devise Guarantee amount in currency	✓

✓

Cours de conversion de la devise de la Caution, conformément aux conditions d’émission des Cautions exprimé avec 5 (cinq) chiffres significatifs (4 dans le cas de la Livre Sterling), [tel que publié par la Banque Centrale Européenne [2 (deux)] jours avant la date d’émission de la Caution], sous la forme :

EUR 1 = (DEV)

Exchange rate of the Guarantee’s currency, according to the issue conditions expressed with 5 (five) digits (four in the case of Sterling) [as published by the European Central Bank [2 (two)] days before the issuing date of the Guarantee], as per the following form :

EUR 1 = (CURRENCY)

✓

✓	Contrevaleur en euro du montant en devise de la Caution Euro countervalue of the currency amount of the Guarantee	✓

✓

Taux annuel de la commission de garantie fixé par la Banque au titre de la quotité non contre-garantie de la Caution

Yearly rate of the guarantee fee as determined by the Bank for the non counter-guaranteed portion of the Guarantee

✓

✓	Taux annuel de la commission de contre-garantie due à la C.F.D.I. Yearly rate of the counter-guarantee fee due to C.F.D.I.	✓

✓	Modalités de perception de la commission de contre-garantie Payment terms of the counter-guarantee fee	✓

✓	Détails, si communiqué par ALSTOM, des garanties attachées à l’Engagement Particulars, if communicated by ALSTOM, of alls guarantees and sureties attached to ALSTOM’s Commitment	✓

Nous vous confirmons que toutes les Banques mentionnées dans cette Notification ont formellement adhéré aux termes de la Notice.

Nous restons à votre disposition pour tout complément d’information et nous vous prions d’agréer, Messieurs, l’assurance de notre considération distinguée.

Signataire dûment habilité

SCHEDULE 4

ELIGIBILITY CRITERIA FOR BONDING GUARANTEES

Part A

GENERAL ELIGIBILITY CRITERIA

To be eligible for issuance as a Bonding Guarantee under this Agreement, an instrument (as used herein, a Proposed Bonding Guarantee)

(a)	must be issued by an Issuing Bank;

(b)	must be a standby letter of credit or a bond (including in either case a bid, advance payment, or retention payment or performance bond, or any performance related instrument as set out in the definition of “instrument” in paragraphs 1 and 2 of the Basle Agreement), a surety, a guarantee, or a first demand guarantee (including, in respect of any of the foregoing, instructions to issue such instruments and counter guarantees to local issuing or correspondent banks) in such form as is acceptable to the Issuing Bank;

(c)	must satisfy the following criteria:

(i)	must have a beneficiary which is a sovereign state, a central bank, a public, quasi-public or private entity (including without limitation a customs authority or subcontractor of a Guaranteed Subsidiary) which is:

(A)	not, in the opinion of the Issuing Bank, unfavourably known amongst the business community; and

(B)	not ALSTOM or a Subsidiary of ALSTOM;

(C)	established in a country whose legal and judiciary system is acceptable to the Issuing Bank having regard to fairness in the treatment of disputes which could arise from the issue of and/or performance under the Bonding Guarantee (and in any case a country that is not excluded by the CFDI Notice as of the date of the Request;

(d)	must be in a language acceptable to the relevant Issuing Bank and, if not in English or French and if so required by that Issuing Bank, must also be accompanied by an English or French translation, on which the Issuing Bank shall be entitled to rely;

(e)	must include terms for or permit payment of any calls thereunder in a manner that is acceptable to the Issuing Bank;

(f)	must be related to the execution and/or performance by a Company Subsidiary of a commercial contract of an industrial nature entered into by such Company Subsidiary within the ordinary course of its business;

(g)	must not have as its purpose the replacement or the extension of any existing guarantee (it being understood that such criterion shall not prevent the issue of a Bonding Guarantee under a contract in respect of which bonding guarantees or Bonding Guarantees have already been issued which may be additional or different in nature from such existing guarantee(s) or Bonding Guarantee(s));

(h)	must have terms and conditions which are consistent with usual market practice (including, without limitation, in respect of governing law, currency, banks’ liability and jurisdiction clause);

(i)	must not be transferable to any third party (except by way of merger, spin-off or any other similar operation) unless authorised by the Majority Banks;

(j)	must have a duration of no more than seven years from its Issue Date (other than a Bonding Guarantee of unlimited duration relating to a contract under which the guaranteed obligations in respect of such Proposed Bonding Guarantee are required to be performed within such seven year period);

(k)	if issued in relation to one or several GT24/26 turbines, must be accompanied by certification by the Company and the Guaranteed Subsidiary that no dispute is pending; provided that a Bonding Guarantee may be issued in relation to one or several GT24/26 turbines in respect of which the relevant Guaranteed Subsidiary is unable to certify no judicial or non-judicial dispute is pending if such issuance will not result in a breach of the Facility Limits set out under Clause 2.2(g).

Part B

TRANCHE A ELIGIBILITY CRITERIA

In respect of any request for the issue of a Tranche A Bonding Guarantee, in addition to the criteria set out under Part A (a) through (k) above, the following additional criteria must be satisfied:

(a)	there shall be no legal or regulatory prohibition to:

(i)	issue such Proposed Bonding Guarantees affecting the relevant Tranche A Issuing Bank; or

(ii)	participate in any such Proposed Bonding Guarantee affecting any one Tranche A Participating Bank; and

(b)	the principal amount of the Proposed Bonding Guarantee shall be in a minimum amount equal to €1,500,000 (or its equivalent in the relevant Optional Currency calculated at the Applicable Exchange Rate).

Part C

TRANCHE B ELIGIBILITY CRITERIA

In respect of any request for the issue of any Tranche B Bonding Guarantee, in addition to the criteria set out under Part A(a) through (l) above, the following additional criteria must be satisfied:

(a)	there shall be no legal, regulatory or internal prohibition to issue such Proposed Bonding Guarantee affecting the relevant Tranche B Issuing Bank; and

(b)	the principal amount of the Proposed Bonding Guarantee must be equal to or lower than €1,500,000 (or its equivalent in the relevant Optional Currency calculated at the Applicable Exchange Rate).

provided that, each Tranche B Issuing Bank may, in its sole discretion, waive any of the foregoing Tranche B Eligibility Criteria in respect of any Tranche B Bonding Guarantees issued by it.

SCHEDULE 5

GT24/26 TURBINES CONTRACTS

GT24/GT26 FLEET COMMERCIAL STATUS

Performance Settlement Agreements	Gilbert (1) Monterrey II (2) Rosarito (2) ANP (14) Monterrey III (3 + 1) Hermosillo (1) Hai Fu (4) Lake Road (3)	Bayside (1) Island Cogen (1) La Paloma (4) Termobahia (1)	Chiba Mill(1) RDK (1) Taranaki (1) Castejon (1) Shoreham (1) Senoko (1) Tocopilla (1) Enfield (1)	Dock Sud (1) Coryton (2) San Roque (2) Besos (2) Ringsend (1) Swanbank (1) Staythorpe (4) Bowin (2) Bang Bo (1)
Subtotal	38		25
Agreements in principle.			Rocksavage (2)
Subtotal	0		2
In Negotiation.	Poryong (8)		Senoko II (2)
Subtotal	8		2
Customer Litigation	Milford (2) Burgin (2)	Agawam (1)
Subtotal	5		0
Tot. number per eng. Type	51		29

SCHEDULE 6

Part A

FORM OF GUARANTEED SUBSIDIARY ACCESSION AGREEMENT

To:    [                        ] as Facility Agent

From: [PROPOSED GUARANTEED SUBSIDIARY] and ALSTOM HOLDINGS

Date: [                ]

ALSTOM HOLDINGS - €3,500,000,000 Bonding Guarantee Facility Agreement dated 29 August 2003 (the Bonding Guarantee Facility Agreement)

We refer to clause 40.15 of the Bonding Guarantee Facility Agreement.

Capitalised terms used in the Bonding Guarantee Facility Agreement shall bear the same meanings in this Guaranteed Subsidiary Accession Agreement unless given a different meaning in this Guaranteed Subsidiary Accession Agreement.

We, [name of company] of [                ], agree to become a Guaranteed Subsidiary and to be bound by the terms of the Bonding Guarantee Facility Agreement in all respects as a Guaranteed Subsidiary, in accordance with clause 40.15 of the Bonding Guarantee Facility Agreement.

We hereby appoint ALSTOM Holdings as our lawful agent to act in our name and on our behalf in accordance with clause 2.5 of the Bonding Guarantee Facility Agreement and authorise it to do all other acts and things and to execute and deliver all such other documents necessary or incidental thereto in connection with the transactions contemplated thereunder.

We acknowledge and agree to the direct recourse of the Banks against us pursuant to, among other things, clause 15 of the Bonding Guarantee Facility Agreement.

We hereby appoint ALSTOM Ltd (and any successor thereof) as our agent for service of process in England pursuant to clause 47.5 of the Bonding Guarantee Facility Agreement and in accordance with the terms and conditions of the appointment letter dated [] August 2003 between the Company and ALSTOM Ltd.

We confirm the correctness of the representations and warranties in respect of ourselves as Guaranteed Subsidiary contained in Clause 25 and, save for the warranty contained in Clause 25.1(l) and 25.1(t) of the Bonding Guarantee Facility Agreement, agree that they are repeated by virtue of the delivery of this Guaranteed Subsidiary Accession Agreement.

This Guaranteed Subsidiary Accession Agreement is governed by and construed in accordance with English law.

By:

[PROPOSED GUARANTEED SUBSIDIARY]

Authorised Signatory

We confirm that the indemnity of ALSTOM Holdings contained in Clause 15 of the Bonding Guarantee Facility Agreement extends to all obligations incurred or to be incurred under the Finance Documents by [proposed Guaranteed Subsidiary].

We confirm the correctness of the representations and warranties in respect of [•] as a Guaranteed Subsidiary in clause 25 of the Bonding Guarantee Facility Agreement, save for the warranty contained in clause 25.1(l) and 25.1(t) and agree that they are repeated by virtue of the delivery of this Guaranteed Subsidiary Accession Agreement.

By:

ALSTOM HOLDINGS

Authorised Signatory

[FACILITY AGENT]

By:

Part B

FORM OF TRANSFER CERTIFICATE

To:    [                ] as Facility Agent

From: [THE TRANSFEROR BANK] and [THE TRANSFEREE BANK] Date: [                ]

ALSTOM HOLDINGS - €3,500,000,000 Bonding Guarantee Facility Agreement dated 29 August 2003 (the Bonding Guarantee Facility Agreement)

We refer to clause 40.12 of the Bonding Guarantee Facility Agreement.

1. Capitalised terms used in the Bonding Guarantee Facility Agreement shall bear the same meanings in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2. We [                                             ] (the Transferor Bank) and [                            ] (the Transferee Bank) agree to the Transferor Bank and the Transferee Bank novating the Transferor Bank’s [Tranche A][and][Tranche B] [Commitment(s) (or part)] and[/pro rata participations in the Tranche A Bonding Guarantees] [and all rights and obligations as a [Tranche A Participating Bank] [Tranche A] [Tranche B] [Issuing Bank] [with a Commitment equal to [●]] and rights and obligations referred to in the Schedule.

3. The specified date for the purposes of clause 40.12(c) is [date of transfer].

4. The Facility Office and address for notices of the Transferee Bank for the purposes of clause 46.1 of the Bonding Guarantee Facility Agreement are set out in the Schedule.

5. By signing below, the Transferee Bank undertakes to adhere at all times with the CFDI Notice.

6. This Transfer Certificate is governed by and construed in accordance with English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[Insert relevant details - in accordance with Clause 40]

[Transferee Bank]

[Facility Office	Address for notices]

Execution

[Transferor Bank]	[Transferee Bank] [ ]

[Facility Agent]

for itself and on behalf of the Finance Parties (except the Transferee and Transferor Banks), the Company and the Guaranteed Subsidiaries, all in accordance with clause 40.12(b)

By:	By:	By:

Date:	Date:	Date:

Acknowledged

[Facility Agent]

By:

Date:

SCHEDULE 7

CALCULATION OF MANDATORY COSTS

1. The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each relevant period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Unpaid Sum) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Facility Agent. This percentage will be certified by that Bank in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Unpaid Sums made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Unpaid Sum:

AB + C(B – D) + E X 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to an Unpaid Sum in any currency other than sterling:

E X 0.01 per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Mandatory Cost) payable for the relevant period on the Unpaid Sum.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(a)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(b)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Facility Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13. The Facility Agent may from time to time, after consultation with the Company and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 8

MATERIAL SUBSIDIARIES

ALSTOM Australia Ltd

ALSTOM Power Holdings Ltd

ALSTOM Brasil Ltda

ALSTOM Canada Inc

ALSTOM Power Centrales

ALSTOM Power Turbomachines

ALSTOM Power SA

ALSTOM T&D SA

ALSTOM Transport SA

Chantiers de l’Atlantique

ALSTOM DDF SA

ALSTOM GmbH

ALSTOM Power Conversion GmbH

ALSTOM LHB GmbH

ALSTOM Energietechnik GmbH

ALSTOM Power AG

ALSTOM Power Generation AG

ALSTOM Power Boiler GmbH

ALSTOM Ferroviaria Spa

ALSTOM Power Italia Spa

ALSTOM KK

ALSTOM Power Asia Pacific Sdn Bdh

ALSTOM Power Mexico SA de CV

ALSTOM Power Monterrey III SA

ALSTOM NV

ALSTOM Transporte, SA

ALSTOM Power Sweden AB

ALSTOM Schweiz AG

ALSTOM Contracting Ltd

ALSTOM Ltd

ALSTOM Power Ltd

ALSTOM Power UK Ltd

ALSTOM UK

ALSTOM UK Holdings Ltd

ALSTOM Power Inc

ALSTOM T&D Inc

(former ALSTOM USA Inc)

ALSTOM Transportation Inc

SCHEDULE 9

DOCUMENTS TO BE DELIVERED

Part A

CONDITIONS PRECEDENT: TO BE DELIVERED ON OR BEFORE THE

SIGNING DATE

The following documents shall be delivered to the Facility Agent, each in form and substance reasonably satisfactory to it and to each Bank in pdf form on request to the Facility Agent:

1. A copy of the constitutional documents of the Company, together with an extrait K-bis of the Register of Commerce and Companies for the Company dated no more than one month prior to the date of the Agreement.

2. A copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement, the Finance Documents and any related documents to which it is a party (together with additional resolutions as required, relating to the Company Subsidiaries listed in Schedule 1 Part C and their possible accession hereunder).

3. Copies of all documents evidencing necessary corporate authorisations of the Company with respect to the execution, delivery and performance of this Agreement, the Finance Documents and any related documents to which it is a party.

4. A specimen of the signature of each person authorised to sign this Agreement and the Finance Documents on behalf of the Company and to sign and/or despatch all documents, Requests and other notices to be signed and/or despatched by the Company under or in connection with this Agreement.

5. A copy of any other authorisation or other document, opinion or assurance which any Mandated Lead Arranger considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

6. A certificate as at a date no earlier than the date of this Agreement of an authorised signatory of the Company certifying that each copy document delivered under this Part A of Schedule 9 is correct, complete and in full force and effect.

7. Evidence that the process agent referred to in Clause 47.5 has accepted its appointment for the purposes of that clause.

8. Copies of the latest publicly available annual consolidated accounts and statutory (unconsolidated) accounts of ALSTOM.

9. Copies of the latest publicly available statutory audited unconsolidated accounts of the Company.

10. A solvency certificate in respect of ALSTOM signed by the Chief Executive Officer of ALSTOM.

11. A solvency certificate in respect of the Company and the Material Subsidiaries signed by the Président Directeur Général of the Company or his delegate.

12. A legal opinion of Lovells, legal advisers to the Company, as to French law and addressed to each of the Finance Parties.

13. A legal opinion of Freshfields Bruckhaus Deringer, legal advisers to the Mandated Lead Arrangers, as to English law.

14. A copy of the temporary waiver received from Royal Bank of Scotland (Industrial Leasing) Limited and AssetFinance March (A) Limited dated 11 April 2003 relating to the breach of financial covenants occurring under the project known as the “Northern Line”.

Part B

TO BE DELIVERED BY EACH ACCEDING COMPANY SUBSIDIARY

The following documents shall be delivered to the Facility Agent, each in form and substance reasonably satisfactory to it and to each Bank in pdf form upon request to the Facility Agent:

1. A Guaranteed Subsidiary Accession Agreement duly executed by the Company Subsidiary acceding to this Agreement (the acceding Company Subsidiary) and the Company.

2. A copy of the constitutional documents of the acceding Company Subsidiary.

3. If applicable, an extract from the relevant Register of Companies, commercial registry or similar office in respect of the acceding Company Subsidiary.

4. A copy of a resolution of the Board of Directors of the Company approving the terms of the Agreement and the transactions contemplated hereby as they relate to the acceding Company Subsidiary (if that Company Subsidiary is not listed on the Signing Date on Schedule 1 Part C), together with all documents evidencing necessary corporate authorisations (if any) of the acceding Company Subsidiary with respect to the execution and delivery and performance of this Agreement, the Finance Documents and any related documents to which it is a party.

5. A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Guaranteed Subsidiary Accession Agreement or for the validity and enforceability of any Finance Document.

6. A specimen of the signature of each person authorised pursuant to the resolution referred to in paragraph 4 above to execute the Guaranteed Subsidiary Accession Agreement.

7. A certificate of an authorised signatory of the acceding Company Subsidiary certifying that each copy document specified in this Part B of Schedule 9 is correct, complete and in full force and effect as at a date no earlier than the date of the Guaranteed Subsidiary Accession Agreement.

8. Evidence that the process agent referred to in Clause 47.5 has accepted its appointment for the purposes of that clause in respect of the acceding Company Subsidiary.

9. A copy of the two most recent (management or statutory, as the case may be) annual financial statements of the acceding Company Subsidiary.

10. A legal opinion of legal advisers acceptable to the Facility Agent in the jurisdiction of incorporation of the acceding Company Subsidiary (which may in any case be the in-house legal counsel to the acceding Company Subsidiary), addressed to the Finance Parties.

SCHEDULE 10

FORM OF NOTICE OF DEMAND

[Letterhead of the Issuing Bank]

For the attention of [•]

[Name of ALSTOM Holdings/Guaranteed Subsidiary]

[Address of ALSTOM Holdings/Guaranteed Subsidiary]

Copy to:

HSBC Bank plc as the Facility Agent

Level 17, 8 Canada Square

London E14 5HQ

United Kingdom

Fax: +44 20 7991 4348

Attention: Debt Finance, Support & Agency Services

On [•]

Dear Sirs,

BONDING GUARANTEE FACILITY AGREEMENT DATED 29 AUGUST 2003 (THE BONDING GUARANTEE FACILITY AGREEMENT) / BONDING GUARANTEE ISSUED ON [•] IN FAVOUR OF [•] IN AN AMOUNT EQUAL TO [•] (THE BONDING GUARANTEE)

We refer to the Bonding Guarantee Facility Agreement and in particular clause 15 of that agreement.

Capitalised terms used in the Bonding Guarantee Facility Agreement shall bear the same meanings in this notice unless given a different meaning in this notice.

Pursuant to clause 15.3 and 15.4, we hereby give notice of demand and request that you pay us the sum of [•] (amount to be written in full in both words and figures and specifying currency of payment) immediately and in any event no later than the 2nd Business Day following receipt of this notice, by way of bank transfer to our account number [•] opened with [•] in [•].

Please find enclosed herewith a copy of the demand made under the Bonding Guarantee by the Beneficiary.

Yours faithfully,

SCHEDULE 11

FORM OF TRANCHE A ISSUING BANK CONSOLIDATED DEMAND

Date:

To:     [                        ] as Facility Agent

From: [                        ] as Tranche A Issuing Bank

ALSTOM HOLDINGS - €3,500,000,000 Bonding Guarantee Facility Agreement dated 29 August 2003 (the “Bonding Guarantee Facility Agreement”)

We refer to clause 16 (Indemnity and Participation of the Tranche A Participating Banks) of the Bonding Guarantee Facility Agreement.

Capitalised terms used in the Bonding Guarantee Facility Agreement shall bear the same meanings in this Tranche A Issuing Bank Consolidated Demand (unless given a different meaning in this Tranche A Issuing Bank Consolidated Demand).

We hereby demand payment of the following Demand Amounts (listed and totalled by the relevant currency of payment):

Tranche A Issuing Bank’s Reference Number	Facility Agent’s Reference Number	Beneficiary	Currency[1]	Demand Amount
				[	•]
				[	•]
				[	•]
				[	•]
				[	•]
				[	•]
				[	•]

Total [Currency] Demand Amount				[Currency][•]

[1]	One consolidated demand to be made per day for each currency.

SCHEDULE 12

EXISTING SECURITY

1.	USD 84,150,000 pledged deposit (dépôt gage espèces) in favour of Crédit Agricole Indosuez, related to the ship known as R8 (ex Renaissance).

2.	EUR 78,558,120 on escrow account (convention de dépôt séquestre) at Société Générale, with EDF and ALSTOM Holdings as counterparties, related to the sale of ALSTOM’s share in FIGLEC to EDFI.

3.	EUR 49,852,000 on pledged deposit (dépôt de garantie) in favour of Crédit Lyonnais, corresponding to the level of overcollateralisation required as of 28 February 2003 for the T&D securitisation programme of existing receivables.

SCHEDULE 13

COMPANY SUBSIDIARIES RELEVANT TO CERTAIN INTERESTED

DIRECTORS

Directorships exercised by Marc Haestier

FUNCTION	STRUCTURE	COMPANY	COUNTRY
Director	Board of Directors	ALSTOM Mauritius Ltd	Mauritius Island
Director	Board of Directors	ALSTOM Finance Jersey Limited	Jersey
Director	Board of Directors	ALSTOM Offshore Limited	Jersey

Directorships exercised by Philippe Jaffré

FUNCTION	STRUCTURE	COMPANY	COUNTRY
None	None	None	N/A

SCHEDULE 14

FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY LETTER

[Letterhead of Transferor Bank/Company]

To:

[insert name and address of Potential Transferee Bank/Potential Acceding Bank]

Re: Bonding Guarantee Facility Agreement dated 29 August 2003 (the Agreement)

[•]: Date: [Amount:]

Dear Sirs

We understand that you are considering entering into the Facility as a [Transferee Bank/ Issuing Bank/ Tranche A Participating Bank/Facility Agent/other] (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to any person except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Consolidated Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2. Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or any other transaction under which payments are to be made by reference to the Agreement or the Obligors or any member of the Consolidated Group, so long as that person has delivered a letter to you in equivalent form to this letter; and

(c)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3. Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(c) above.

5. Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment, transfer or novation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all

Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6. No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(c)	neither we, nor any member of the Consolidated Group nor any of our respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(d)	we or members of the Consolidated Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7. No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8. Inside Information

You acknowledge that some or all of the Confidential Information (including in particular the information defined as “Confidential Information” under clause 41 of the Agreement); is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9. Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each Obligor and each other member of the Consolidated Group.

10. Third Party Rights

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any other provision of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11. Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and each of the parties hereto submits to the non-exclusive jurisdiction of the English courts.

12. Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means any information relating to the Obligors, any member of the Consolidated Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Consolidated Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality and includes in particular the information defined as “Confidential Information” under clause 41 of the Agreement;

Permitted Purpose means considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Transferor Bank/Company]

To: [Transferor Bank/Company]

       Each Obligor and each other member of the Consolidated Group

We acknowledge and agree to the above:

For and on behalf of [Potential Transferee Bank/Potential Acceding Bank]

SIGNATORIES

The Company

ALSTOM HOLDINGS

By:	/S/ Marc Haestier
Name:	Marc Haestier

Title:	Director of Funding and Treasury

Mandated Lead Arrangers

BNP PARIBAS

By:	/S/ Guylaine Dyevre
Name:	Guylaine Dyevre

Title:	Global Relationship Manager

CCF

By:	/S/ Yves Fontaine	By:	/S/ Emmanuel Remy
Name:	Yves Fontaine	Name:	Emmanuel Remy

Title:	Directeur A.G.C.	Title:	Director

CRÉDIT AGRICOLE INDOSUEZ

By:	/S/ Vincent Bourlet	By:	/S/ Jacques Masson
Name:	Vincent Bourlet	Name:	Jacques Masson

Title:	Senior Banker	Title:	Director

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/S/ Alain Poulet
Name:	Alain Poulet

Title:	Executive Vice President

CRÉDIT LYONNAIS

By:	/S/ Jean-Pierre Jacquier
Name:	Jean-Pierre Jacquier

Title:	Head of Department

NATEXIS BANQUES POPULAIRES

By:	/S/ Antoine Mangin	By:	/S/ Laurent Gillet
Name:	Antoine Mangin	Name:	Laurent Gillet

Title:	Chargé d’Affaires	Title:	Directeur

SOCIÉTÉ GÉNÉRALE

By:	/S/ Didier Miaume
Name:	Didier Miaume

Title:	Directeur Division Biens d’Equipement

Tranche A Issuing Banks

BNP PARIBAS

By:	/S/ Guylaine Dyevre
Name:	Guylaine Dyevre

Title:	Global Relationship Manager

CCF

By:	/S/ Yves Fontaine	By:	/S/ Emmanuel Remy
Name:	Yves Fontaine	Name:	Emmanuel Remy

Title:	Directeur A.G.C.	Title:	Director

CRÉDIT AGRICOLE INDOSUEZ

By:	/S/ Vincent Bourlet	By:	/S/ Jacques Masson
Name:	Vincent Bourlet	Name:	Jacques Masson

Title:	Senior Banker	Title:	Director

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/S/ Alain Poulet
Name:	Alain Poulet

Title:	Executive Vice President

CRÉDIT LYONNAIS

By:	/S/ Jean-Pierre Jacquier
Name:	Jean-Pierre Jacquier

Title:	Head of Department

NATEXIS BANQUES POPULAIRES

By:	/S/ Antoine Mangin	By:	/S/ Laurent Gillet
Name:	Antoine Mangin	Name:	Laurent Gillet

Title:	Chargé d’Affaires	Title:	Directeur

SOCIÉTÉ GÉNÉRALE

By:	/S/ Didier Miaume
Name:	Didier Miaume

Title:	Directeur Division Biens d’Equipement

Tranche A Participating Banks

BNP PARIBAS

By:	/S/ Guylaine Dyevre
Name:	Guylaine Dyevre

Title:	Global Relationship Manager

CCF

By:	/S/ Yves Fontaine	By:	/S/ Emmanuel Remy
Name:	Yves Fontaine	Name:	Emmanuel Remy

Title:	Directeur A.G.C.	Title:	Director

CRÉDIT AGRICOLE INDOSUEZ

By:	/S/ Vincent Bourlet	By:	/S/ Jacques Masson
Name:	Vincent Bourlet	Name:	Jacques Masson

Title:	Senior Banker	Title:	Director

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/S/ Alain Poulet
Name:	Alain Poulet

Title:	Executive Vice President

CRÉDIT LYONNAIS

By:	/S/ Jean-Pierre Jacquier
Name:	Jean-Pierre Jacquier

Title:	Head of Department

NATEXIS BANQUES POPULAIRES

By:	/S/ Antoine Mangin	By:	/S/ Laurent Gillet
Name:	Antoine Mangin	Name:	Laurent Gillet

Title:	Chargé d’Affaires	Title:	Directeur

SOCIÉTÉ GÉNÉRALE

By:	/S/ Didier Miaume
Name:	Didier Miaume

Title:	Directeur Division Biens d’Equipement

Tranche B Issuing Banks

BNP PARIBAS

By:	/S/ Guylaine Dyevre
Name:	Guylaine Dyevre

Title:	Global Relationship Manager

CCF

By:	/S/ Yves Fontaine	By:	/S/ Emmanuel Remy
Name:	Yves Fontaine	Name:	Emmanuel Remy

Title:	Directeur A.G.C.	Title:	Director

CRÉDIT AGRICOLE INDOSUEZ

By:	/S/ Vincent Bourlet	By:	/S/ Jacques Masson
Name:	Vincent Bourlet	Name:	Jacques Masson

Title:	Senior Banker	Title:	Director

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/S/ Alain Poulet
Name:	Alain Poulet

Title:	Executive Vice President

CRÉDIT LYONNAIS

By:	/S/ Jean-Pierre Jacquier
Name:	Jean-Pierre Jacquier

Title:	Head of Department

NATEXIS BANQUES POPULAIRES

By:	/S/ Antoine Mangin	By:	/S/ Laurent Gillet
Name:	Antoine Mangin	Name:	Laurent Gillet

Title:	Chargé d’Affaires	Title:	Directeur

SOCIÉTÉ GÉNÉRALE

By:	/S/ Didier Miaume
Name:	Didier Miaume

Title:	Directeur Division Biens d’Equipement

Facility Agent

HSBC BANK PLC

By:	/S/ Emmanuel Remy
Name:	Emmanuel Remy

Title:	As Attorney